As filed with the U.S. Securities and Exchange Commission on September 25, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ridgetech, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	5122	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5th Floor, Building 6, No. 100, 18th Street, Baiyang Sub-district,

Qiantang District, Hangzhou City, Zhejiang Province

People’s Republic of China, 310008
+86-571-88219579

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

28 Liberty St.

New York, NY 10005

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Yan Zhang, Esq.

Norton Rose Fulbright US LLP

One Embarcadero Center, Suite 1050

San Francisco, CA 94111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2025

Up to [●] Ordinary Shares

Ridgetech, Inc.

This prospectus relates to the offer and sale of ordinary shares, par value US$0.001 per share (the “ordinary shares”), of Ridgetech, Inc. (the “Company”) at an offering price of US$[●] per share, for aggregate gross proceeds of up to US$5,000,000. This is a best efforts self-underwritten public offering. Our ordinary shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “RDGT.” On September 24, 2025, the last reported sale price of our ordinary shares on Nasdaq was US$1.37 per share. The recent market price used throughout this prospectus may not be indicative of the actual offering price. We expect to close the offering on or about [●], 2025. This offering will be terminated by [●], 2025, provided that the closing(s) of the offering for all of the ordinary shares registered hereby have not occurred by such date, and may not be extended.

Because there is no minimum offering amount required as a condition to close this offering, we may sell fewer than all of the ordinary shares offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of ordinary shares sufficient to pursue the business goals outlined in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of ordinary shares offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors” in this prospectus and “Item 3. Key Information — D. Risk Factors” in our most recent annual report on Form 20-F for the fiscal year ended March 31, 2025 for more information.

This prospectus refers to (i) Ridgetech, Inc., the Cayman Islands holding company, as “we”, “our”, “us”, or the “Company”, (ii) the Company’s subsidiaries, as “our subsidiaries,” which are domiciled in China and conducting business operations in China, as our or the “PRC operating entities.” See “Prospectus Summary — Overview” for a group organizational chart.

We are a Cayman Islands holding company with no operations of our own and not a PRC operating company. Our operations are conducted in China by the PRC operating entities. Investors in our securities are not purchasing equity interests in our subsidiaries but instead are purchasing equity interests in the ultimate Cayman Islands holding company. Therefore, you will not directly hold any equity interests in our operating companies. For risks facing our Company as a result of our organizational structure and doing business in China, see “Risk Factors—Risks Related to Doing Business in China” in this prospectus. We completed certain Restructuring Transactions in February 2025, as described under “Prospectus Summary – Our Company” in this prospectus. Following these Restructuring Transactions, we directly hold 100% equity interests in our subsidiaries, and we do not currently use a variable interest entity (“VIE”) structure.

We face legal and operational risks associated with having all our operations in China, which could significantly limit or completely hinder our ability to offer securities to investors and cause the value of our securities to significantly decline or be worthless. The Chinese government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business. Therefore, investors of our company and our business face potential uncertainty from the PRC government. Changes in China’s economic, political or social conditions or government policies could materially adversely affect our business and results of operations. These risks could result in a material change in our operations and/or the value of our ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. In particular, recent statements and regulatory actions by China’s government, such as those related to the use of variable interest entities and data security or anti-monopoly concerns, as well as the Public Company Accounting Oversight Board (the “PCAOB”)’s ability to inspect our auditors, may impact our Company’s ability to conduct our business, accept foreign investments, or be listed on a U.S. or other foreign stock exchange. See “Risk Factors — Risks Related to Doing Business in China — Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements. In addition, uncertainties with respect to the PRC legal system could adversely affect us” and “Risk Factors — Risks Related to Doing Business in China — Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition” in this prospectus.

As of the date of this prospectus, we and our subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor have any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, Zhejiang Minhe Law Firm, we are not subject to cybersecurity review by the Cyberspace Administration of China, or the CAC, since our current business operations do not typically involve the collection or possession of personal information, it is unlikely for us to have over one million users’ personal information and we do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. We are not subject to network data security review by the CAC if Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”) are enacted as proposed, because we currently do not have over one million users’ personal information, we do not collect data that affect or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affect or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “Trial Measures”) and five supporting guidelines (collectively, the “Overseas Listings Rules”), which became effective on March 31, 2023. These rules propose to establish a new filing-based regime to regulate overseas offerings and listings by Chinese domestic companies. Under the Overseas Listings Rules, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offering or listing application. Since the date of effectiveness of the Trial Measures, the domestic enterprises otherwise subject to filing that have been listed overseas or met the following circumstances are considered existing enterprises: the application of such enterprises for indirect overseas securities issuance and listing has been approved by the applicable overseas regulators or overseas stock exchanges (e.g., an applicable registration statement has been declared effective by the SEC) before the effectiveness of the Trial Measures, and are not required to re-perform issuance and listing supervision procedures with the overseas regulators or overseas stock exchanges, and the overseas issuance and listing of such enterprises will be completed by September 30, 2023. Existing enterprises are not required to file immediately, and filing should be made as required if they conduct refinancing activities or other matters requiring filings in the future. In the opinion of our PRC legal counsel, Zhejiang Minhe Law Firm, as this offering constitutes a consequent offering by us, we are required to file with the CSRC in accordance with the Trial Measures within three days after this offering is completed. We cannot assure you that we can complete the required filing procedures with the CSRC or any other approvals or complete other compliance procedures in a timely manner, or at all, or that any completion of filing or approval or other compliance procedures would not be rescinded. Any such failure would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory authorities may impose restrictions and penalties on the operations in China, significantly limit or completely hinder our ability to launch any new offering of our securities, limit our ability to pay dividends outside of China, delay or restrict the repatriation of the proceeds from future capital raising activities into China, or take other actions that could materially and adversely affect our business, results of operations, financial condition and prospects, as well as the trading price of our ordinary shares. Furthermore, the PRC government authorities may further strengthen oversight and control over listings and offerings that are conducted overseas. Any such action may adversely affect our operations and significantly limit or completely hinder our ability to offer or continue to offer securities to you and cause the value of such securities to significantly decline or be worthless. See “Risk Factors—Risks Relating to Doing Business in China—Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements. In addition, uncertainties with respect to the PRC legal system could adversely affect us” in this prospectus.

In addition, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act (“HFCAA”) if the PCAOB determines that it cannot inspect the workpapers prepared by our auditor, and that as a result an exchange may determine to delist our securities. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law as part of the fiscal year 2023 omnibus spending legislation on December 29, 2022 and reduced the period of time for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions. Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S., pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor, YCM CPA Inc., is headquartered in California and has been inspected by the PCAOB. Our auditor is not subject to the determination issued by the PCAOB on December 16, 2021. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors — Risks Related to Doing Business in China — Our auditor, YCM CPA Inc., is headquartered in California, and is subject to inspection by the PCAOB on a regular basis. To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our company become located in China, the PCAOB may not be able inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection and our ordinary shares could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act” in this prospectus.

Our Cayman Islands holding company has not declared or paid dividends or made any distributions to our shareholders in the past, nor were any dividends or distributions made by a subsidiary to the Cayman Islands holding company. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We intend to keep any future earnings to finance the expansion of our business, and we do not have any current plan to declare or pay any dividends on our ordinary shares in the foreseeable future. See “Risk Factors — Risks Related to an Investment in Our Securities—To date, we have not paid any cash dividends and we do not estimate to distribute any cash dividends in the foreseeable future” in this prospectus. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will rely on payments from our PRC subsidiaries, and the distribution of such payments to Renovation Investment (Hong Kong) Co., Ltd. (“Renovation”) and Ridgeline International Limited (“Ridgeline”), and then to our Company.

Subject to certain contractual, legal and regulatory restrictions, and our internal cash management policy, cash and capital contributions may be transferred among our Cayman Islands holding company and our subsidiaries. If needed, our Cayman Islands holding company can transfer cash to our PRC subsidiaries through loans and/or capital contributions, and our PRC subsidiaries can transfer cash to our Cayman Islands holding company through issuing dividends or other distributions.

Our holding company, subsidiaries, and, prior to the Restructuring Transactions, our consolidated VIEs, have generally operated independently and transferred funds in connection with capital raising activities. We raised $17.5 million in our IPO in April 2010 and an additional $46.9 million through various financings from 2015 to 2025. Historically, the proceeds were primarily provided to our subsidiaries and VIEs in the form of loans. As of the date of this prospectus, the total amounts invested in and lent by the Company to its subsidiaries and historical VIEs are approximately $27.5 million and $8.7 million, respectively. Following the Restructuring Transactions, we expect to fund our subsidiaries primarily through equity contributions rather than loans.

Additionally, prior to the Restructuring Transactions, Zhejiang Jiuxin Medicine Co., Ltd., a PRC limited liability company and wholly owned indirect subsidiary (“Jiuxin Medicine”), was the major supplier to Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., a PRC limited liability company and our historical VIE (“Jiuzhou Pharmacy”). Jiuzhou Pharmacy transferred funds to pay off the debts owed to Jiuxin Medicine as a result of merchandise purchases. In the last three fiscal years, the annual amount of purchases by Jiuxin Medicine from Jiuzhou Pharmacy ranged from approximately $70 million to $90 million. Prior to the Restructuring Transactions, all the sales and purchases between Jiuxin Medicine and Jiuzhou Pharmacy were eliminated as internal transactions, and the ending balances owed to/from the VIEs were eliminated in the balance sheets. Following the Restructuring Transactions including the divestiture of our retail pharmacy business, Jiuxin Medicine signed a three-year supply agreement with Jiuzhou Pharmacy and is expected to serve as a major supplier to Jiuzhou Pharmacy over the next three years.

Our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiate a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of our Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred.

PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us, and as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiaries, Ridgeline and Renovation. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Ridgeline and Renovation only out of their respective accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. See “Risk Factors —Risks Related to Our Corporate Structure—We rely principally on dividends paid by our consolidated operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our consolidated PRC entities to pay dividends to us could have a material adverse effect on our ability to conduct our business” in this prospectus.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in complying with the administrative requirements necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our ordinary shares. See “Risk Factors — Risks Related to Doing Business in China — Our subsidiaries are subject to restrictions on making payments to us” in this prospectus.

Additionally, under the PRC Enterprise Income Tax Law and its implementing regulations, if we are deemed a PRC resident enterprise, we may be subject to a 25% enterprise income tax on our worldwide income and face PRC reporting obligations, and it remains uncertain whether dividends we receive from our subsidiaries would qualify for tax exemption as “dividends between qualified resident enterprises.” If we are treated as a non-resident enterprise, dividends we receive from our PRC subsidiaries may be subject to a 5% or 10% withholding tax depending on treaty eligibility, which could reduce the amount of funds available for distribution to our shareholders, and dividends paid by us to non-resident enterprise investors or gains realized by them on the transfer of our shares may also be subject to a 10% PRC tax if considered PRC-sourced income. In addition, under the State Administration of Taxation issued the Notice on Strengthening the Administration of Enterprise Income Tax on Share Transfer Income of Non-Resident Enterprises No. 698 (“Circular 698”), PRC tax authorities may disregard offshore holding structures and impose PRC tax on indirect transfers of PRC companies if the structure lacks reasonable commercial purpose, creating uncertainty for offshore arrangements. See “Prospectus Summary — Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences” and “Risk Factors — Risks Related to Doing Business in China — Dividends we receive from our subsidiaries located in the PRC may be subject to PRC withholding tax” in this prospectus.

To the extent cash is located in the PRC or within a PRC domiciled entity and may need to be used to fund operations outside of the PRC, the funds may not be available due to limitations placed on us and our subsidiaries by the PRC government. To the extent cash in and assets of the business is in the PRC or a PRC entity, the funds and assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash and assets.

We are a “foreign private issuer”, each as defined under federal securities laws, as amended, and, as such, will be subject to reduced public company reporting requirements.

Investing in our ordinary shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 12 of this prospectus to read about factors you should consider before buying our ordinary shares.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us.

The date of this prospectus is        , 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus but incorporated by reference as described below under the heading “Incorporation of Certain Information by Reference.” You may read the registration statement and the other reports we file with the SEC at the SEC’s website described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from what is contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any securities other than the ordinary shares offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Our financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods.

ii

COMMONLY USED DEFINED TERMS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Allright” is to Allright (Hangzhou) Internet Technology Co. Ltd, a PRC limited liability company formed on April 19, 2021, a wholly-owned subsidiary of Ridgeline;

●	“China” or the “PRC” is to the People’s Republic of China, excluding the special administrative regions of Hong Kong and Macau and Taiwan for the purposes of this prospectus only;

●	“Exchange Act” is to the Securities Exchange Act of 1934, as amended;

●	“fiscal year” is to the period from April 1 to March 31 of the next calendar year;

●	“Jiutong Medical” is to Hangzhou Jiutong Medical Technology Co., Ltd, a PRC limited liability company formed on December 20, 2011, a wholly-owned subsidiary of Renovation;

●	“Jiuxin Medicine” is to Zhejiang Jiuxin Medicine Co., Ltd., a PRC limited liability company formed on December 31, 2003, a wholly-owned subsidiary of Renovation;

●	“Jiuyi Technology” is to Hangzhou Jiuyi Medical Technology Co. Ltd., a PRC limited liability company formed on September 10, 2015, a wholly-owned subsidiary of Renovation;

●	“PRC operating entities” are to Shouantang Technology, Jiutong Medical, Jiuyi Technology, Jiuxin Medicine and Allright, the Company’s indirect wholly owned subsidiaries in China and their respective subsidiaries;

●	“RMB” and “Renminbi” are to the legal currency of China;

●	“Renovation” is to Renovation Investment (Hong Kong) Co., Ltd., a company incorporated in Hong Kong, a wholly-owned subsidiary of the Company;

●	“Ridgeline” is to Ridgeline International Limited, a company incorporated in Hong Kong, a wholly-owned subsidiary of the Company;

●	“shares” or “ordinary shares” are to the ordinary shares of the Company, par value $0.001 per share;

●	“SEC” is to the U.S. Securities Exchange Commission;

●	“Securities Act” is to the Securities Act of 1933, as amended;

●	“Shouantang Technology” is to Zhejiang Shouantang Medical Technology Co., Ltd., a PRC limited liability company formed on July 16, 2010, a wholly-owned subsidiary of Renovation;

●	“US$,” “U.S. dollars,” “$” and “dollars” are to the legal currency of the United States; and

●	“we,” “us,” “our Company,” or the “Company”, is to Ridgetech, Inc., formerly known as China Jo-Jo Drugstores, Inc., an exempted company incorporated and registered in the Cayman Islands with limited liability, and its predecessor China Jo-Jo Drugstores, Inc., a Nevada corporation, and its consolidated subsidiaries, and any subsidiaries controlled by contract and therefore deemed as variable interest entities under U.S. GAAP.

iii

PROSPECTUS SUMMARY

The summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus and the documents incorporated therein by reference. You should read carefully the entire documents, including our financial statements and related notes, to understand our business, the ordinary shares, and the other considerations that are important to your decision to invest in our securities. You should pay special attention to the “Risk Factors” section of this prospectus.

Overview

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no operations of our own, our operations are conducted in China through our wholly owned indirect PRC subsidiaries, Shouantang Technology. Jiutong Medical, Jiuyi Technology, Jiuxin Medicine and Allright, and their respective subsidiaries. This is an offering of securities of the offshore holding company in the Cayman Islands, instead of securities of the operating entities in China. Investors in our securities are not purchasing equity interests in our subsidiaries but instead are purchasing equity interests in the ultimate Cayman Islands holding company. Therefore, you will not directly hold any equity interests in the operating entities. The Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. For risks facing our Company and this offering as a result of our organizational structure, see “Risk Factors—Risks Related to Doing Business in China” in this prospectus.

The following diagram illustrates our corporate structure as of the date of this prospectus.

We are subject to certain legal and operational risks associated with having the majority of our operations in China, which could significantly limit or completely hinder our ability to offer securities to investors and cause the value of our securities to significantly decline or be worthless. See “Risk Factors—Risks Related to Doing Business in China—Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements. In addition, uncertainties with respect to the PRC legal system could adversely affect us” in this prospectus. Recently, the PRC government adopted a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

Permissions Required from PRC Authorities

As of the date of this prospectus, we and our subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, Zhejiang Minhe Law Firm, we are not subject to cybersecurity review by the CAC, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. We are not subject to network data security review by the CAC if the Security Administration Draft is enacted as proposed, because we currently do not have over one million users’ personal information, we do not collect data that affect or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affect or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft. See “Risk Factors—Risks Related to Doing Business in China—Compliance with China’s new Data Security Law, Measures on Cybersecurity Review, Personal Information Protection Law (second draft for consultation), regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business” in this prospectus.

On February 17, 2023, the CSRC issued the Overseas Listings Rules, which became effective on March 31, 2023. These rules propose to establish a new filing-based regime to regulate overseas offerings and listings by Chinese domestic companies. Under the Overseas Listings Rules, Chinese domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offering or listing application. Since the date of effectiveness of the Trial Measures, the domestic enterprises otherwise subject to filing that have been listed overseas or met the following circumstances are considered existing enterprises: the application of such enterprises for indirect overseas securities issuance and listing has been approved by the applicable overseas regulators or overseas stock exchanges (e.g., an applicable registration statement has been declared effective by the SEC) before the effectiveness of the Trial Measures, and are not required to re-perform issuance and listing supervision procedures with the overseas regulators or overseas stock exchanges, and the overseas issuance and listing of such enterprises will be completed by September 30, 2023. Existing enterprises are not required to file immediately, and filing should be made as required if they conduct refinancing activities or other matters requiring filings in the future. In the opinion of our PRC legal counsel, Zhejiang Minhe Law Firm, as this offering constitutes a consequent offering by us, we are required to file with the CSRC in accordance with the Trial Measures within three days after this offering is completed. We cannot assure you that we can complete the required filing procedures with the CSRC or any other approvals or complete other compliance procedures in a timely manner, or at all, or that any completion of filing or approval or other compliance procedures would not be rescinded. Any such failure would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory authorities may impose restrictions and penalties on the operations in China, significantly limit or completely hinder our ability to launch any new offering of our securities, limit our ability to pay dividends outside of China, delay or restrict the repatriation of the proceeds from future capital raising activities into China, or take other actions that could materially and adversely affect our business, results of operations, financial condition and prospects, as well as the trading price of our ordinary shares. Furthermore, the PRC government authorities may further strengthen oversight and control over listings and offerings that are conducted overseas. Any such action may adversely affect our operations and significantly limit or completely hinder our ability to offer or continue to offer securities to you and cause the value of such securities to significantly decline or be worthless. See “Risk Factors—Risks Relating to Doing Business in China—Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements. In addition, uncertainties with respect to the PRC legal system could adversely affect us” in this prospectus.

If we do not receive or maintain any required approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, ordered to suspend our relevant business and rectify, prohibited from engaging in relevant business, or subject to an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

HFCAA

In addition, trading in our securities may be prohibited under the HFCAA if the PCAOB determines that it cannot inspect the workpapers prepared by our auditor, and that as a result an exchange may determine to delist our securities. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law as part of the fiscal year 2023 omnibus spending legislation on December 29, 2022, and reduced the period of time for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions. Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S., pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor, YCM CPA Inc., is headquartered in California and has been inspected by the PCAOB. Our auditor is not subject to the determination issued by the PCAOB on December 16, 2021. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors — Risks Related to Doing Business in China —Our auditor, YCM CPA Inc., is headquartered in California, and is subject to inspection by the PCAOB on a regular basis. To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our company become located in China, the PCAOB may not be able inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection and our ordinary shares could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act” in this prospectus.

Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences

Cash flows have occurred between our Cayman Islands holding company and our subsidiaries. Our holding company, subsidiaries, and, prior to the Restructuring Transactions, our consolidated VIEs, have generally operated independently and transferred funds in connection with capital raising activities. We raised $17.5 million in our IPO in April 2010 and an additional $46.9 million through various financings from 2015 to 2025. Historically, the proceeds were primarily provided to our subsidiaries and VIEs in the form of loans. As of the date of this prospectus, the total amounts invested in and lent by the Company to its subsidiaries and historical VIEs are approximately $27.5 million and $8.7 million, respectively. Following the Restructuring Transactions, we expect to fund our subsidiaries primarily through equity contributions rather than loans.

Additionally, prior to the Restructuring Transactions, Jiuxin Medicine was the major supplier to Jiuzhou Pharmacy. Jiuzhou Pharmacy transferred funds to pay off the debts owed to Jiuxin Medicine as a result of merchandise purchases. In the last three fiscal years, the annual amount of purchases by Jiuxin Medicine from Jiuzhou Pharmacy ranged from approximately $70 million to $90 million. Prior to the Restructuring Transactions, all the sales and purchases between Jiuxin Medicine and Jiuzhou Pharmacy were eliminated as internal transactions, and the ending balances owed to/from the VIEs were eliminated in the balance sheets. Following the Restructuring Transactions including the divestiture of our retail pharmacy business, Jiuxin Medicine signed a three-year supply agreement with Jiuzhou Pharmacy and is expected to serve as a major supplier to Jiuzhou Pharmacy over the next three years.

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to Ridgetech, Inc. and Ridgetech, Inc. has not made any dividends or distributions to U.S. investors. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the PFIC rules, the gross amount of distributions we make to investors with respect to our ordinary shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Our board of directors has discretion on whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that the company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We are an exempted company with limited liability incorporated and registered in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us, and as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiaries, Ridgeline and Renovation.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Ridgeline and Renovation, as applicable, only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. See “Risk Factors —Risks Related to Our Corporate Structure—We rely principally on dividends paid by our consolidated operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our consolidated PRC entities to pay dividends to us could have a material adverse effect on our ability to conduct our business” in this prospectus.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in complying with the administrative requirements necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our ordinary shares. See “Risk Factors — Risks Related to Doing Business in China —Our subsidiaries are subject to restrictions on making payments to us” in this prospectus.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. Under the current PRC Enterprise Income Tax Law (the “EIT Law”), and the implementation regulations for the EIT Law issued by China’s State Council, effective as of January 1, 2008, if the PRC tax authorities determine that we are a resident enterprise for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of twenty five percent (25%) on our respective worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, although the EIT Law provides that “dividends, bonuses and other equity investment proceeds between qualified resident enterprises” is exempted income, and the implementing rules of the EIT Law refer to “dividends, bonuses and other equity investment proceeds between qualified resident enterprises” as the investment proceeds obtained by a resident enterprise from its direct investment in another resident enterprise, it is still unclear whether any dividends we may receive from our current subsidiaries would be classified as “dividends between qualified resident enterprises” and therefore qualify for tax exemption. See “Item 10. Additional Information—E. Taxation” in our most recent annual report on Form 20-F for the fiscal year ended March 31, 2025.

If we are treated as a non-resident enterprise under the EIT Law, any dividends that we receive from Allright, and historically received from Jiuxin Investment (assuming such dividends are deemed to be sourced from within the PRC) (i) may be subject to a five percent (5%) PRC withholding tax, provided that we own more than twenty five percent (25%) of the registered capital of Allright or Jiuxin Investment incessantly within twelve (12) months immediately prior to obtaining such dividends from Allright or Jiuxin Investment, as applicable, and if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “Arrangement”) is applicable, or (ii) if the Arrangement does not apply (i.e. the PRC tax authorities may deem us to be a conduit not entitled to treaty benefits), may be subject to a ten percent (10%) PRC withholding tax. Similarly, if we are treated as a non-resident enterprise, and Renovation is treated as a resident enterprise, then any dividends that we receive from Renovation (assuming such dividends were considered sourced within the PRC) may be subject to a ten percent (10%) PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, that we could pay to our shareholders. See “Risk Factors — Risks Related to Doing Business in China —Dividends we receive from our subsidiaries located in the PRC may be subject to PRC withholding tax” in this prospectus.

Finally, the new “resident enterprise” classification could result in a situation in which a ten percent (10%) PRC tax is imposed on dividends we pay to our investors that are non-resident enterprises so long as such non-resident enterprise investors do not have an establishment or place of business in China or, despite the existence of such establishment of place of business in China, the relevant income is not effectively connected with such establishment or place of business in China, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of our shares by such investors is also subject to a ten percent (10%) PRC income tax if such gain is regarded as income derived from sources within China. In such event, we may be required to withhold a ten percent (10%) PRC tax on any dividends paid to our investors that are non-resident enterprises. Our investors that are non-resident enterprises also may be responsible for paying PRC tax at a rate of ten percent (10%) on any gain realized from the sale or transfer of our common shares in certain circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain.

Moreover, the State Administration of Taxation issued the Notice on Strengthening the Administration of Enterprise Income Tax on Share Transfer Income of Non-Resident Enterprises No. 698 (“Circular 698”) on December 10, 2009, which reinforces taxation on transfer of non-listed shares by non-resident enterprises through overseas holding vehicles. Circular 698 applies retroactively and was deemed to be effective as of January 2008. Pursuant to Circular 698, where (i) a foreign investor who indirectly holds equity interest in a PRC resident enterprise through an offshore holding company indirectly transfers equity interests in a PRC resident enterprise by selling the shares of the offshore holding company, and (ii) the offshore holding company is located in a jurisdiction where the effective tax rate is lower than twelve and a half percent (12.5%) or where the offshore income of its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that PRC resident enterprise with certain relevant information within thirty (30) days of the transfer. The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and there is no reasonable commercial purpose other than avoidance of PRC enterprise income tax, the tax authorities will have the power to conduct a substance-over-form re-assessment of the nature of the equity transfer. A reasonable commercial purpose may be established when the overall offshore structure is set up to comply with the requirements of supervising authorities of international capital markets. If the State Administration of Taxation’s challenge of a transfer is successful, they will deny the existence of the offshore holding company that is used for tax planning purposes. Since Circular 698 has a brief history, there is uncertainty as to its application.

To the extent cash is located in the PRC or within a PRC domiciled entity and may need to be used to fund operations outside of the PRC, the funds may not be available due to limitations placed on us and our subsidiaries by the PRC government. To the extent cash in and assets of the business is in the PRC or a PRC entity, the funds and assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash and assets.

Our Company and the Restructuring Transactions

We are a wholesale distributor of pharmaceutical and other healthcare products in the PRC. As further described below, the wholesale business is primarily conducted through subsidiaries of Renovation including Jiuxin Medicine acquired by us in August 2011, and Allright acquired by us in February 2025.

Under the name of China Jo-Jo Drugstores, Inc., the Company was originally founded as a retail pharmacy business and subsequently ventured into the wholesale business in 2011 through the acquisition of Jiuxin Medicine. Prior to the Restructuring Transactions, we operated our pharmacies (including the medical clinics) through our historical VIEs including Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”), Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership) (“Jiuzhou Clinic”), and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. (“Jiuzhou Service”), which we controlled contractually through Zhejiang Jiuxin Investment Management Co. Ltd. (“Jiuxin Investment”). We also had a herb farming business cultivating and wholesaling herbs used for traditional Chinese medicine (“TCM”) prior to the Restructuring Transactions (as defined below). This business was conducted through Hangzhou Qianhong Agriculture Development Co., Ltd. (“Qianhong Agriculture”), a wholly-owned subsidiary of Jiuxin Investment.

In the first quarter of 2025, the Company completed strategic restructuring of its overall business, aiming to transition from a high-cost retail segment to a wholesale-focused model by expansion of its wholesale business through acquisition of Allright and divestiture of its retail drugstores business. Pursuant to that certain Equity Exchange Agreement with Renovation, Mr. Lei Liu, Ms. Li Qi, and Oakview International Limited (“Oakview”), dated January 31, 2025, Renovation transferred all equity in Jiuxin Investment to Oakview, in exchange for irrevocable surrender for no consideration by Mr. Liu, Ms. Qi, Oakview and their affiliates in total 2,548,353 ordinary shares back to us (the “Divestiture”). Concurrently on January 31, 2025, we entered into that certain Equity Exchange Agreement with Mr. Lingtao Kong and Ridgeline, pursuant to which the Company acquired from Mr. Kong all of the issued and outstanding ordinary shares of Ridgeline, the direct parent company of Allright, by issuing 2,225,000 ordinary shares to Mr. Kong (the “Acquisition”, and together with the Divestiture, the “Restructuring Transactions”). The Restructuring Transactions were approved by our shareholders at our annual general meeting of shareholders held on February 25, 2025, and were closed on February 28, 2025. Following the consummation of the Divestiture, Jiuxin Investment and all entities owned or controlled by Jiuxin Investment, including each of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, are owned or controlled indirectly by Mr. Liu and Ms. Qi. As the result of the Restructuring Transactions, the Company currently operates primarily in the wholesale business selling pharmaceutical products to trading companies and other businesses.

We currently operate in the offline wholesale distribution of pharmaceutical products primarily to local buyers, while also engaging in online sales through both our self-operated and third-party platforms to customers nationwide. Since August 2011, we have operated a wholesale business through Jiuxin Medicine, distributing third-party pharmaceutical products, including prescription and over-the-counter (“OTC”) drugs, nutritional supplements, TCM, personal and family care products, and medical devices, as well as convenience products, including consumable, seasonal, and promotional items primarily to trading companies throughout China. Jiuxin Medicine is wholly owned by Renovation.

As discussed above, Allright was acquired by us in February 2025. Allright operates in the B2B sector, providing wholesale distribution and online sales through self-operated and third-party platforms, with a focus on pharmaceuticals, medical devices, health foods, cosmetics, and daily necessities.

As result of the Restructuring Transactions in February 2025, we no longer operate in the retail pharmacy business or the herb farming business.

Corporate Information

Our principal executive office is located at 5th Floor, Building 6, No. 100, 18th Street, Baiyang Sub-district, Qiantang District, Hangzhou City, Zhejiang Province, and China. Our main telephone number is +86-571-88219579. Our website is www.ridgetch.com. We routinely post important information on our website. The information contained on our website is not a part of this prospectus.

Our transfer agent is Equiniti Trust Company, LLC, whose address is 48 Wall Street, Floor 23 New York, NY 10005, and whose telephone number is (800) 468-9716.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information and the risks and uncertainties summarized below, the risks described under the “Risk Factors” section beginning on page 12 of this prospectus, and the risk factors contained in any applicable prospectus supplement or in the other documents that are filed after the date hereof and incorporated by reference in this prospectus before making an investment in our securities. Below is a summary of the principal risks and uncertainties we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” in this prospectus.

Risks Related to Our Business

Risks and uncertainties related to our business include, but are not limited to, the following:

●	We face significant competition, and if we do not compete successfully against existing and new competitors, our revenue and profitability could be materially and adversely affected.

●	We may not be able to timely identify or otherwise effectively respond to changing customer preferences, and we may fail to optimize our product offering and inventory position.

●	The continued penetration of counterfeit products into the pharmaceutical market in China may damage our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects.

●	We may not able to effectively grow our wholesale business organically and may not realize all of the anticipated benefits from growing through acquisitions.

●	Our business relies on a limited number of key customers, which may change from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

●	We may face challenges in recovering accounts receivable from Jiuzhou Pharmacy and associated clinics following the Restructuring Transactions and in maintaining the supply relationship between Jiuxin Medicine and Jiuzhou Pharmacy, which we expect will continue to generate a substantial portion of our revenue in the near term. The loss of this relationship could have a material adverse effect on our business, financial condition, and results of operations.

●	The operating results of our wholesale business have fluctuated, and we cannot assure that our strategic initiatives will lead to sustained revenue growth or profitability in the coming years.

●	We heavily depend on third-party electronic platforms for our online sales, the capacity of which may restrict our growth and the failure of which could adversely affect our business, financial condition and results of operations.

Risks Related to Our Corporate Structure

We face risks and uncertainties relating to our corporate structure in general, including, but not limited to, the following:

●	We rely principally on dividends paid by our consolidated operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our consolidated PRC entities to pay dividends to us could have a material adverse effect on our ability to conduct our business.

Risks Related to Doing Business in China

We face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following:

●	Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

●	Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements. In addition, uncertainties with respect to the PRC legal system could adversely affect us.

●	It may be difficult for U.S. regulators, such as the Department of Justice, the SEC, and other authorities, to conduct investigation or collect evidence within China.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us or our management based on United States or other foreign laws.

●	Our subsidiaries are subject to restrictions on making payments to us.

●	Dividends we receive from our subsidiaries located in the PRC may be subject to PRC withholding tax.

●	Our auditor, YCM CPA Inc., is headquartered in California, and is subject to inspection by the PCAOB on a regular basis. To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our company become located in China, the PCAOB may not be able inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection and our ordinary shares could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act.

●	We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

Risks Relating to an Investment in Our Securities

In addition to the risks described above, we are subject to general risks and uncertainties relating to our ordinary shares and the trading market, including, but not limited to, the following:

●	We may need additional capital, and the sale of equity securities could result in dilution to our shareholders, while debts may require us to make covenants restricting how we operate.

●	To date, we have not paid any cash dividends and we do not estimate to distribute any cash dividends in the foreseeable future.

●	Nasdaq may delist our ordinary shares from trading on the Nasdaq Capital Market for failing to maintain a minimum bid price of $1.00 or for other noncompliance with Nasdaq listing requirements, which could limit investors’ ability to effect transactions in our ordinary shares and subject us to additional trading restrictions.

●	Although publicly traded, the trading market in our ordinary shares may be substantially less liquid than the average stock quoted on the Nasdaq Capital Market, and such low trading volume may adversely affect the price of our ordinary shares.

●	Our Chairman of the Board owns a substantial portion of our outstanding ordinary shares, which enables him to influence many significant corporate actions, and his interests may not align with those of other shareholders.

Risks Relating to this Offering

●	We are selling this offering without an underwriter and may be unable to sell any shares.

●	The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

●	Because our the offering price of the shares offered hereby is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

The Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is the Cayman Islands, rather than the Nasdaq rules as to certain corporate governance requirements, including the requirement that the issuer have a majority of independent directors, the audit committee, compensation committee, and nominating and corporate governance committee requirements, the requirement to disclose third-party director and nominee compensation, and the requirement to distribute annual and interim reports. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. Nevertheless, there are no significant ways in which our corporate governance practices differ from those followed by domestic companies under the listing standards of Nasdaq other than disclosed below.

NASDAQ Listing Rule 5620(a) requires each issuer to hold an annual meeting of shareholders no later than one year after the end of the issuer’s fiscal year end. However, NASDAQ Listing Rule 5615(a)(3) permits a foreign private issuer like us to follow home country practices in lieu of certain requirements of Listing Rule 5600, provided that such foreign private issuer discloses in its annual report filed with the SEC each requirement of Rule 5600 that it does not follow and describes the home country practice followed in lieu of such requirement. We follow home country practice with respect to annual meetings and may forgo annual shareholder meetings from time to time.

NASDAQ Listing Rule 5635 generally provides that shareholder approval is required of U.S. domestic companies listed on the NASDAQ Capital Market prior to issuance (or potential issuance) of securities (i) equaling 20% or more of the company’s ordinary shares or voting power for less than the greater of market or book value; (ii) relating to certain acquisitions of shares or assets of another company; (iii) resulting in a change of control of the company; and (iv) which is being issued pursuant to a stock option or purchase plan to be established or materially amended or other equity compensation arrangement made or materially amended. Notwithstanding this general requirement, NASDAQ Listing Rule 5615(a)(3) permits foreign private issuers to follow their home country practice rather than these shareholder approval requirements. The Cayman Islands do not require shareholder approval prior to any of the foregoing types of issuances. The Company, therefore, is not required to obtain such shareholder approval prior to entering into a transaction with the potential to issue securities as described above. The Board of Directors of the Company has elected to follow the Company’s home country rules as to such issuances and will not be required to seek shareholder approval prior to entering into such a transaction.

The Offering

Ordinary Shares Outstanding Before this Offering	5,855,009 ordinary shares

Ordinary Shares Offered By Us	Up to [●] ordinary shares

Ordinary Shares Outstanding After This Offering	Up to [●] ordinary shares

Price per Ordinary Share	US$[●] per ordinary share

Best Efforts

We are offering the ordinary shares on a best-efforts basis.

No minimum offering amount is required as a condition to closing this offering. We intend to complete one closing of this offering, but may undertake one or more closings on a rolling basis. We expect to close the offering on [●], 2025. This offering will be terminated by [●], 2025, provided that the closing(s) of the offering for all of the ordinary shares registered hereby have not occurred by such date, and may not be extended.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus and in the other documents incorporated by reference into this prospectus.

Listing	Our ordinary shares are listed on Nasdaq under the symbol “RDGT.”

RISK FACTORS

An investment in our securities involves significant risk. Before making an investment in our securities, you should carefully consider the risk factors set forth in our most recent annual report on Form 20-F for the fiscal year ended March 31, 2025 on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which augment the risk factors set forth in our most recent annual report on Form 20-F for the fiscal year ended March 31, 2025. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to Our Business

We face significant competition, and if we do not compete successfully against existing and new competitors, our revenue and profitability could be materially and adversely affected.

The pharmaceutical distribution industry in China is highly competitive, and we expect competition to intensify in the future. Our primary wholesale competitors include regional and national players. In addition, we may be subject to additional competition from new entrants to the industries in China.

Some of our larger competitors may enjoy competitive advantages, such as:

●	greater financial and other resources;

●	larger variety of products;

●	stronger relations with large pharmaceutical manufacturers;

●	greater pricing flexibility;

●	larger economies of scale and purchasing power;

●	more extensive advertising and marketing efforts;

●	greater knowledge of local market conditions;

●	stronger brand recognition; and

●	larger sales and distribution networks.

As a result of the aforementioned advantages, we may be unable to offer products similar to, or more desirable than, those offered by our competitors, market our products as effectively as our competitors, or otherwise respond successfully to competitive pressures. As competition increases in the markets in which we operate, a significant increase in general pricing pressures could occur, which could require us to reevaluate our pricing structures to remain competitive. Due to stronger relation with certain pharmaceutical manufacturers, our competitors may be able to offer larger discounts on competing products, and we may not be able to profitably match those discounts. Furthermore, our competitors may offer products that are more attractive to our customers or that render our products uncompetitive. In addition, the timing of the introduction of competing products into the market could affect the market acceptance and market share of our products. Our failure to successfully compete could materially and adversely affect our business, financial condition, results of operation, and prospects.

We may not be able to timely identify or otherwise effectively respond to changing customer preferences, and we may fail to optimize our product offering and inventory position.

The pharmaceutical industry in China is rapidly evolving and is subject to rapidly changing customer preferences that are difficult to predict. Our success depends on our ability to anticipate and identify customer preferences, and adapt our product selection to meet these preferences. In particular, we must optimize our product selection and inventory positions based on sales trends. We cannot provide assurance that our product selection, especially our selection of nutritional supplements and food products, will accurately reflect customer preferences at any given time. If we fail to accurately anticipate either the market for our products or customers’ purchasing habits or fail to respond to customers’ changing preferences promptly and effectively, we may not be able to adapt our product selection to customer preferences or make appropriate adjustments to our inventory positions, which could significantly reduce our revenue and have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to establish effective advertising, marketing and promotional programs.

Our success depends on our ability to establish effective advertising, marketing and promotional programs, including pricing strategies implemented in response to competitive pressures and/or to drive demand for our products. Our advertisements are designed to promote our brand, our corporate image and the prices of products available for sale. Our pricing strategies and value propositions must be appropriate for our target customers. If we are not able to maintain and increase the awareness of our brand and the products and services we provide, we may not be able to attract and retain customers and our reputation may also suffer. We expect to incur substantial expenses in our marketing and promotional efforts to both attract and retain customers. However, our marketing and promotional activities may be less successful than we anticipate, and may not be effective at building our brand awareness and customer base. In addition, the government may impose restrictions on how marketing and promotional activities can be conducted. We cannot provide assurance that our current and proposed budget for marketing activities will be adequate to support our future growth. Failure to successfully execute our advertising, marketing and promotional programs may result in material decreases in our revenue and profitability.

Failure to maintain optimal inventory levels could increase our inventory holding costs or cause us to lose sales, either of which could have a material adverse effect on our business, financial condition and results of operations.

We need to maintain sufficient inventory levels to operate our wholesale businesses successfully as well as meet customer expectations. However, we must also guard against the risk of accumulating excess inventory. We are exposed to inventory risks as a result of rapid changes in product life cycles, changing consumer preferences, uncertainty of the success of product launches, seasonality, and manufacturer backorders and other vendor-related problems. We cannot provide assurance that we can accurately predict these trends and events and avoid over-stocking or under-stocking products. In addition, demand for products could change significantly between the time product inventory is ordered and the time it is available for sale.

When we begin selling a new product, it is particularly difficult to accurately forecast product demand. The purchase of certain types of inventory may require significant lead-time. As we carry a broad selection of products and maintain significant inventory levels for a substantial portion of our merchandise, we may be unable to sell such inventory in sufficient quantities or during the relevant selling seasons. Carrying excess inventory could increase our inventory holding costs, and failure to have inventory in stock when a customer orders or purchases it could cause us to lose that order or that customer, either of which could have a material adverse effect on our business, financial condition and results of operations.

The continued penetration of counterfeit products into the pharmaceutical market in China may damage our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects.

Counterfeit products have continued to make their way into the Chinese pharmaceutical market. Counterfeit products are generally sold at lower prices compared to their authentic counterparts due to their low production costs, and in some cases may be very similar in appearance to their authentic counterparts. Counterfeit pharmaceuticals may or may not have the same chemical content as their authentic counterparts, and are typically manufactured without proper licenses or approvals as well as fraudulently mislabeled with respect to their content and/or manufacturer. Although China’s central government has been increasingly active in combating counterfeit pharmaceutical and other products, China does not yet have effective regulatory control or an enforcement system over counterfeit pharmaceutical products. Although we have implemented a series of quality control procedures in our procurement process, we cannot provide assurance that we may not be inadvertently selling counterfeit pharmaceutical products. Any unintentional sale of counterfeit products may subject us to negative publicity, fines and/or other administrative penalties, or may even result in litigation against us. Moreover, the increased distribution of counterfeit products and other products in recent years may reinforce the negative image of drug distributors among consumers in China. The continued proliferation of counterfeit products in China could have a material adverse effect on our business financial condition, and results of operation.

We may not be able to effectively grow our wholesale business organically and may not realize all of the anticipated benefits from growing through acquisitions.

Our wholesale business has experienced significant growth in recent years compared with other businesses; however, to maintain our position in this very competitive market, we need to grow even faster and grab more market share. On February 28, 2025, we completed the acquisition of Ridgeline and its wholly owned subsidiary Allright, which focuses on development of trading on electronic platforms, pursuant to that certain Equity Exchange Agreement with Mr. Lingtao Kong and Ridgeline, concurrently with the divestiture of our retail and online pharmacy businesses. Following the closing of these transactions, we changed our name from “China Jo-Jo Drugstores, Inc.” to “Ridgetech, Inc.”, and we also changed our trading symbol on The Nasdaq Stock Market LLC from “CJJD” to “RDGT”. Effective as of the closing, Mr. Lei Liu and Ms. Li Qi resigned from our board of directors and any other officer positions with us (including Mr. Liu’s role as our Chief Executive Officer), and Mr. Ming Zhao, our Chief Financial Officer, was appointed as our interim Chief Executive Officer to hold such office until a permanent Chief Executive Officer is duly appointed.

We may decide that we need to further grow wholesale business through future acquisitions, which can be expensive and time consuming. There is no assurance that a suitable target can be found in the future or a deal can be reached with a suitable target. If we failed to execute an acquisition, our growth in the wholesale business may be stalled.

Any failure to successfully integrate the business, operations and employees of the acquired companies, including Ridgeline and Allright, or to otherwise realize the anticipated benefits of this and future acquisitions, could harm our results of operations. Our ability to realize these benefits will depend on the timely integration and consolidation of organizations, operations, facilities, procedures, policies, the retention of key employees of the acquired business who are necessary to operate the business, and technologies, and the harmonization of differences in the business cultures between these companies and their personnel. Integration of these businesses will be complex and time-consuming, will involve additional expense and could disrupt our business and divert management’s attention from ongoing business concerns.

In addition, there are substantial risks associated with acquisitions and expansion into new business areas, including the risk that (i) our unfamiliarity with new lines of business may adversely affect the success of such acquisitions, (ii) revenue from such activities might not be sufficient to offset the development, regulatory and other implementation costs, (iii) competing products and services and shifting market preferences might affect the profitability of such activities, and (iv) our internal controls might be inadequate to manage the risks associated with new activities. We may also incur potential dilution of our brand, assumption of known and unknown liabilities, indemnities and potential disputes with the sellers. Any such difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Our business relies on a limited number of key customers, which may change from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

On February 28, 2025, the Divestiture was completed. In accordance with ASC 205-20 (Discontinued Operations), the Company determined that Jiuxin Investment’s business qualified as a discontinued operation and has presented it as such in the audited consolidated financial statements. Financial results for discontinued operations are reported separately from continuing operations. After divestiture of Jiuxin Investment, the internal sales to Jiuzhou Pharmacy were not eliminated in the audited consolidated financial statements. For the fiscal year ended March 31, 2025, the Company had two customers that accounted for more than 10% of the Company’s total sales from continuing operations, which were 67.1% and 18.7%, respectively. For the fiscal year ended March 31, 2024, the Company had two customers that accounted for more than 10% of the Company’s total sales from continuing operations, which were 61.7% and 24.9%, respectively.

Each of these customers may or may not continue to be a customer of the Company going forward. The loss of any key customers could materially and adversely affect our results of operations until such time, if ever, as we are able to replace such key counterparty. Significant customers in any one period may not continue to be significant customers in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that counterparty to the extent that such risks impede such counterparty’s ability to stay in business with us. See also the risks discussed below in “We may face challenges in recovering accounts receivable from Jiuzhou Pharmacy and associated clinics following the Restructuring Transactions and in maintaining the supply relationship between Jiuxin Medicine and Jiuzhou Pharmacy, which we expect will continue to generate a substantial portion of our revenue in the near term. The loss of this relationship could have a material adverse effect on our business, financial condition, and results of operations.”

We may face challenges in recovering accounts receivable from Jiuzhou Pharmacy and associated clinics following the Restructuring Transactions and in maintaining the supply relationship between Jiuxin Medicine and Jiuzhou Pharmacy, which we expect will continue to generate a substantial portion of our revenue in the near term. The loss of this relationship could have a material adverse effect on our business, financial condition, and results of operations.

Historically, the Company has conducted its retail business through Jiuxin Investment and its VIEs, including Jiuzhou Pharmacy and associated clinics (collectively, the “Divested Retail Entities”). Wholesale transactions involving pharmaceutical products from Jiuxin Medicine, another subsidiary of the Company, to the Divested Retail Entities have been consolidated within the Company’s group financial statements.

Following the Restructuring Transactions, including the Divestiture, these historical intercompany balances will be reclassified as third-party balances. As of March 31, 2025, the Divested Retail Entities are expected to have accounts payable to the Company totaling $13.6 million. There is a risk that these receivables may not be fully collected, which could adversely impact the Company’s financial position and liquidity.

Additionally, while Jiuxin Medicine and Jiuzhou Pharmacy have entered into a three-year supply agreement pursuant to the Equity Exchange Agreement for Divestiture. Under the terms of the supply agreement, Jiuxin Medicine agrees to supply pharmaceutical products to Jiuzhou Pharmacy at a price no higher than the lowest wholesale price in the area where Jiuzhou Pharmacy (or the applicable branch thereof) is located. The agreement may be terminated by mutual consent or by either party with one month’s prior written notice in the event of a material change to the other party’s business or operations. Additional termination rights apply in cases of material pricing disputes, provision of false information, force majeure, regulatory non-compliance, reputational harm, or product discontinuation.

There is no guarantee that the supply relationship will continue afterwards. Sales to Jiuzhou Pharmacy currently account for over 60% of the Company’s revenue and are expected to remain a significant source of revenue in the near term. Any disruption or termination of this relationship could result in a material loss of revenue from sales to the Divested Retail Entities, further affecting the Company’s financial results and operational stability.

We face significant challenges in growing and sustaining our wholesale business, including limited bargaining power, pricing volatility, and the need for ongoing investment in platforms, customer acquisition, and management.

As a relatively small participant in the pharmaceutical distribution market, we have limited bargaining power with suppliers. Our lower purchase volumes make it challenging to secure favorable pricing, which may negatively affect our gross margins. In addition, the pharmaceutical wholesale market is subject to pricing volatility, and we may be unable to pass rising costs on to customers, further pressuring our margins.

In order to remain competitive in the wholesale business, we need to continue to invest heavily in platform development, which we believe will play a critical role in the wholesale industry going forward. Historically, supplying to our own retail business was a significant part of our wholesale business. In the first quarter of 2025, we undertook the strategic structuring to dispose of our retail pharmacy business, and transition our business focus to wholesale distribution of pharmaceutical products. As a result, we are no longer engaged in any retail pharmacy business, and our wholesale business need to derive its revenue from sales to outside customers. There can be no assurance that we will be able to conduct such transactions on favorable terms. While in connection with Divestiture we entered into a three-year supply agreement with the divested retail business, there is no assurance that such agreement can be renewed on favorable terms.

In addition, to grow the business further, we need to attract and retain more new customers. The wholesale business is relatively new to us and most of our senior management personnel are less experienced in the wholesale business. Even with Mr. Kong joining our senior management team and the addition of other experienced personnel from Ridgeline, it remains important for us to recruit and retain highly experienced management personnel for our wholesale business. The transition away from the retail pharmacy business may also cause short-term operational inefficiencies, impact our brand recognition, and result in adverse market perception, potentially affecting investor confidence and market valuation. The efforts to develop our wholesale business require heavy investment in funding, resources and time of the senior management and there is no guarantee that such efforts would be successful. If these efforts are not successful, our wholesale business may suffer.

The operating results of our wholesale business have fluctuated, and we cannot assure that our strategic initiatives will lead to sustained revenue growth or profitability in the coming years.

We are generally referred to as a wholesale business, and we currently operate two wholesale segments: (i) offline wholesale distribution and (ii) online platform sales. For the year ended March 31, 2025, our total revenue decreased by approximately $4.02 million, or 3.2%, as compared to the year ended March 31, 2024.

Revenue from our offline wholesale business was approximately $118.9 million for the year ended March 31, 2025, representing a decrease of $5.1 million, or 4.3%, compared to the prior year. As a local wholesale distributor in pharmaceutical products, our offline sales are limited to local and neighborhood regions. As the market became competitive, to keep reasonable profitability, we abandoned certain wholesales with low gross profit margin in the year ended March 31, 2025. As a result, the offline wholesale revenue declined.

Revenue from our online platform segment was approximately $1.1 million for the year ended March 31, 2025. This increase reflects revenue contributed by Allright, the operating subsidiary of Ridgeline, which we acquired on February 28, 2025. Allright distributes pharmaceutical and healthcare products across China through third-party e-commerce platforms and its own online platform.

While we expect that the acquisition of Ridgeline may provide additional distribution channels and enhance revenue opportunities, there is no guarantee that these benefits will be realized or that the Restructuring Transactions will improve our overall profitability.

We heavily depend on third-party electronic platforms for our online sales, the capacity of which may restrict our growth and the failure of which could adversely affect our business, financial condition and results of operations.

While we have our own online platform, we remain heavily dependent upon third-party electronic platforms to carry out our online sales. These platforms serve as critical distribution channels, and any limitation in their capacity, changes to their policies, or disruptions in their service could materially impact our ability to reach customers and generate revenue. Any system failure which causes interruptions to the input, retrieval and transmission of data, or increases in service time could disrupt our normal operations.

Although we believe our existing disaster recovery plan that can handle the failure of our computer software and hardware systems, we cannot provide assurance that we can effectively carry out this disaster recovery plan and that we will be able to restore our operation within a sufficiently short time frame to avoid disruption to our business. Moreover, because we do not control the infrastructure or policies of third-party platforms, we are exposed to additional risks beyond our internal IT capabilities. Any failure in our internal systems or those of third-party platforms could have a material adverse effect on our business, financial condition and results of operations. In addition, if the capacity of our systems of the third-party platforms fails to keep pace with the growth of our online business or evolving customer expectations, our ability to grow may be constrained.

If our online business fails to obtain and maintain the requisite assets, licenses, qualified personnel and approvals required under the complex regulatory environment for Internet-based businesses in China, the business prospects for such business may be materially and adversely affected.

Internet-based businesses in China are highly regulated by China’s central government, and numerous regulatory authorities are empowered to issue and implement regulations governing various aspects of these businesses. Our online distribution business is operated by Allright, which is required to obtain and maintain certain assets relevant to its business, such as computers and other electrical equipment, as well as applicable licenses or approvals from different regulatory authorities. These assets and licenses are essential to the operation of an e-commerce business and are generally subject to annual review by the relevant governmental authorities. Furthermore, we may be required to obtain additional licenses. If we fail to obtain or maintain any of the required assets, licenses or approvals, our Internet business may be subject to various penalties, such as confiscation of income, fines, and/or the discontinuation or restriction of its operations. Any such disruption may materially and adversely affect the prospects of our online business.

We depend substantially on the continuing efforts of the key personnel, and our business and prospects may be severely disrupted if we lose their services.

Our future success is dependent on the continued services of Lingtao Kong and certain managers of the Company (the “Key Personnel”) but we do not maintain key-man insurance. If we lose the services of either of the Key Personnel, we may not be able to locate suitable or qualified replacements, which could severely disrupt our business and prospects. Each of the Key Personnel has entered into confidentiality and non-competition agreements with us. However, if any disputes arise between us and the Key Personnel, we cannot provide assurance, in light of uncertainties associated with the PRC legal system, that any of these agreements can be enforced in China, the jurisdiction in which the Key Personnel reside and hold some of their assets. See “Risks Related to Doing Business in China - You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us or our management based on United States or other foreign laws.”

Our operations require a number of permits and licenses in order to carry on their business.

We are required to obtain certain permits and licenses from various PRC governmental authorities, including a Drug Distribution Permit and a GSP certification. We are also required to obtain food hygiene certificates for the distribution of nutritional supplements and food products. We cannot provide any assurance that we can maintain all required licenses, permits and certifications to carry on our business at all times, and from time to time we may have not been in the past, or may not be in the future, in compliance with all such required licenses, permits and certifications. Moreover, these licenses, permits and certifications are subject to periodic renewal and/or reassessment by the relevant PRC governmental authorities and the standards of such renewal or reassessment may change from time to time. We intend to apply for renewal of these licenses, permits and certifications when required by applicable laws and regulations. Any failure by us to obtain and maintain all licenses, permits and certifications necessary to carry on our business at any time could have a material adverse effect on our business, financial condition and results of operations. In addition, any inability to renew any of these licenses, permits and certifications could severely disrupt our business, and prevent us from continuing to carry on our business. Any changes in the standards used by governmental authorities in considering whether to renew or reassess our business licenses, permits and certifications, as well as any enactment of new regulations that may restrict the conduct of our business, may also decrease our revenue and/or increase our costs, materially reducing our profitability and prospects. Furthermore, if the interpretation or implementation of existing laws and regulations changes or if new regulations come into effect requiring us to obtain any additional licenses, permits or certifications that were previously not required to operate our existing businesses, we cannot provide assurance that we can successfully obtain such licenses, permits or certifications.

Failure to comply with privacy, data protection and cyber security laws and regulations could have a materially adverse effect on our reputation, results of operations or financial condition, or have other adverse consequences

The collection, storage, hosting, transfer, processing, disclosure, use, security and retention and destruction of personal information required to provide our services is subject to national and foreign privacy, data protection and cyber security laws. These laws, which are not uniform, generally do one or more of the following: regulate the collection, storage, hosting, transfer (including in some cases, the transfer outside the country of collection), processing, disclosure, use, security and retention and destruction of personal information; require notice to individuals of privacy practices; give individuals certain access and correction rights with respect to their personal information; and regulate the use or disclosure of personal information for secondary purposes such as marketing. Under certain circumstances, some of these laws require us to provide notification to affected individuals, clients, data protection authorities and/or other regulators in the event of a data breach. In many cases, these laws apply not only to third-party transactions, but also to transfers of information among the Company and its subsidiaries.

We believe that providing insights from data, including artificial intelligence and machine learning, will become increasingly important to the value that our solutions and services deliver to our customers. However, the ability to provide data-driven insights may be constrained by current or future regulatory requirements or ethical considerations that could restrict or impose burdensome and costly requirements on our ability to leverage data in innovative ways.

Complying with privacy, data protection and cyber security laws and requirements may result in significant costs to our business and require us to amend certain of our business practices. Further, enforcement actions and investigations by regulatory authorities related to data security incidents and privacy violations continue to increase. The future enactment of more restrictive laws, rules or regulations and/or future enforcement actions or investigations could have a materially adverse impact on us through increased costs or restrictions on our businesses and noncompliance could result in significant regulatory penalties and legal liability and damage our reputation. In addition, data security events and concerns about privacy abuses by other companies are changing consumer and social expectations for enhanced privacy and data protection. As a result, even the perception of noncompliance, whether or not valid, may damage our reputation.

Our brand names, trade secrets and other intellectual property are valuable assets. If we are unable to protect them from infringement, our business and prospects may be harmed.

We consider our pharmacy brand names to be valuable assets. We may be unable to prevent third parties from using such brand names without authorization, which may adversely affect our business and reputation, including the perceived quality and reliability of our products and services.

We rely on trade secrets to protect our know-how and other proprietary information, including pricing, purchasing, promotional strategies, customer lists and/or suppliers lists. As a result, our employees are required to sign employment agreements that contain confidentiality provisions as a condition of their employment with us. However, trade secrets are difficult to protect. While we believe we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors or advisors may unintentionally or willfully disclose our information to competitors. In addition, confidentiality agreements executed by the aforementioned individuals may not be enforceable or provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure.

If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, such efforts could be expensive and time-consuming, and the outcome unpredictable. Additionally, if our competitors independently develop information that is equivalent to our trade secrets or other proprietary information, we have little recourse to enforce our rights, and our business and prospects could be harmed.

Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the intellectual property rights of others. However, since the validity, enforceability and scope of protection of intellectual property rights in the PRC are uncertain and still evolving, we may not be successful in prosecuting these cases. In addition, any litigation, proceeding or other efforts to protect our intellectual property rights could result in substantial costs and diversion of our resources, and could seriously harm our business and operating results. Furthermore, the degree of future protection of our proprietary rights is uncertain and may not adequately protect our rights or permit us to gain or keep our competitive advantage. If we are unable to protect our trade names, trade secrets and other propriety information from infringement, our business, financial condition and results of operations may be materially and adversely affected.

We may be exposed to intellectual property infringement and other claims by third parties which, if successful, could disrupt our business and have a material adverse effect on our financial condition and results of operations.

Our success depends, in large part, on our ability to use our proprietary information and know-how without infringing third party intellectual property rights. As litigation becomes more common in China, we face a higher risk of being the subject of claims for intellectual property infringement, invalidity or indemnification relating to other parties’ proprietary rights. Our current or potential competitors, many of whom have substantial resources, may have or may obtain intellectual property protection that will prevent, limit or interfere with our ability to conduct our business in China. Moreover, the defense of intellectual property suits, including trademark infringement suits and related legal and administrative proceedings, can be both costly and time consuming and may significantly divert the efforts and resources of our management personnel. Furthermore, an adverse determination in any such litigation or proceeding to which we may become a party could cause us to:

●	pay damage awards;

●	seek licenses from third parties;

●	pay ongoing royalties;

●	redesign our product offerings; or

●	be restricted by injunctions,

Each of which could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring or limiting their purchase from our stores, which could have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Corporate Structure

We rely principally on dividends paid by our consolidated operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our consolidated PRC entities to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company and rely principally on dividends and other distributions paid by the consolidated PRC operating entities for cash requirements, including the funds required to service any debt we may incur, which are passed on to us through Renovation, and prior to the Restructuring Transactions, through Jiuxin Investment. If any of our consolidated operating entities incurs debt in its own name in the future, the instruments governing the debt may restrict dividends or other distributions on our equity interest to us.

Furthermore, applicable PRC laws, rules and regulations permit payment of dividends by our consolidated PRC entities only out of their retained earnings, if any, determined in accordance with PRC accounting standards. Under PRC laws, rules and regulations, our consolidated PRC entities are required to set aside at least ten percent (10%) of their after-tax profit each year, based on PRC accounting standards, into their statutory surplus reserve funds until the accumulative amount of such reserves reaches fifty percent (50%) of their respective registered capital. Also, dividends cannot be distributed before any previous year’s loss has been offset. As a result, our consolidated PRC entities are restricted in their ability to transfer a portion of their net income to us whether in the form of dividends, loans or advances. As of March 31, 2025, our restricted reserves totaled $0. Our restricted reserves are not distributable as cash dividends. Any limitation on the ability of our consolidated operating entities to pay dividends to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

Risks Related to Doing Business in China

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations conducted through our PRC operating entities may be adversely affected by the current and future political environment in the PRC. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing reform policies which have adversely affected China-based operating companies whose securities are listed in the United States, with significant policies changes being made from time to time without notice. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. Consequently, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors. Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities being offered. Any adverse changes in Chinese laws and regulations and the Chinese government’s significant oversight and discretion over the conduct of our business could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

We may be adversely affected by complexity, uncertainties and changes in Chinese regulation of pharmaceutical wholesale and online sales business.

The Chinese government regulates pharmaceutical wholesale and online sales business, including foreign ownership and requirements for licenses and permits. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations.

The interpretation and application of existing Chinese laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, pharmaceutical businesses in China, including our business.

Uncertainties relating to the regulation of pharmaceutical wholesale and online sales business in China also extend to evolving licensing practices, which means that permits, licenses or operations at our company may be subject to challenge. This may disrupt our business or subject us to sanctions, requirements to increase capital, or other conditions or enforcement, which could have harmful effects on us.

Compliance with China’s new Data Security Law, Measures on Cybersecurity Review, Personal Information Protection Law (second draft for consultation), regulations and guidelines relating to the multi-level protection scheme and any other future laws and regulations may entail significant expenses and could materially affect our business.

China has implemented or will implement rules and is considering a number of additional proposals relating to data protection. China’s new Data Security Law took effect in September 2021. The Data Security Law provides that the data processing activities must be conducted based on “data classification and hierarchical protection system” for the purpose of data protection and prohibits entities in China from transferring data stored in China to foreign law enforcement agencies or judicial authorities without prior approval by the Chinese government.

Additionally, China’s Cyber Security Law requires companies to take certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cyber Security Law provides that China adopt a multi-level protection scheme (MLPS), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to a series of national standards on the grading and implementation of the classified protection of cyber security. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

Recently, the Cyberspace Administration of China has taken action against several Chinese internet companies in connection with their initial public offerings on U.S. securities exchanges, for alleged national security risks and improper collection and use of the personal information of Chinese data subjects. According to the official announcement, the action was initiated based on the National Security Law, the Cyber Security Law and the Measures on Cybersecurity Review, which are aimed at “preventing national data security risks, maintaining national security and safeguarding public interests.” On July 10, 2021, the Cyberspace Administration of China published a revised draft of the Measures on Cybersecurity Review, expanding the cybersecurity review to data processing operators in possession of personal information of over 1 million users if the operators intend to list their securities in a foreign country. As of the date of this prospectus, neither we nor our subsidiaries have been subject to any investigations, inquiries or sanctions related to cybersecurity review. As confirmed by our PRC counsel, since our business operations do not typically collect or possess personal information and we currently do not have, nor do we anticipate collecting in the foreseeable future, over one million users’ personal information or data that affect or may affect national security. Accordingly, we are not subject to cybersecurity review by the CAC or the draft regulations on network data security administration as currently proposed. Nevertheless, it is unclear at the present time how widespread the cybersecurity review requirement and the enforcement action will be and what effect they will have on our business. China’s regulators may impose penalties for non-compliance ranging from fines or suspension of operations, and this could lead to us delisting from the U.S. stock market.

Also, the Personal Information Protection Law released by the National People’s Congress became effective on November 1, 2021. The law creates a comprehensive set of data privacy and protection requirements that apply to the processing of personal information and expands data protection compliance obligations to cover the processing of personal information of persons by organizations and individuals in China, and the processing of personal information of persons in China outside of China if such processing is for purposes of providing products and services to, or analyzing and evaluating the behavior of, persons in China. The law also provides that critical information infrastructure operators and personal information processing entities who process personal information meeting a volume threshold to-be-set by Chinese cyberspace regulators are also required to store in China personal information generated or collected in China, and to pass a security assessment administered by Chinese cyberspace regulators for any export of such personal information. Lastly, the draft contains proposals for significant fines for serious violations of up to RMB 50 million or 5% of annual revenues from the prior year and may also be ordered to suspend any related activity by competent authorities.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement. Compliance with the Cyber Security Law and the Data Security Law could significantly increase the cost to us of providing our service offerings, require significant changes to our operations or even prevent us from providing certain service offerings in jurisdictions in which we currently operate or in which we may operate in the future. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that our practices, offerings or platform could fail to meet all of the requirements imposed on us by the Cyber Security Law, the Data Security Law and/or related implementing regulations. In addition, we cannot guarantee the effectiveness of the measures undertaken and those implemented by our business partners and services providers. Any failure on our part, or on our business partners’ or services providers’ part, to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing counterparties from contracting with us or result in investigations, fines, suspension or other penalties by Chinese government authorities and private claims or litigation, any of which could materially adversely affect our business, financial condition and results of operations. Even if our practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition and results of operations. Moreover, the legal uncertainty created by the Data Security Law, the related laws or regulations, and the recent Chinese government actions could materially adversely affect our ability, on favorable terms, to raise capital, including engaging in follow-on offerings of our securities in the U.S. market.

Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements. In addition, uncertainties with respect to the PRC legal system could adversely affect us.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which is charged with the protection of investors and the oversight of companies whose securities are publicly traded, and the various regulatory authorities in mainland China and the Cayman Islands, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In addition, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

The recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in China, or causing the suspension or termination of our business operations in China entirely, all of which will materially and adversely affect our business, financial condition and results of operations. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost-efficient, or liability-free manner or at all.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. On August 1, 2021, the China Securities Regulatory Commission (the “CSRC”) stated in a statement that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and the recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. To the best knowledge of this Company, as of the date of this prospectus, current Chinese laws and regulations do not forbid us from issuing securities overseas. On December 24, 2021, the CSRC published the Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Draft Administrative Provisions”) and the Administration Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (the “Draft Filing Measures”). The Draft Administrative Provisions and the Draft Filing Measures lay out requirements for filing and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which took effect on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website. The Trial Measures, together with the Guidance Rules and Notice reiterate the basic principles of the Draft Administrative Provisions and Draft Filing Measures and impose substantially the same requirements for the overseas securities offering and listing by domestic enterprises, and clarified and emphasized several aspects, which include but are not limited to: (1) criteria to determine whether an issuer will be required to go through the filing procedures under the Trial Measures; (2) exemptions from immediate filing requirements for issuers including those that have already been listed in foreign securities markets, including U.S. markets, prior to the effective date of the Trial Measures, but these issuers shall still be subject to filing procedures if they conduct refinancing or are involved in other circumstances that require filing with the CSRC; (3) a negative list of types of issuers banned from listing or offering overseas, such as issuers whose affiliates have been recently convicted of bribery and corruption; (4) issuers’ compliance with web security, data security, and other national security laws and regulations; (5) issuers’ filing and reporting obligations, such as obligation to file with the CSRC after it submits an application for initial public offering to overseas regulators, and obligation after offering or listing overseas to file with the CSRC after it completes subsequent offerings and to report to the CSRC material events including change of control or voluntary or forced delisting of the issuer; and (6) the CSRC’s authority to fine both issuers and their relevant shareholders for failure to comply with the Trial Measures, including failure to comply with filing obligations or committing fraud and misrepresentation. Specifically, pursuant to the Trial Measures, our future securities offerings in the Nasdaq Capital Market where we have currently offered and listed shall also be filed with the CSRC within 3 working days after the offering is completed. As the Trial Measures are newly issued, there remain uncertainties regarding its interpretation and implementation. Therefore, we cannot assure you that we will be able to complete the filings for our future offering and fully comply with the relevant new rules on a timely basis, if at all. In addition, we cannot guarantee that we will not be subject to tightened regulatory review and we could be exposed to government interference in China.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

It may be difficult for U.S. regulators, such as the Department of Justice, the SEC, and other authorities, to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with regulatory authorities in the Unities States – including the SEC and the Department of Justice-may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the PRC territory. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase the difficulties you face in protecting your interests.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us or our management based on United States or other foreign laws.

We are a holding company and conduct our business through our subsidiaries in the PRC. In addition, all of our operating assets are located in, and all of our other senior executive officers reside within, China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon those of our senior executive officers and directors that do not reside in the United States, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As a result, our public shareholders may face substantially more difficulty in protecting their interests through actions against our management or directors than would shareholders of a corporation with assets and management located in the United States.

Our management will have broad discretion over the use of the proceeds we receive from our financing activities and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from any offerings we may conduct from time to time, and the shareholders will be relying on the judgment of our management regarding the application of these proceeds. Except as described in our offering books, the net proceeds received by us from our offerings will be added to our general funds and will be used for general corporate purposes. Our management might not apply the net proceeds from offerings of our securities in ways that increase the value of your investment and might not be able to yield a significant return, if any, on any investment of such net proceeds. You may not have the opportunity to influence our decisions on how to use such proceeds.

Our subsidiaries are subject to restrictions on making payments to us.

The Chinese government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if these companies incur debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations, we may be unable to pay dividends on our ordinary shares.

Dividends we receive from our subsidiaries located in the PRC may be subject to PRC withholding tax.

The Chinese Enterprise Income Tax Law (“EIT Law”) provides that a maximum withholding tax rate of twenty percent (20%) is applicable to dividends payable to non-PRC investors that are “non-resident enterprises,” to the extent such dividends are derived from sources within the PRC. However, the State Council has reduced such rate to ten percent (10%) through the implementation regulations. We are a Cayman Islands holding company and substantially all of our income is derived from our subsidiaries and controlled companies located in the PRC. Therefore, dividends paid to us from China may be subject to the ten percent (10%) withholding tax if we are considered a “non-resident enterprise” under the EIT Law. If Chinese tax is required to be withheld from any dividends we receive from our PRC subsidiaries under the EIT Law and its implementation regulations, it may have a material and adverse effect on our net income and materially reduce the amount of dividends, if any, and we may pay to our shareholders.

We face risks related to disease epidemics and other outbreaks.

The economy, infrastructure and livelihood of the people of the PRC or such other jurisdictions may be materially and adversely affected by acts of God, acts of war and terrorism, natural disasters, riots, epidemics and other disasters which are beyond our control. Our business, financial condition and results of operations may be adversely affected if these events occur.

For example, epidemics threaten people’s lives and may adversely affect their livelihood as well as their living and consumption patterns. The occurrence of an epidemic is beyond our control, and we cannot assure you that the outbreak of coronavirus (including COVID-19), severe acute respiratory syndrome, the H5N1 strain of avian influenza, the H1N1 strain of swine flu, the Zika virus or any other epidemics or pandemics will not happen. Any epidemic or pandemic occurring, such as the most recent outbreak of COVID-19, in the PRC, or even in areas outside of the PRC, may severely affect and restrict the level of economic activity as the government may impose regulatory administrative measures quarantining affected areas or other measures to control the outbreak of the disease, which in turn may adversely affect our business, financial condition and results of operations. Acts of war and terrorism may cause damage or disruption to us or our employees, facilities, markets, suppliers or customers, any of which may adversely impact our revenue, cost, financial condition and results of operations or the trading price of our securities. Potential war or terrorist attacks may also cause uncertainty and cause our business to suffer in ways that we cannot currently predict.

Failure to comply with the U.S. Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are required to comply with the United States Foreign Corrupt Practices Act, which generally prohibits United States companies, including publicly traded companies whose securities are registered with the SEC, from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur in the PRC. If our competitors engage in these practices, they may receive preferential treatment in the PRC, giving them an advantage in securing business, which would put us at a disadvantage. We cannot provide assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Changes in international trade policies, trade disputes, barriers to trade, the emergence of a trade war and/or other disruptions to international commerce, including between the United States and China, could harm the global economy and may dampen growth in China, our principal place of business. A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

The global macroeconomic environment is facing challenges. Although our business operations do not include selling products outside of China, political uncertainty surrounding international trade disputes, particularly the ongoing tension between the U.S. and China, could damage consumer confidence and decision-making, leading to a material adverse effect on our business.

At various times in recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may continue to arise in the future between the two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our ordinary shares. For example, the United States recently announced changes to U.S. trade policy, including adding new or modifying existing tariffs on imports, in some cases significantly. China imposed its tariffs on good imported from the United States. It remains unclear what additional actions, if any, will be taken by the United States or other governments with respect to international trade agreements, the imposition of tariffs on goods imported into the United States, tax policy related to international commerce, or other trade matters. The impact of these tariffs is subject to a number of factors, including the effective date and duration of such tariffs, changes in the amount, scope and nature of the tariffs in the future, any retaliatory responses to such actions that the target countries may take and any mitigating actions that may become available. While we continue to evaluate the potential impact of the new tariffs on our business, given the volatility and uncertainty regarding the scope and duration of such tariffs and other aspects of U.S. and foreign government trade policies, their ultimate impact on our operations and financial results remains uncertain.

In addition, political instability and military hostilities, including the recent conflict in Israel with Hamas, the ongoing war between uncertain nature, magnitude and duration of the Russia-Ukraine war could lead to significant disruptions in the global economy. The uncertain nature, magnitude and duration and the full economic effect of these events cannot be estimated, but this may impact businesses across the globe both in the short term and the long term with rising commodity prices and demand, rising interest costs to counter inflationary conditions and loss in value of currencies.

Such uncertainty may also limit the access of our PRC subsidiaries to new business opportunities, negatively impacting our PRC subsidiaries’ operations. The current and potential future actions by the U.S. or the PRC that affect trade relations could contribute to global economic instability, which may harm our PRC subsidiaries’ business or financial performance. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition. Any severe or prolonged slowdown in the global or PRC economy may materially and adversely affect our business, results of operations and financial condition.

Our auditor, YCM CPA Inc., is headquartered in California, and is subject to inspection by the PCAOB on a regular basis. To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our company become located in China, the PCAOB may not be able inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection and our ordinary shares could be delisted from the stock exchange pursuant to the Holding Foreign Companies Accountable Act.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020 and was subsequently amended. The HFCAA, as amended, states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On May 20, 2020 and on December 2, 2020, the U.S. Senate passed and the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act (“HFCAA”) requiring a foreign company to certify it is not owned or controlled by a foreign government if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the Company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which was signed into law on December 29, 2022. The AHFCAA amended the HFCAA and reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China. The Protocol provides the PCAOB with: (1) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (2) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (3) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. On December 15, 2022, the PCAOB issued a new Determination Report which: (1) vacated the December 16, 2021 Determination Report; and (2) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

While the HFCAA is not currently applicable to the Company because the Company’s current auditors are subject to PCAOB review, if this changes in the future for any reason, the Company may be subject to the HFCAA. The implications of this regulation if the Company were to become subject to it are uncertain. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on Nasdaq earlier than would be required by the HFCAA. If our ordinary shares is unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase the ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ordinary shares.

Our auditor, the independent registered public accounting firm that issues the audit report for the year ended March 31, 2025 included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Irvine, California and has been inspected by the PCAOB in March 2023. In the event that, in the future, either there is any regulatory change or step taken by PRC regulators that does not permit YCM CPA Inc. to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the determinations so that our PRC operating entities will be subject to the HFCAA, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including “over-the-counter” trading, may be prohibited, under the HFCAA. The recent developments would add uncertainties to our listing and we cannot assure you whether Nasdaq Capital Market or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit.

Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list our shares on Nasdaq, which could materially impair the market for and market price of our ordinary shares.

The PRC’s labor law restricts our ability to reduce our workforce in the PRC in the event of an economic downturn and may increase our production costs.

In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law, which became effective on January 1, 2008 (the “LC Law”). The LC Law formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. Considered one of the strictest labor laws in the world, among other things, the LC Law provides for specific standards and procedures for the termination of an employment contract and places the burden of proof on the employer. In addition, the law requires the payment of a statutory severance pay upon the termination of an employment contract in most cases, including the case of the expiration of a fixed-term employment contract. Further, the LC Law requires an employer to conclude an “employment contract without a fixed-term” with any employee who either has worked for the same employer for ten (10) consecutive years or more or has had two (2) consecutive fixed-term contracts with the same employer. An “employment contract without a fixed term” can no longer be terminated on the ground of the expiration of the contract, although it can still be terminated pursuant to the standards and procedures set forth under the new law. Because of the lack of implementing rules for the LC Law and the precedents for the enforcement of such a law, the standards and procedures set forth under the LC Law in relation to the termination of an employment contract have raised concerns among foreign investment enterprises in the PRC that such “employment contract without a fixed term” might in fact become a “lifetime, permanent employment contract.” Finally, under the LC Law, downsizing of either more than twenty (20) people or more than ten percent (10%) of the workforce may occur only under specified circumstances, such as a restructuring undertaken pursuant to the PRC’s Enterprise Bankruptcy Law, or where a company suffers serious difficulties in production and/or business operations, or where there has been a material change in the objective economic circumstances relied upon by the parties at the time of the conclusion of the employment contract, thereby making the performance of such employment contract impossible. To date, there has been very little guidance and precedent as to how such specified circumstances for downsizing will be interpreted and enforced by the relevant PRC authorities. All of our employees working for us exclusively within the PRC are covered by the LC Law and thus, our ability to adjust the size of our operations when necessary in periods of recession or less severe economic downturns may be curtailed. Accordingly, if we face future periods of decline in business activity generally or adverse economic periods specific to our business, the LC Law can be expected to exacerbate the adverse effect of the economic environment on our results of operations and financial condition.

We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

Fluctuations in the value of the Renminbi may have a material and adverse effect on your investment. The change in value of the Renminbi against the U.S. dollar is affected by, among other things, changes in PRC’s political and economic conditions. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from the PRC operating entities. Shortages in the availability of foreign currency may restrict the ability of our subsidiaries and our PRC affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. In 2017, the RMB appreciated approximately 6.3% against the U.S. dollar. In 2018, however, the RMB depreciated approximately 5.7% against the U.S. dollar, and the trend continued in 2019. In 2020 and 2021, the RMB appreciated approximately 8.7% against the U.S. Dollar, but the RMB has sharply depreciated against the U.S. Dollar by 7.8% and 2.9%, respectively, in 2022 and 2023. In 2024 and 2025, the RMB has sharply depreciated against the U.S. Dollar by 5.1% and 0.5%, respectively. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces, international relations especially the trade tensions between U.S. and China, or government policies of PRC or U.S. may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Fluctuations in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues, costs, and financial assets are mostly denominated in RMB, while our reporting currency is the U.S. dollar. Accordingly, this may result in gains or losses from currency translation on our financial statements. We rely entirely on fees paid to us by our affiliated entities in China. Therefore, any significant fluctuation in the value of RMB may materially and adversely affect our cash flows, revenues, earnings, financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would, to the extent that we need to convert U.S. dollars into RMB for such purposes, make any new RMB denominated investments or expenditures more costly to us. An appreciation of RMB against the U.S. dollar would result in foreign currency translation gains for financial reporting purposes when we translate our RMB denominated financial assets into U.S. dollars, as the U.S. dollar is our reporting currency.

In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollars without giving effect to any underlying change in our business or results of operations. The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss, which is recorded as a component of other comprehensive income. Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all.

Changes in economic conditions and consumer confidence in China may influence the pharmaceutical industry, consumer preferences and spending patterns.

Our business and revenue growth primarily depend on the size of the pharmaceutical market in China. As a result, our revenue and profitability may be negatively affected by changes in national, regional or local economic conditions and consumer confidence in China. In particular, as we focus on our expansion of our sales in metropolitan markets, where living standards and consumer purchasing power are relatively high, we are especially susceptible to changes in economic conditions, consumer confidence and customer preferences of the urban Chinese population. External factors beyond our control that affect consumer confidence include unemployment rates, levels of personal disposable income, national, regional or local economic conditions, and acts of war or terrorism. Changes in economic conditions and consumer confidence could adversely affect consumer preferences, purchasing power and spending patterns. A decrease in overall consumer spending as a result of changes in economic conditions could adversely affect the front-end and pharmacy sales of our wholesales customers, and in turn, could adversely impact our sales and our profitability. In addition, acts of war or terrorism may cause damage to our facilities, disrupt the supply of the products we offer, or adversely impact consumer demand. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

The economy of China had experienced unprecedented growth. This growth has slowed in the recent years, and if the growth of the economy continues to slow or if the economy contracts, our financial condition may be materially and adversely affected.

The rapid growth of the Chinese economy had historically resulted in widespread growth opportunities for industries across China. This growth has slowed in the recent years. As a result of the global financial crisis due to COVID-19, and Ukraine War, and the inability of enterprises to gain comparable access to the same amounts of capital available in past years, there may be an adverse effect on the business climate and growth of private enterprises in China. An economic slowdown could have an adverse effect on our sales and may increase our costs. Further, if economic growth continues to slow, and if, in conjunction, inflation continues unchecked, our costs would be likely to increase, and there can be no assurance that we would be able to increase our prices to an extent that would offset the increase in our expenses.

In addition, a tightened labor markets in our geographic region may result in fewer qualified applicants for job openings in our facilities. Further, higher wages, related labor costs and other increasing cost trends may negatively impact our results.

Risks Related to an Investment in Our Securities

We may need additional capital, and the sale of equity securities could result in dilution to our shareholders, while debts may require us to make covenants restricting how we operate.

We believe that the aggregate amount of our current cash, anticipated cash flow from operations, available borrowings under our existing bank facilities, and personal loans from our principal shareholders should be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain credit facilities. The sale of additional equity securities could result in the dilution of our existing shareholders. We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. Even if we are able to obtain any requisite financing, the incurrence of additional indebtedness would result in increased debt service obligations, and could result in further operating and financing covenants that would restrict our freedom to operate our business, such as conditions that:

●	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

To date, we have not paid any cash dividends and we do not estimate to distribute any cash dividends in the foreseeable future.

We do not anticipate paying cash dividends on our ordinary shares in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for our operations.

Nasdaq may delist our ordinary shares from trading on the Nasdaq Capital Market for failing to maintain a minimum bid price of $1.00 or for other noncompliance with Nasdaq listing requirements, which could limit investors’ ability to effect transactions in our ordinary shares and subject us to additional trading restrictions.

On June 15, 2023, the Company was first notified by the Nasdaq Stock Market LLC (“Nasdaq”), notifying us our failure to maintain a minimum bid price of $1.00 per share for 30 consecutive trading days under Nasdaq Listing Rules 5550(a)(2) and 5810(c)(3)(A). The Company was given its first 180-day extension, or until December 12, 2023 to regain compliance by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive trading days.

On December 13, 2023, the Company was notified by the Nasdaq regarding a second 180-day extension from or until June 10, 2024 to regain compliance. Effective March 1, 2024, the Company effected a 1-for-20 reverse stock split.

On March 15, 2024, the Company received a compliance letter from Nasdaq notifying that as of March 14, 2024, the Company evidenced a closing bid price of its ordinary shares at or greater than the $1.00 per share minimum requirement for the last 10 consecutive business days, from March 1, 2024 through March 14, 2024. Nasdaq stated that accordingly, the Company has regained compliance with Nasdaq Marketplace Rule 5550(a)(2).

We cannot provide assurance that we will remain compliant with the Bid Price Rule or other continued listing standards in the future, including those relating to minimum stockholders’ equity and market value of publicly held shares. If Nasdaq delists our ordinary shares from trading on its exchange due to incompliance, we could face significant material adverse consequences including:

●	a limited availability of market quotations for our ordinary shares;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Although publicly traded, the trading market in our ordinary shares may be substantially less liquid than the average stock quoted on the Nasdaq Capital Market, and such low trading volume may adversely affect the price of our ordinary shares.

Although our securities has been listed on the Nasdaq Capital Market since April 22, 2010, the historical trading volume of our securities has generally been low. Limited trading volume will subject our ordinary shares to greater price volatility and may make it difficult for you to sell your shares at a price that is attractive to you.

The market price for our stock may be volatile, and such volatility may subject us to securities litigation.

The market price for our stock may be volatile and, when compared to seasoned issuers, subject to wide fluctuations in response to various factors, many of which are beyond our control, including the following:

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	conditions in the pharmaceutical wholesale and online sales markets;

●	changes in the economic performance or market valuations of other pharmaceutical wholesalers and online sales platforms;

●	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of exchange rates between RMB and the U.S. dollar;

●	intellectual property litigation; and

●	general economic or political conditions in China.

As an illustration of such volatility, the closing price of our ordinary shares during the fifty two (52) weeks preceding the date of this report ranged from a low of $0.80 to a high of $2.80. In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Techniques employed by manipulative short sellers in Chinese small-cap stocks may drive down the market price of our ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from the difference in the sale price of the borrowed securities and the purchase price of the replacement shares. As it is therefore in the short seller’s best interests for the price of the stock to decline, there have been incidents of short sellers publishing, or arranging to publish negative opinions in order to create negative market momentum. While traditionally these disclosed shorts have been limited in their ability to access mainstream business media or to otherwise create negative market rumors, the rise of the Internet and technological advancements regarding document creation, videotaping and publication by weblog (“blogging”) have allowed many disclosed shorts to publicly attack a company’s credibility, strategy and veracity by means of so-called research reports that mimic the type of investment analysis performed by large Wall Street firms and independent research analysts. These short attacks have, in the past, resulted in the selling of shares in the market, on occasion on a large scale and broad base. Issuers with business operations based in the PRC, that have limited trading volumes and that are susceptible to higher volatility levels than U.S. domestic large-cap stocks can be particularly vulnerable to such short attacks.

These short seller publications are not regulated by any governmental, self-regulatory organization or other official authority in the U.S., are not subject to the certification requirements imposed by the SEC in Regulation Analyst Certification and, accordingly, the opinions they express may be based on distortion of the actual facts or, in some cases, fabrication of the facts. In light of the limited risks involved in publishing such information, and the enormous profit that can be made from running just one successful short attack, unless the short sellers become subject to significant penalties, it is more likely than not that disclosed shorts will continue to issue such reports.

While we intend to strongly defend our public filings against any such short seller attacks, oftentimes we are constrained, either by principles of freedom of speech, applicable state law (often called Anti-SLAPP statutes), or issues of commercial confidentiality, in the manner in which we can proceed against the relevant short seller. You should be aware that in light of the relative freedom to operate that such persons enjoy - oftentimes blogging from outside the U.S. with little or no assets or identity requirements - should we be targeted for such an attack and the rumors not dismissed by market participants, our stock will likely suffer from a temporary, or possibly long term, decline in market price.

Our Chairman of the Board owns a substantial portion of our outstanding ordinary shares, which enables him to influence many significant corporate actions, and his interests may not align with those of other shareholders.

On January 31, 2025, we issued 2,225,000 ordinary shares to Mr. Lingtao Kong in exchange for all of his ownership interests in Ridgeline, which owns 100% of Allright. As a result, Mr. Kong became the beneficial owner of approximately 38% of our outstanding ordinary shares. He was also elected Chairman of our Board following the closing of the Restructuring Transactions.

Mr. Kong’s substantial ownership and leadership position give him significant influence over matters requiring shareholder approval, including director elections, amendments to governing documents, and major corporate transactions. His control could delay or prevent a change in control, potentially depriving shareholders of the opportunity to receive a premium for their shares and adversely affecting the market value and liquidity of our ordinary shares. His influence may also deter potential investors and raise actual or perceived conflicts of interest between his personal interests and those of other shareholders. Mr. Kong’s significant influence could affect our corporate decision-making and his interests may not align with those of other shareholders.

We believe that we are treated as a U.S. corporation for U.S. federal income tax purposes.

As discussed under the heading “Material Tax Considerations - U.S. Federal Income Taxation,” we have been treating the Company as a U.S. corporation for all purposes of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). As a result, we will be subject to U.S. federal income tax on our worldwide income. In addition, if the Company pays dividends to a Non-U.S. Holder (as defined below), we will be required to withhold U.S. income tax at the rate of 30%, or such lower rate as may be provided in an applicable income tax treaty. Each investor should consult its own tax advisor regarding the U.S. federal income tax position of the Company and the tax consequences to it of holding our shares.

Risks Relating to This Offering

We are selling this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell them through our management, including Mr. Lingtao Kong, our chairman of the board of directors, and Mr. Ming Zhao, our interim chief executive officer and chief financial officer, who will receive no commissions. They will offer the shares to friends, relatives, acquaintances and business associates; however, there is no guarantee that they will be able to sell any of the shares. None of our officers and directors have any experience conducting a best efforts offering, which decreases the likelihood that this offering will be successful.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. As of the date of this prospectus, we had 5,855,009 ordinary shares outstanding. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act. Assuming that [●] ordinary shares are offered and sold in this offering, there will be [●] ordinary shares outstanding immediately after this offering. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ordinary shares. See “Plan of Distribution” for a more detailed description of the restrictions on selling our securities after this offering.

Because the offering price of the shares offered hereby is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase the ordinary shares in this offering, you will pay more for your ordinary shares than the amount paid by our existing shareholders for their ordinary shares on a per share basis. As a result, you will experience immediate and substantial dilution of US$[●] per share, representing the difference between the public offering price of US$[●] per ordinary share and our adjusted net tangible book value per ordinary share as of March 31, 2025, after giving effect to our sale of the [●] ordinary shares offered in this offering. See “Dilution” for a more complete description of how the value of your investment in the ordinary shares will be diluted upon completion of this offering.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

To the extent we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from this offering. Our management will have broad discretion in the application of such net proceeds, including working capital and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our public offering in a manner that does not produce income or that loses value.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Many of the forward- looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and our SEC filings that are incorporated by reference into this prospectus. These forward-looking statements include, but are not limited to, the information concerning our possible future results of operations, business and growth strategies, financing plans, expectations that regulatory developments or other matters will or will not have a material adverse effect on our business or financial condition, our competitive position and the effects of competition, the projected growth of the industry in which we operate, and the benefits and synergies to be obtained from our completed and any future acquisitions, and statements of our goals and objectives, and other similar expressions concerning matters that are not historical facts. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled “Item 3. Key Information — D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended March 31, 2025, and the section entitled “Risk Factors” of this prospectus. These risks and uncertainties include factors relating to:

●	our goals and growth strategies;

●	our future prospects and market acceptance of our pharmaceutical and other products;

●	our future business development, results of operations, and financial condition;

●	expected changes in our revenue, costs or expenditures;

●	our plans to diversify and improve the functionality and efficacy of our products;

●	our ability to retain and increase our existing customers;

●	our expectations regarding the demand for, and market acceptance of, our products and our brands;

●	relevant government policies and regulations relating to our business and industry;

●	general economic and business condition in the markets where we operate;

●	growth and competition in the Chinese pharmaceutical distribution industry;

●	our proposed use of proceeds from this offering;

●	assumptions underlying or related to any of the foregoing;

●	legislative and regulatory developments related to U.S.-listed China-based companies due to lack of PCAOB inspection;

●	other factors that may affect our financial condition, liquidity, and results of operations; and

●	other risk factors discussed under “Item 3. Key Information — D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended March 31, 2025.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as, and to the extent required by, applicable securities laws.

USE OF PROCEEDS

We expect to receive approximately US$[●] in net proceeds in the aggregate from this offering, after deducting the estimated offering expenses payable by us and based upon an assumed offering price of US$[●] per ordinary share. A $1.00 increase (decrease) in the assumed public offering price of US$[●] per share, would increase (decrease) the net proceeds to us from this offering by approximately US$[●], assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. A 10,000 increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, with the assumed public offering price of US$[●] per share, would increase (decrease) the net proceeds to us from this offering by approximately US$[●].

We plan to use (i) approximately 40.0% of the net proceeds for expanding our operating capacity and increasing the warehousing capacity and the number of staff, (ii) approximately 30.0% of the net proceeds for advertising and branding campaigns, and (iii) approximately 30.0% of the net proceeds for other general corporate purposes, including working capital, operating expenses, and capital expenditures.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

As an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries through loans or capital contributions, subject to applicable regulatory approvals. We currently cannot make loans or capital contributions to our PRC subsidiaries without first obtaining regulatory approvals, registration or filings, i.e., making a filing with the local branch of the Ministry of Commerce, and registering with the local branch of the State Administration for Market Regulation, or SAMR, and the approval of and registration with a local bank authorized by the SAFE. Although to the best of our knowledge there is no material regulatory obstacles for us to obtain such approvals, registration or filings, we cannot assure you that we will be able to obtain these approvals, registration or filings in a timely manner. See “Risk Factors—Risks Relating to Doing Business in China— We rely principally on dividends paid by our consolidated operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our consolidated PRC entities to pay dividends to us could have a material adverse effect on our ability to conduct our business” in this prospectus.

DIVIDEND POLICY

We have not previously declared or paid any dividends and have no intention to declare or pay any dividends in the near future on our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has discretion on whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that the company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

We are a holding company with no material operations of our own. We conduct our operations through our subsidiaries in China. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our existing subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2025:

●	on an actual basis, as derived from our audited consolidated financial statements as of March 31, 2025, which are incorporated by reference into this prospectus; and

●	on an as adjusted basis to give further effect to the issuance and sale of ordinary shares in this offering based on an assumed public offering price of US$ [●] per share, and after deducting the estimated offering expenses payable by us.

The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

	As of March 31, 2025
	Actual	Pro Forma As Adjusted
	US$	US$
Cash and Cash Capital	12,779,781
Debt	34,848,490
Equity
Share capital US$0.24 par value, 36,000,000,000 ordinary shares authorized; 5,855,009 ordinary shares outstanding (actual), [●] ordinary shares outstanding (as adjusted)	1,405,202	[●]
Additional paid-in capital	91,743,163	[●]
Statutory reserve	-	-
Retained earnings	(63,312,779)	(63,312,779)
Accumulated other comprehensive loss	(199,204)	(199,204)
Total equity	29,636,382	[●]
Total capitalization	29,636,382	[●]

(1)	The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

A US$1.00 increase (decrease) in the assumed public offering price of US$[●] per ordinary share, would increase (decrease) the as adjusted amount of each of cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity and total capitalization by US$[●], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated offering expenses payable by us.

We may also increase or decrease the number of ordinary shares we are offering. An increase (decrease) of 10,000 ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders’ equity and total capitalization by $[●], assuming no change in the assumed public offering price per share and after deducting the estimated offering expenses payable by us. The as adjusted information above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

DILUTION

If you invest in our ordinary shares, your interest will be diluted for each ordinary share you purchase to the extent of the difference between the offering price per ordinary share and our net tangible book value per ordinary share after the offering. Dilution results from the fact that the offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of March 31, 2025 was approximately US$24.9 million, or US$4.25 per share. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Our pro forma net tangible book value as of March 31, 2025 was US$[●] million, or US$[●] per share. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of March 31, 2025, after giving effect to the pro forma adjustments described above. Dilution is determined by subtracting net tangible book value per ordinary share from the public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after March 31, 2025, other than to give effect to our issuance and sale of [●] ordinary shares offered in this offering at the offering price of US$[●] per ordinary share, after deduction of the estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2025 would have been approximately US$[●], or US$[●] per ordinary share, based on an assumed public offering price of US$[●] per ordinary share, to existing shareholders and an immediate dilution in net tangible book value of US$[●], or [●]% per ordinary share, to purchasers of ordinary shares in this offering.

The following table illustrates the dilution at the public offering price per ordinary share.

Assumed public offering price per ordinary share	$	[●]
Net tangible book value per ordinary share as of March 31, 2025		$4.25
Pro forma net tangible book value per ordinary share as adjusted to give effect to this offering	$	[●]
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	$	[●]

The pro forma information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. Each $1.00 increase (decrease) in the assumed public offering price of US$[●] per ordinary share, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by US$[●] per ordinary share and the dilution to new investors purchasing ordinary shares in this offering by US$[●] per ordinary share assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated offering expenses payable by us.

We may also increase or decrease the number of ordinary shares we are offering. An increase of 1,000,000 ordinary shares offered by us would decrease the pro forma as adjusted net tangible book value per share after this offering by $0.06 and increase the dilution per share to new investors participating in this offering by US$[●], assuming no change in the assumed public offering price and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of 1,000,000 ordinary shares offered by us would increase the as adjusted net tangible book value per share after this offering by US$[●] and decrease the dilution per share to new investors participating in this offering by US$[●] assuming no change in the assumed public offering price and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

●	each of our directors and executive officers; and

●	each of our principal shareholders who beneficially own more than 5% of our total outstanding ordinary shares.

The calculations in the table below prior to this offering are based on 5,855,009 ordinary shares issued and outstanding as of the date of this prospectus.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Before this Offering			Ordinary Shares After this Offering(1)
	Number	Percentage of total Ordinary Shares		Number		Percentage of total Ordinary Shares
Directors and Executive Officers(2):
Lingtao Kong, Chairman of the Board of Directors (3)	2,225,000	38.0%		[●	]	[●	]%
Ming Zhao, Interim Chief Executive Officer and Chief Financial Officer (4)	581	*	%	581		*	%
Caroline Wang, Director (5)	—	—		—		—
Genghua Gu, Director (6)	42	*	%	42		*	%
Jiangliang, He, Director	—	—		—		—
All Directors and Executive Officers as a Group	2,225,623	38.0%		[●	]	[●	]

5% Shareholders:
None

Notes:

*	Less than 0.1%.

(1)	Based on an assumed offering amount of [•] ordinary shares.

(2)	Unless otherwise noted, the address for each of the Company’s current directors and officers is: 5th Floor, Building 6, No. 100, 18th Street, Baiyang Sub-district, Qiantang District, Hangzhou City, Zhejiang Province, People’s Republic of China, 310008.

(3)	Represented 2,225,000 ordinary shares issued to Mr. Kong pursuant to that certain equity exchange agreement , dated January 31, 2025, by and among the Company, Ridgeline International Limited, and Lingtao Kong.

(4)	Represented the ordinary shares granted by the Company to Mr. Zhao under the Company’s 2010 Equity Incentive Plan, deducting the 50,000 ordinary shares surrendered for no consideration in October 2024, as previously disclosed on the Report of Foreign Private Issuer on Form 6-K furnished by the Company with the SEC on October 21, 2024.

(5)	Ms. Wang’s address is: 3601B The Center, Changle Road, Xuhui District, and Shanghai, China.

(6)	Represented the ordinary shares granted by the Company to Mr. Gu under the Company’s 2010 Equity Incentive Plan. Dr. Gu’s address is: No.1, Xueshi Road, Hangzhou, China.

As of the date of this prospectus, approximately 26.9% of our issued and outstanding ordinary shares are held in the United States by one record holder (Cede and Company).

We are not aware of any other arrangement that may, at a subsequent date, result in a change of control of our Company.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated and registered under the laws of the Cayman Islands and our affairs are governed by our fourth amended and restated memorandum and articles of association, as amended and restated from time to time (the “Memorandum and Articles of Association”), and Companies Act (Revised) of the Cayman Islands (the “Companies Act”), and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$36,010,000 divided into (i) 36,000,000,000 ordinary shares of a par value of US$0.001 per share and (ii) 10,000,000 preferred shares of a par value of US$0.001 per share. As of the date of this prospectus, there are 5,855,009 ordinary shares issued and outstanding.

Our Amended and Restated Memorandum and Articles of Association

The following are summaries of material provisions of the Memorandum and Articles of Association insofar as they relate to the material terms of our ordinary shares.

Type and Class of Securities

We have one class of ordinary shares. The par value of our ordinary shares is US$0.001 per share. All of our issued and outstanding ordinary shares are issued credited as fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Preemptive Rights

One of the holders of our ordinary shares, CareRetail Holdings Limited, has certain preemptive rights under an investor rights agreement between it and our predecessor, dated January 3, 2017, which is filed to our most recent annual report on Form 20-F for the fiscal year ended March 31, 2025 as an exhibit by incorporation by reference. None of our other shareholders have such rights or the rights called for under this item.

Rights of Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Under the Companies Act, we are not permitted to issue bearer shares. Our company will issue only non-negotiable shares in registered form, which will be issued when registered in our register of members.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors, subject to the Companies Act and our Memorandum and Articles of Association. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or share premium account, provided that in no circumstances may we pay a dividend if this would result in us being unable to pay our debts as they fall due in the ordinary course of business. However, no dividend shall bear interest against our company.

Voting Rights

Each holder of ordinary shares is entitled to one vote on all matters upon which the ordinary shares are entitled to vote on a show of hands or, on a poll, each holder is entitled to have one vote for each share registered in his name on the register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or by any one or more shareholders holding at least one-tenth of the total votes attaching to the issued and outstanding ordinary shares entitled to vote at general meetings, present in person or by proxy.

A quorum required for a general meeting of shareholders consists of one or more shareholders who hold in aggregate at least one-third of the votes attaching to the issued and outstanding ordinary shares entitled to vote at general meetings, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Although not required by the Companies Act or our Memorandum and Articles of Association, we expect to hold shareholders’ meetings annually and such meetings may be held at such time and place as determined by our board of directors. Extraordinary general meetings may be convened only by a majority of the board or by shareholders holding at least 30% of the paid-up voting share capital of the Company. Shareholders holding less than 30% of the voting shares do not have the right under our Memorandum and Articles of Association to requisition a general meeting or to propose matters for consideration at shareholder meetings. Advance notice of at least 10 days is required for the convening of our annual general meeting and of at least 14 days for extraordinary general meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all of our shareholders, as permitted by the Companies Act and our Memorandum and Articles of Association. A special resolution will be required for important matters such as change of name or making further changes to our Memorandum and Articles of Association.

Transfer of ordinary shares

Subject to the restrictions of our Memorandum and Articles of Association, any of our shareholders may transfer all or any of their ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with the Company, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

●	the ordinary shares transferred are free of any lien in favor of the Company.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended and the register shall not be closed for more than 30 days in any year.

Liquidation

On a winding up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by its shareholders in proportion to the par value of the shares held by them.

Calls on ordinary shares and forfeiture of ordinary shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Repurchase, redemption and surrender of ordinary shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined before the issue of such shares, by our board of directors or by a special resolution of our shareholders. We may also repurchase any of our shares provided that the manner and terms of such purchase have been agreed between the board of directors and the relevant shareholder or are otherwise authorized by our Memorandum and Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Inspection of books and records

The notice of registered office is a matter of public record. A list of the names of the current directors and alternate directors (if applicable) are made available by the Registrar of Companies in the Cayman Islands for inspection by any person on payment of a fee. The register of mortgages is open to inspection by creditors and members.

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Requirements to Change the Rights of Holders of Ordinary Shares

Variations of rights of shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied either with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Limitations on the Rights to Own Ordinary Shares

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote ordinary shares, other than anti-takeover provisions contained in the Memorandum and Articles of Association to limit the ability of others to acquire control of our company or cause our company to engage in change-of-control transactions.

Provisions Affecting Any Change of Control

Anti-takeover provisions

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold

There are no provisions under Cayman Islands law applicable to the Company, or under our Memorandum and Articles of Association, governing the ownership threshold above which shareholder ownership must be disclosed.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (i) a special resolution of the shareholders and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a takeover offer. When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits

Conyers Dill & Pearman LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association require us to indemnify our officers and directors against all actions, costs, charges, expenses, losses and damages incurred or sustained in their capacities as such unless such actions, costs, charges, expenses, losses and damages arise from dishonesty or fraud of such director or officer. This standard of conduct is generally the same as permitted under the Delaware corporation law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposal before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our Memorandum and Articles of Association allow our shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than 30% of all votes attaching to the issued and outstanding shares that carry the right to vote at general meetings to requisition a shareholders’ meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles of Association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholders’ voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company, are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders. The directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands law.

Winding up; liquidation

Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of our company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders. In addition, on the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the amount paid up on the shares held by them respectively. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. We are a “limited liability” company registered under the Companies Act, and under the Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively, held by them. Our Memorandum and Articles of Association contains a declaration that the liability of our members is so limited.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Changes in capital

We may from time to time by ordinary resolution:

●	increase our share capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

●	sub-divide our existing shares, or any of them into shares of a smaller amount that is fixed by our Memorandum and Articles of Association; and

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to Companies Act and confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, we may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Preferred Shares

Our board of directors is empowered to designate and issue from time to time one or more classes or series of preferred shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.

Anti-Money Laundering Matters, Sanctions

In order to comply with legislation, regulations and guidance aimed at the prevention of money laundering, terrorist financing and proliferation financing, and sanctions legislation the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers and their beneficial owners, controllers or authorized persons (where applicable) (“Related Persons”) to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also rely on, or delegate to, a suitable person the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information).

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber or their Related Persons. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

The Company also reserves the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering, sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering, or is involved with terrorism or terrorist financing and property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands (“FRA”), pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property.

Economic Substance – Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Organisation for Economic Co-operation and Development’s (OECD) Base Erosion and Profit Shifting (BEPS) initiative as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act, (As Revised) (the “Economic Substance Act”) contains economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities”. As we are a Cayman Islands company, our compliance obligations will include filing an annual notification, which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Economic Substance Act. If the Cayman Islands Tax Information Authority determines that the Company or any of its Cayman Islands subsidiaries has failed to meet the requirements imposed by the Economic Substance Act the Company may face significant financial penalties, restriction on the regulation of its business activities and/or may be struck off as a registered entity in the Cayman Islands.

As it is still a relatively new regime, it is anticipated that the Economic Substance Act and associated guidance will evolve and may be subject to further clarification and amendments. We may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Economic Substance Act. Failure to satisfy these requirements may subject us to penalties under the Economic Substance Act.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at www.ridgetch.com or through phone number +86-571-88219579.

PLAN OF DISTRIBUTION

This is a self-underwritten offering. This prospectus is part of a registration statement that permits our interim chief executive officer and chief financial officer, Mr. Ming Zhao, to sell ordinary shares on behalf of the Company directly to the public, with no commission or other remuneration payable to him for any ordinary shares that are sold.

There are no plans or arrangements to enter into any contracts or agreements to sell the ordinary shares with a broker or dealer. Mr. Ming Zhao, our interim chief executive officer and chief financial officer, will sell the ordinary shares on behalf of the Company, and he intends to offer the shares to friends, family members and business acquaintances. In offering the securities on our behalf, Mr. Zhao will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Mr. Ming Zhao will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer.

●	Mr. Ming Zhao is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39)of the Act, at the time of his participation; and

●	Mr. Ming Zhao will not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

●	Mr. Ming Zhao is not, nor will he be at the time of his participation in the offering, an associated person of a broker- dealer; and

●	Mr. Ming Zhao meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he or each

○	primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and

○	is not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and

○	has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on paragraphs (a)(4)(i) (a)(4)(iii).

Our officers, directors, control person and affiliates of same do not intend to purchase any ordinary shares in this offering.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

MATERIAL TAX CONSIDERATIONS

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax, gift tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

As a Cayman Islands exempted company with limited liability, we are entitled, upon application, to receive an undertaking as to tax concessions pursuant to Section 6 of the Tax Concessions Act (as revised). This undertaking would provide that, for a period of 20 years from the date of issue of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares, debentures or other obligations of our Company or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by our Company to its members or a payment of principal or interest or other sums due under a debenture or other obligation of our Company. If we otherwise were to become subject to taxation in the Cayman Islands, our financial condition and results of operations could be materially and adversely affected.

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax.

No stamp duty is payable in respect of the issue of the ordinary shares. An instrument of transfer in respect of an ordinary share is stampable if executed in or brought into the Cayman Islands.

People’s Republic of China Taxation

The EIT Law became effective as of January 1, 2008, and revised in 2007, 2017 and 2018, respectively, and its implementation regulations (Implementing Regulations for the EIT Law) become effective as of January 1, 2008, and revised in 2019. The EIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% corporate income tax rate as to their worldwide income. Under the Implementation Regulations for the EIT Law issued by the PRC State Council, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. In April 2009, the SAT released Circular 82. Under Circular 82, a foreign enterprise “controlled by a PRC enterprise or a PRC enterprise group” will be considered as a resident enterprise if all of the following conditions are satisfied: (i) the senior management personnel responsible for its daily operations and the place where the senior management departments discharge their responsibilities are located primarily in the PRC; (ii) its finance and human resources related decisions are made by or are subject to the approval of institutions or personnel located in the PRC; (iii) its major assets, books and records, company seals and minutes of its board of directors and shareholder meetings are located or kept in the PRC; and (iv) senior management personnel or 50% or more of the members of its board of directors with voting power of the enterprise reside in the PRC.

On September 1, 2011, the SAT issued Circular 45, to further prescribe the rules concerning the recognition, administration and taxation of a foreign enterprise “controlled by a PRC enterprise or PRC enterprise group.” Currently we are not recognized as a PRC resident enterprise, but there is a risk that we may be recognized by the PRC tax authorities as a PRC resident enterprise. Pursuant to Circular 45, if we are recognized as a PRC resident enterprise, our worldwide income may be subject to enterprise income tax in China at a rate of 25%, and we would be required to file provisional enterprise income tax returns quarterly and complete an annual settlement before May 31 of each year for the preceding year at the in-charge tax bureau. Further, we would be obliged to withhold the enterprise income tax when we distribute dividends to non-resident enterprise holders of our ordinary shares, and the individual income tax when we distribute dividends to non-resident individual holders of our ordinary shares. Under the EIT Law and implementation regulations issued by the State Council, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, and PRC income tax at the rate of 20% is applicable to dividends payable to the investors that are “non-resident individuals,” subject to the provision of any applicable agreement for the avoidance of double taxation and to the extent such dividends have their sources within the PRC.

Circular 45 further clarifies that the capital gains derived by the non-resident enterprises from the alienation of shares of the foreign-incorporated resident enterprise are considered as China-sourced income. Under the EIT Law and implementation regulations issued by the PRC State Council, non-resident enterprise holders of our ordinary shares may be subject to enterprise income tax in China at a rate of 10% on the capital gains derived from the transfer of our ordinary shares. Non-resident individual holders of our ordinary shares may be subject to PRC income tax at a rate of 20% on the capital gains derived from the transfer of our ordinary shares to the extent such capital gains are considered as China-sourced income.

For a discussion of the PRC tax consequences of an investment in our ordinary shares, see “Prospectus Summary - Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences”, we may be classified as a “resident enterprise” of the PRC, which could result in unfavorable tax consequences to us and to non-PRC shareholders.

U.S. Federal Income Taxation

The following discussion describes material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of an investment in our ordinary shares. This discussion applies only to investors that hold our ordinary shares as capital assets (generally, property held for investment) and, in the case of U.S. Holders, that have the U.S. dollar as their functional currency. This discussion is based on the tax laws of the United States, including the Code, U.S. Treasury regulations in effect, or, in some cases, proposed, as of the date of this prospectus, as well as published judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not deal with the tax consequences to any particular investor in light of their own circumstances or to persons in special tax situations, including, without limitation:

●	banks and other financial institutions;

●	dealers in securities or currencies;

●	insurance companies, regulated investment companies and real estate investment trusts;

●	brokers and/or dealers;

●	traders that elect the mark-to-market method of accounting;

●	tax-exempt entities;

●	governmental organizations;

●	retirement plans or accounts;

●	expatriates or entities subject to the U.S. anti-inversion rules;

●	persons liable for alternative minimum tax;

●	persons holding ordinary shares as part of a straddle, hedging, constructive sale, conversion transaction or integrated transaction;

●	persons who acquired ordinary shares through the exercise of an employee stock option or otherwise as compensation;

●	persons that actually or constructively own 10% or more of our voting stock; or

●	persons holding ordinary shares through partnerships or other pass-through entities.

This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. non-income tax consequences such as federal estate, gift, Medicare or alternative minimum tax consequences or the requirements of Section 451 of the Code with respect to conforming the timing of income accruals to financial statements. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL INCOME TAX RULES TO YOUR OWN PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND UNDER ANY APPLICABLE TAX TREATY.

If a partnership (including any entity treated as a partnership or pass-through for U.S. federal income tax purposes) holds ordinary shares, the tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partner and the partnership. If you are a partnership holding ordinary shares, or a partner in such a partnership, you should consult your own tax advisors regarding the tax consequences to you in light of your own circumstances.

Treatment of the Company as a U.S. Corporation for U.S. Federal Income Tax Purposes

Although the Company is organized as a Cayman Islands corporation, we have been treating the Company as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code since the Company’s redomestication from Nevada to the Cayman Islands in 2021. As a result, the Company is generally subject to U.S. federal income taxation as if it were organized under the laws of the United States or a state thereof. Because we generally treat the Company as a U.S. corporation for all purposes under the Code, we do not intend to treat the Company as a “passive foreign investment company,” as such rules apply only to non-U.S. corporations for U.S. federal income tax purposes.

The remainder of this discussion assumes that the Company is treated as a U.S. corporation for all U.S. federal income tax purposes.

Tax Considerations Associated with the Ownership and Disposition of Ordinary Shares for U.S. Holders

The discussion below of the U.S. federal income tax considerations for “U.S. Holders” will apply to you if you are the beneficial owner of ordinary shares and you are, for U.S. federal income tax purposes:

●	a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia or otherwise treated as such under applicable U.S. tax law;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

Distributions

The Company does not currently anticipate paying distributions on its ordinary shares. In the event that distributions are paid, however, the gross amount of such distributions will be included in the gross income of a U.S. Holder as dividend income to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. Dividends received by non-corporate U.S. Holders, including individuals, may be subject to reduced rates of taxation under current law. A U.S. Holder may be eligible to claim a foreign tax credit with respect to any PRC withholding tax imposed on dividends paid by us. However, the foreign tax credit rules are complex, and their application in connection with Section 7874 of the Code in the presence of the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “U.S.-PRC Tax Treaty”), are not entirely clear at this time. The Company will not track the earnings and profits for US income tax purpose. U.S. Holders should consult their own tax advisors with respect to any benefits they may be entitled to under the foreign tax credit rules and the U.S.-PRC Tax Treaty.

To the extent that dividends paid on our ordinary shares exceed current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of tax basis on our ordinary shares, and to the extent that the amount of the distribution exceeds tax basis, the excess will be treated as capital gain from the sale of the ordinary shares as discussed below under the heading “—Sale or Other Disposition”.

Sale or Other Disposition

U.S. Holders of our ordinary shares will recognize taxable gain or loss on any sale, exchange, or other taxable disposition of ordinary shares equal to the difference between the amount realized for the ordinary shares and the U.S. Holder’s tax basis in those ordinary shares. This gain or loss generally will be capital gain or loss. Non-corporate U.S. Holders, including individuals, may be eligible for reduced tax rates if the ordinary shares have been held for more than one year. The deductibility of capital losses is subject to limitations. A U.S. Holder may be eligible to claim a foreign tax credit with respect to any PRC withholding tax imposed on gain from the sale or other disposition of our ordinary shares. However, the foreign tax credit rules are complex, and their application in connection with Section 7874 of the Code in the presence of the U.S.-PRC Tax Treaty are not entirely clear at this time. U.S. Holders should consult their own tax advisors with respect to any benefits they may be entitled to under the foreign tax credit rules and the U.S.-PRC Tax Treaty.

Tax Considerations Associated with the Ownership and Disposition of Ordinary Shares for Non-U.S. Holders

The discussion below of the U.S. federal income tax consequences to “Non-U.S. Holders” will apply to you if you are the beneficial owner of ordinary shares and you are, for U.S. federal income tax purposes, not a U.S. Holder or a partnership (or other entity treated as a pass-through entity) for United States federal income tax purposes.

Special rules, not discussed here, may apply to certain Non-U.S. Holders, such as:

●	certain former citizens or residents of the United States;

●	controlled foreign corporations;

●	passive foreign investment companies;

●	corporations that accumulate earnings to avoid U.S. federal income tax; and

●	investors in pass-through entities that are subject to special treatment under the Code.

Further, this discussion assumes that no item of income or gain recognized by any Non-U.S. Holder with respect to the ordinary shares is effectively connected with the conduct of a trade or business within the United States by any Non-U.S. Holder.

Distributions

The Company does not currently anticipate paying distributions on its ordinary shares. In the event that distributions are paid, however, such distributions will constitute dividends for U.S. tax purposes to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that dividends paid on our ordinary shares exceed our current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of tax basis on the ordinary shares, and to the extent that the amount of the distribution exceeds tax basis, the excess will be treated as capital gain from the sale of ordinary shares as discussed below under the heading “—Sale or Other Disposition”.

Subject to the discussion below on backup withholding and FATCA, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty). Non-U.S. Holders may be entitled to a reduction in or an exemption from U.S. withholding tax on dividends as a result of an applicable income tax treaty. To claim such a reduction in or exemption from withholding, a Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable successor forms) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. Holder resides or is established. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld under these rules by timely filing an appropriate claim for refund with the IRS.

Sale or Other Disposition

Any gain realized upon the sale or other disposition of our ordinary shares generally will not be subject to U.S. federal income tax unless:

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

●	the Company is or has been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period during which such Non-U.S. Holder has held the ordinary shares.

Non-U.S. Holders whose gain is described in the first bullet point above will be subject to a flat 30% U.S. federal income tax rate on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though such Non-U.S. Holders are not considered to be residents of the United States.

A corporation will be a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the aggregate value of its real property interests (U.S. and non-U.S.) and its assets used or held for use in a trade or business. Because we do not currently own any U.S. real property, we believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our ordinary shares are regularly traded on an established securities market, U.S. federal income tax will not apply to any gain realized on the sale or other disposition of the ordinary shares by a Non-U.S. Holder that does not actually or constructively hold more than five percent of our ordinary shares at any time during the applicable period that is specified in the Code. Non-U.S. Holders owning (directly or indirectly) more than 5 percent of our ordinary shares will be subject to different tax consequences and should consult their own tax advisers.

Backup Withholding and Information Reporting

Payments of dividends or of proceeds on the disposition of stock made to a holder of our ordinary shares may be subject to backup withholding (currently at the rate of 24%) unless such holder provides a correct taxpayer identification number on IRS Form W-9 (or other appropriate withholding form) or otherwise establishes an exemption from backup withholding, for example by properly certifying its non-U.S. status on a Form W-8BEN, W-8BEN-E or another appropriate version of IRS Form W-8. Payments of dividends to holders generally must be reported annually to the IRS, along with the name and address of the holder and the amount of tax withheld, if any. A similar report is sent to the holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the holder’s country of residence.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, commonly known as “FATCA,” will impose a U.S. federal withholding tax of 30 percent on certain types of payments, including payments of U.S. source dividends made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders or (ii) certain “non-financial foreign entities” unless they certify that they do not have any “substantial United States owners” (as defined in the Code) or furnish identifying information regarding each substantial United States owner (generally by providing an IRS Form W-8BEN or Form W-8BEN-E). In certain circumstances, the relevant foreign financial institution or non- financial foreign entity may qualify for an exemption from these rules, which exemption is typically evidenced by providing appropriate documentation (such as an IRS Form W-8BEN or Form W-8BEN-E). In addition, an intergovernmental agreement between the United States and the jurisdiction of a foreign financial institution may modify the information reporting and related rules under FATCA. Prospective investors are urged to consult their own tax advisers regarding FATCA and the application of these requirements to their investment in our ordinary shares.

EXPENSES

The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	US$	765.5
Accounting fees and expenses	US$	50,000
Legal fees and expenses	US$	315,000
Printing expenses	US$	2,000
Miscellaneous expenses	US$	1,500
Total	US$	369,265.5

LEGAL MATTERS

We are being represented by Norton Rose Fulbright US LLP with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the securities offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman LLP. Legal matters as to PRC law will be passed upon for us by Zhejiang Minhe Law Firm. Norton Rose Fulbright US LLP may rely upon Conyers Dill & Pearman LLP with respect to matters governed by Cayman Islands law and Zhejiang Minhe Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Ridgetech, Inc. and its subsidiaries as of March 31, 2025 and 2024 and for the years ended March 31, 2025, 2024 and 2023 incorporated in this prospectus by reference to our annual report on Form 20-F for the year ended March 31, 2025 have been so incorporated in reliance on the report of YCM CPA INC., an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting. The office of YCM CPA INC. is located at 2400 Barranca Pkwy, Suite 300, Irvine, CA 92606.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares. Our SEC filings, including the registration statement, are also available to you on the SEC’s website at http://www.sec.gov. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	Our annual report on Form 20-F for the year ended March 31, 2025 filed with the SEC on July 28, 2025.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Ridgetech, Inc.

Address: 5th Floor, Building 6, No. 100, 18th Street, Baiyang Sub-district

Qiantang District, Hangzhou City, Zhejiang Province

People’s Republic of China, 310008

Telephone Number: +86-571-88219579

Attention: Ming Zhao, Interim Chief Executive Officer and Chief Financial Officer

You also may access the incorporated reports and other documents referenced above on our website at www.ridgetch.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

MATERIAL CHANGES

Except as otherwise described in our annual report on Form 20-F for the year ended March 31, 2025, in any subsequent reports of foreign private issuer on Form 6-K filed or submitted under the SEC and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus amendment or supplement, no reportable material changes have occurred since March 31, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2025

The following unaudited pro forma condensed combined and consolidated financial information presents the combination of the financial information of Ridgetech, Inc. (f/k/a China Jo-Jo Drugstores, Inc.) and its consolidated subsidiaries and former VIEs (the “Company” or “RDGT”) and Ridgeline International Limited (“Ridgeline”) adjusted to give effect to the Restructuring Transactions. The following unaudited pro forma condensed combined and consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

The historical financial information of RDGT was derived from its audited consolidated financial statements for the year ended March 31, 2025, included elsewhere in this prospectus, and reflects RDGT’s activity for the period from April 1, 2024 to March 31, 2025. As described in Note 5 – Discontinued Operations below, the audited historical financial statements already reflect the classification of Jiuxin Investment’s retail pharmacy operations as discontinued operations in accordance with U.S. GAAP.

The unaudited pro forma condensed combined and consolidated statement of operations for the year ended March 31, 2025 gives effect to the Restructuring Transactions as if they had occurred on April 1, 2024. The pro forma financial information has been adjusted to reflect the Restructuring Transactions, which includes Ridgeline’s activity for the period from April 1, 2024 to February 28, 2025. Because the Restructuring Transactions are already reflected in RDGT’s balance sheet as of March 31, 2025, a pro forma balance sheet is not included in the unaudited pro forma condensed combined financial information, in accordance with Article 11 of Regulation S-X.

These unaudited pro forma condensed combined and consolidated financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Restructuring Transactions actually been completed on the assumed date or for the period presented. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined and consolidated financial information.

	Historical RDGT (Audited) USD (Note 5)	Historical Ridgeline- Acquisition (Unaudited) (Note 4(a))	Pro Forma Adjustments (Note 4(b))	Pro Forma Combined (Unaudited) USD
REVENUES, NET	119,971,638	58,825,989	(27,908,740)	150,888,887

COST OF GOODS SOLD	116,132,823	57,318,156	(27,908,740)	145,542,239

GROSS PROFIT	3,838,815	1,507,833	-	5,346,648

SELLING EXPENSES	1,534,200	756,111	-	2,290,311
GENERAL AND ADMINISTRATIVE EXPENSES	3,339,954	237,652	-	3,577,606
TOTAL OPERATING EXPENSES	4,874,154	993,763	-	5,867,917

LOSS (INCOME) FROM OPERATIONS	(1,035,339)	514,070	-	(521,269)

INTEREST INCOME	92,834	3,835	-	96,669
OTHER INCOME (EXPENSE), NET	(8,155)	2,701	-	(5,454)

LOSS (INCOME) BEFORE INCOME TAXES	(950,660)	520,606	-	(430,054)

PROVISION FOR INCOME TAXES	503,524	165,891	-	669,415

NET LOSS (INCOME) FROM CONTINUING OPERATIONS	(1,454,184)	354,715	-	(1,099,469)

NET LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES	(4,103,718)	-	-	(4,103,718)
GAIN OF DIVESTITURE JIUXIN INVESTMENT	15,757,753	-	-	15,757,753
NET GAIN(LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	11,654,035	-	-	11,654,035

NET INCOME (LOSS)	10,199,851	354,715	-	10,554,566
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	5,384	-	-	5,384
NET INCOME (LOSS) ATTRIBUTABLE TO RIDGETECH, INC.	10,194,467	354,715	-	10,549,182

NET INCOME (LOSS) ATTRIBUTABLE TO RIDGETECH, INC. FROM CONTINUING OPERATIONS	(1,454,184)	354,715	-	(1,099,469)
NET INCOME (LOSS) ATTRIBUTABLE TO RIDGETECH, INC. FROM DISCONTINUED OPERATIONS	11,648,651	-	-	11,648,651

OTHER COMPREHENSIVE LOSS
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(1,204,966)	-	-	(1,204,966)
COMPREHENSIVE INCOME (LOSS)	8,994,885	354,715	-	9,349,600

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	5,543,118	-	311,891	5,855,009
Diluted	5,543,118	-	311,891	5,855,009

LOSS PER SHARE (FROM CONTINUING OPERATIONS) (Note 6):
Basic	(0.26)	-	-	(0.19)
Diluted	(0.26)	-	-	(0.19)

Note 1 – Description of The Restructuring Transactions

On February 28, 2025, the Company completed a strategic restructuring of its overall business, which included the divestiture of its retail pharmacy business and the acquisition of a pharmaceutical wholesale business. Pursuant to an Equity Exchange Agreement with Renovation, Mr. Lei Liu, Ms. Li Qi, and Oakview International Limited (“Oakview”), dated January 31, 2025, Renovation transferred all of the equity in Jiuxin Investment to Oakview in exchange for the irrevocable surrender, for no consideration, of an aggregate of 2,548,353 ordinary shares by Mr. Liu, Ms. Qi, Oakview and their affiliates back to the Company.

Concurrently, on January 31, 2025, the Company entered into an Equity Exchange Agreement with Mr. Lingtao Kong and Ridgeline, pursuant to which the Company acquired from Mr. Kong all of the issued and outstanding ordinary shares of Ridgeline, the direct parent company of Allright, in exchange for the issuance of 2,225,000 ordinary shares of the Company to Mr. Kong.

The Restructuring Transactions were approved by the Company’s shareholders at the annual general meeting held on February 25, 2025, and closed on February 28, 2025. Following the consummation of the Divestiture, Jiuxin Investment and all entities owned or controlled by Jiuxin Investment, including Jiuzhou Pharmacy, Jiuzhou Clinic, and Jiuzhou Service, are owned or controlled indirectly by Mr. Liu and Ms. Qi. For further information regarding the accounting treatment of the Divestiture, see Note 5 – Discontinued Operations below.

As a result of the Restructuring Transactions, the Company now operates primarily in the wholesale business, selling pharmaceutical products to trading companies and other businesses.

Note 2 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements have been derived from the audited historical consolidated financial statements of operations for the year ended March 31, 2025 of RDGT and the unaudited historical consolidated financial statements of operations for the eleven months ended February 28, 2025 of Ridgeline. Certain financial statement line items included in Ridgeline’s historical presentation have been disaggregated or condensed to conform to the corresponding financial statement line items included in RDGT’s historical presentation. The unaudited pro forma condensed combined financial statements have been prepared as a business combination using the acquisition method, with RDGT treated as the acquirer for accounting purposes.

The pro forma adjustments do not include any transaction costs that may be associated with the Restructuring Transactions, as the amounts are not deemed to be material.

Note 3 – Accounting Policies

As part of preparing these unaudited pro forma condensed combined financial statements, RDGT conducted an initial review of the accounting policies of Ridgeline to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to RDGT’s accounting policies and classifications. During the preparation of these unaudited pro forma condensed combined financial statements, RDGT did not become aware of any material differences between accounting policies of RDGT and Ridgeline except for certain reclassifications necessary to conform Ridgeline’s classification to RDGT’s financial statement presentation.

Note 4 – Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma transaction adjustments included in the unaudited pro forma combined statement of operations are as follows:

(a)	Reflects the consolidation of Ridgeline’s pre-acquisition historical operations pursuant to the Acquisition of Ridgeline;

(b)	Reflects the elimination of sales between Jiuxin Medicine and Ridgeline, including revenue of approximately $22.38 million from Jiuxin Medicine’s sale to Ridgeline and revenue of approximately $5.53 million from Ridgeline’s sale to Jiuxin Medicine for the year ended March 31, 2025. These sales revenues and costs are eliminated in the unaudited pro forma financial statement since Ridgeline will be consolidated into RDGT’s financial statements after giving effect to the Acquisition assuming the Acquisition occurred on April 1, 2024.

Note 5 – Discontinued Operations

Pursuant to that certain Equity Exchange Agreement with Renovation, Mr. Lei Liu, Ms. Li Qi, and Oakview, dated January 31, 2025, Renovation transferred all equity in Jiuxin Investment to Oakview, in exchange for irrevocable surrender for no consideration by Mr. Liu, Ms. Qi, Oakview and their affiliates in total 2,548,353 ordinary shares back to the Company. On February 28, 2025, the Divestiture Transaction was consummated. In accordance with ASC Topic 205, Presentation of Financial Statements (“ASC 205”), Subtopic 20 - Discontinued Operations, the Company determined that Jiuxin Investment’s business qualified as a discontinued operation. Accordingly, the results of Jiuxin Investment have been presented as discontinued operations in the audited historical consolidated financial statements of operations for the year ended March 31, 2025 of RDGT.

Management evaluated the presentation requirements of Rule 11-02 of Regulation S-X in connection with the pro forma financial information. Because the Divestiture is already reflected as discontinued operations in the historical financial statements, and the only impact on the pro forma financial information is the removal of discontinued operations, a separate pro forma column would not provide additional meaningful information to investors and would duplicate disclosures already provided under U.S. GAAP. Accordingly, the effect of the Divestiture has been reflected within the historical results presented, rather than in a separate pro forma adjustment column.

Note 6 – Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share from continuing operations attributable to controlling interests presented are based on the historical weighted average number of shares outstanding of RDGT during the period, adjusted to give effect to the following transactions as if it had occurred at the beginning of the period presented:

(a)	Acquisition: The issuance of 2,225,000 ordinary shares to consummate the Acquisition on February 28, 2025.

(b)	Divestiture: The cancellation of 2,548,353 ordinary shares in connection with the Divestiture on February 28, 2025.

The net effect of these two transactions results in a reduction of 323,353 shares; when weighted for the period presented, this equates to a pro forma adjustment of 311,891 shares.

The pro forma diluted earnings per share gives effect to all potentially dilutive securities from the above Acquisition and Divestiture, in accordance with U.S. GAAP.

INDEX TO HISTORICAL FINANCIAL STATEMENTS

Consolidated Financial Statements of Ridgetech, Inc. (f/k/a China Jo-Jo Drugstores, Inc.)

Consolidated Financial Statements of Ridgeline International Limited

Interim Unaudited Consolidated Financial Statements of Ridgeline International Limited

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Ridgetech, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ridgetech, Inc. and subsidiaries (collectively, the “Company”) as of March 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Business combination: Estimate of the fair values of identifiable intangible assets for purchase price allocation

Description of the Matter

As described in Note 5 to the consolidated financial statements, the Company entered into an equity exchange agreement with Ridgeline International Limited, a Hong Kong private company (“Target”), and Lingtao Kong (the “Seller”), the sole shareholder of Target, pursuant to which, among other things and subject to the terms and conditions contained therein, the Company will effect an acquisition of Target by acquiring from the Seller all of the issued and outstanding ordinary shares of Target. The Acquisition Transaction was consummated on February 28, 2025. Management of the Company estimated the allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed, with the remaining amount being classified as goodwill based on valuation report prepared by an independent specialist.

We deem the estimate of the fair values of identifiable intangible assets in the purchase price allocation a significant audit matter because of the significant assumptions made by management to estimate the fair values. These estimates include cash flow projections and discount rate which required a high degree of subjectivity, auditor judgment and an increased extent of effort, including the use of valuation specialists.

How We Addressed the Matter in Our Audit

To address the matter involved, we designed and performed audit procedures and evaluated audit evidence in connection with forming our overall opinion on the consolidated financial statements. Our audit procedures included the following:

(1)	We obtained an understanding and evaluated the design of the controls over the purchase price allocation in a business combination, including management’s controls over the identification of tangible and intangible assets acquired and liabilities assumed, and the valuation methodology for estimating the fair values of assets acquired and liabilities assumed.

(2)	For valuations prepared by the Company-engaged independent specialist, we evaluated the expertise, qualifications, and independence of the management’s specialist engaged to complete the evaluation report.

(3)	With the assistance of the specialists engaged by us, we evaluated (i) the appropriateness of the valuation methodologies, (ii) the reasonableness of the discount rate and the long-term growth rate used by management, and (iii) the mathematical accuracy of the underlying schedules used in the valuation report.

(4)	We evaluated the cash flow projections by comparing them to historical results and certain peer companies as well as considering relevant economic trend and industry factors to assess the reasonableness of these forecasts.

(5)	We tested the accuracy and completeness of the underlying data used in the valuation.

/s/ YCM CPA INC.

We have served as the Company’s auditor since 2022.

PCAOB ID 6781

Irvine, California

July 28, 2025

RIDGETECH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2025	2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,779,781	$2,297,256
Restricted cash	5,761,294	1,988,710
Trade accounts receivables	27,811,813	6,014,511
Inventories	9,758,071	9,076,734
Other receivables, net	2,419,671	218,765
Advances to suppliers	433,140	182,075
Due from related parties	-	19,737
Other current assets	745,477	-
Current assets of discontinued operations	-	49,884,574
Total current assets	59,709,247	69,682,362

NON-CURRENT ASSETS
Property and equipment, net	8,931	8,377
Intangible assets, net	3,302,961	1,276,737
Goodwill	1,463,733	-
Non-current assets of discontinued operations	-	24,089,614
Total non-current assets	4,775,625	25,374,728
Total assets	$64,484,872	$95,057,090

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$19,666,664	$30,576,909
Notes payable	10,386,612	6,594,442
Other payables	2,319,139	592,876
Due to related parties	2,130	2,140
Customer deposits	264,068	174,138
Taxes payable	1,521,546	543,081
Accrued liabilities	196,210	197,199
Current liabilities of discontinued operations	-	35,679,310
Total current liabilities	34,356,369	74,360,095

NON-CURRENT LIABILITIES
Deferred tax liabilities	492,121	-
Non-current liabilities of discontinued operations	-	6,403,858
Total non-current liabilities	492,121	6,403,858
Total liabilities	34,848,490	80,763,953

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Ordinary shares; $0.24 par value; 36,000,000,000 shares authorized; 5,855,009 and 1,743,362 shares issued and outstanding as of March 31, 2025 and 2024, respectively	1,405,202	418,407
Preferred shares; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of March 31, 2025 and 2024	-	-
Additional paid-in capital	91,743,163	86,413,978
Statutory reserves	-	1,309,109
Accumulated deficit	(63,312,779)	(73,507,246)
Accumulated other comprehensive income	(199,204)	1,005,762
Total shareholders’ equity attributed to Ridgetech	29,636,382	15,640,010
Noncontrolling interests	-	(1,346,873)
Total shareholders’ equity	29,636,382	14,293,137
Total liabilities and shareholders’ equity	$64,484,872	$95,057,090

The accompanying notes are an integral part of these consolidated financial statements.

RIDGETECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the years ended March 31,
	2025	2024	2023
REVENUES, NET	$119,971,638	$123,994,053	$120,199,193

COST OF GOODS SOLD	116,132,823	119,115,636	116,597,751

GROSS PROFIT	3,838,815	4,878,417	3,601,442

SELLING EXPENSES	1,534,200	934,223	1,266,025
GENERAL AND ADMINISTRATIVE EXPENSES	3,339,954	3,348,112	5,137,741
STOCK BASED COMPENSATION	-	-	10,360,000
TOTAL OPERATING EXPENSES	4,874,154	4,282,335	16,763,766

INCOME (LOSS) FROM OPERATIONS	(1,035,339)	596,082	(13,162,324)

OTHER INCOME (EXPENSES):
INTEREST INCOME	92,834	197,763	31,582
INVESTMENT LOSS	-	(1,607,537)	(2,402,376)
OTHER INCOME (EXPENSES)	(8,155)	(13,377)	92,358

LOSS BEFORE INCOME TAXES	(950,660)	(827,069)	(15,440,760)

PROVISION FOR INCOME TAXES	503,524	(41,363)	394,541
NET LOSS FROM CONTINUING OPERATIONS	(1,454,184)	(785,706)	(15,835,301)
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES	(4,103,718)	(3,448,536)	(5,303,476)
GAIN OF DIVESTITURE JIUXIN INVESTMENT	15,757,753	-	-
NET GAIN(LOSS) FROM DISCONTINUED OPREATIONS, NET OF TAX	11,654,035	(3,448,536)	(5,303,476)

NET INCOME (LOSS)	10,199,851	(4,234,242)	(21,138,777)

LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	5,384	(14)	(252)

NET INCOME (LOSS) ATTRIBUTABLE TO RIDGETECH, INC.	10,194,467	(4,234,228)	(21,138,525)
NET INCOME (LOSS) ATTRIBUTABLE TO RIDGETECH, INC. FROM CONTINUING OPERATIONS	(1,454,184)	(785,706)	(15,835,301)
NET INCOME (LOSS) ATTRIBUTABLE TO RIDGETECH, INC. FROM DISCONTINUED OPERATIONS	11,648,651	(3,448,522)	(5,303,224)

OTHER COMPREHENSIVE LOSS
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(1,204,966)	(729,373)	(2,617,857)
COMPREHENSIVE INCOME (LOSS)	8,994,885	(4,963,615)	(23,756,634)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	5,543,118	1,444,263	509,828
Diluted	5,543,118	1,444,263	509,828

INCOME (LOSS) PER SHARE:
Basic	$1.84	$(2.93)	$(41.46)
Diluted	$1.84	$(2.93)	$(41.46)

The accompanying notes are an integral part of these consolidated financial statements.

RIDGETECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Accumulated
	Ordinary Shares		Additional			other	Non-	Total
	Number of		paid-in	Statutory	Accumulated	comprehensive	controlling	Shareholders’
	shares	Amount	capital	reserves	deficit	income/(loss)	interest	Equity
BALANCE, March 31, 2022	173,966	41,752	66,516,033	1,309,109	(48,134,493)	4,352,992	(1,346,607)	22,738,786
Fractional shares issued for reverse stock split	402	97	(97)	-	-	-	-	-
Issuance of shares and warrants in private placements	297,500	71,400	7,253,600	-	-	-	-	7,325,000
Share-based compensation	150,000	36,000	10,324,000	-	-	-	-	10,360,000
Cashless exercise of warrants	562,993	135,118	(135,118)	-	-	-	-	-
Net loss	-	-	-	-	(21,138,525)	-	(252)	(21,138,777)
Foreign currency translation difference	-	-	-	-	-	(2,617,857)	-	(2,617,857)
BALANCE, March 31, 2023	1,184,861	284,367	83,958,418	1,309,109	(69,273,018)	1,735,135	(1,346,859)	16,667,152
Fractional shares issued for reverse stock split	60,501	14,520	(14,520)	-	-	-	-	-
Issuance of shares and warrants in private placements	498,000	119,520	2,470,080					2,589,600
Net loss	-	-	-	-	(4,234,228)	-	(14)	(4,234,242)
Foreign currency translation difference	-	-	-	-	-	(729,373)	-	(729,373)
BALANCE, March 31, 2024	1,743,362	418,407	86,413,978	1,309,109	(73,507,246)	1,005,762	(1,346,873)	14,293,137
Cancellation of shares	(55,000)	(13,200)	13,200	-	-	-	-	-
Divestiture of Jiuxin Investment	(2,548,353)	(611,605)	(4,287,665)	(1,309,109)	-	(2,440,344)	1,341,489	(7,307,234)
Acquisition of Ridgeline	2,225,000	534,000	3,048,250	-	-	-	-	3,582,250
Sale of shares and warrants	4,490,000	1,077,600	6,555,400	-	-	-	-	7,633,000
Net loss	-	-	-	-	10,194,467	-	5,384	10,199,851
Foreign currency translation difference	-	-	-	-	-	1,235,378	-	1,235,378
BALANCE, March 31, 2025	5,855,009	1,405,202	91,743,163	-	(63,312,779)	(199,204)	-	29,636,382

The accompanying notes are an integral part of these consolidated financial statements.

RIDGETECH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended March 31,
	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$10,199,851	$(4,234,242)	$(21,138,777)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,137,240	790,449	718,002
Bad debt direct write-off and provision and reversal	85,642	(249,257)	7,579,886
Amortization of right-of-use assets	4,879,012	4,594,172	-
Loss from disposal of property and equipment	-	107,251	-
Gain of divestiture Jiuxin Investment	(15,757,753)	-	-
Deferred tax expenses(benefits)	(29,822)
Share-based compensation	-	-	10,360,000
Investment loss	-	1,607,537	2,402,376
Change in operating assets and liabilities:
Accounts receivable	10,040,414	(1,804,440)	(2,531,755)
Notes receivable	(29,271)	19,943	(20,861)
Inventories and biological assets	405,822	(1,699,621)	(522,550)
Other receivables	(11,758,658)	(672,830)	(958,671)
Advances to suppliers	(341,702)	(839,221)	201,984
Long term deposit	(1,361,613)	(132,568)	589,653
Other current assets	-	19,076	331,426
Other noncurrent assets	(359,114)	69,539	(30,483)
Amount due from related parties	-	(317,828)	-
Accounts payable	(21,128,762)	6,002,186	1,765,488
Other payables and accrued liabilities	28,752,570	868,975	(1,426,829)
Customer deposits	(162,940)	(144,761)	(1,035,456)
Taxes payable	1,314,644	(948,277)	433,054
Operating lease liabilities	(4,637,790)	(6,191,522)	-
Net cash provided by (used in) operating activities	1,247,770	(3,155,439)	(3,283,513)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of equipment and building	(155,360)	(330,677)	(118,272)
Investment in a joint venture	-	(1,116,212)	(4,379)
Purchases of intangible assets	-	(66,973)	(12,774)
Additions to leasehold improvements	(459,907)	(525,988)	(180,672)
Acquisition of Ridgeline, net of cash acquired	4,833,439	-	-
Divestiture Jiuxin Investment, net of cash disposed	(22,353,250)	-	-
Net cash used in investing activities	(18,135,078)	(2,039,850)	(316,097)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	-	1,116,212	-
Repayment of short-term bank loan	(277,266)	(837,159)	-
Repayment of third parties loan	-	-	(1,811,558)
Proceeds from notes payable	51,689,531	56,875,403	57,965,013
Repayment of notes payable	(56,365,693)	(52,997,171)	(60,273,598)
Proceeds from issuance of shares and warrants in private placements	7,633,000	2,589,600	7,325,000
Proceeds from other payable-related parties	325,784	1,257,406	43,785
Repayment of other payable-related parties	(1,499,764)	-	(882,486)
Net cash provided by financing activities	1,505,592	8,004,291	2,366,156

EFFECT OF EXCHANGE RATE ON CASH	1,048,620	(1,505,475)	(2,535,479)

DECREASE (INCREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(14,333,096)	1,303,527	(3,768,933)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of year	32,874,171	31,570,644	35,339,577
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of year	$18,541,075	$32,874,171	$31,570,644

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$137,456	$149,023	$63,668
Cash paid for interest	6,289	13,604	64,943

NON-CASH ACTIVITIES：
Cashless exercise of warrants	$-	$-	$135,118
Issuance of shares for acquisition of subsidiaries	3,582,250	-	-
Cancellation of shares for disposal of subsidiaries	4,102,848	-	-

(a)	The cash flows related to discontinued operations have not been segregated. Accordingly, the Consolidated Statements of Cash Flows include the results of continuing and discontinued operations. Refer to Note 4 - Discontinued Operations for further information.

The accompanying notes are an integral part of these consolidated financial statements.

Note 1 - DESCRIPTION OF BUSINESS AND ORGANIZATION

Ridgetech, Inc. (“RDGT” or the “Company”), formerly known as China Jo-Jo Drugstores, Inc. prior to February 2025, was incorporated in Nevada on December 19, 2006, originally under the name “Kerrisdale Mining Corporation”. On September 24, 2009, the Company changed its name to “China Jo-Jo Drugstores, Inc.” in connection with a share exchange transaction as described below.

On September 17, 2009, the Company completed a share exchange transaction with Renovation Investment (Hong Kong) Co., Ltd. (“Renovation”), whereby 7,900,000 shares of common stock were issued to the stockholders of Renovation in exchange for 100% of the capital stock of Renovation. The completion of the share exchange transaction resulted in a change of control. The share exchange transaction was accounted for as a reverse acquisition and recapitalization and, as a result, the consolidated financial statements of the Company (the legal acquirer) are, in substance, those of Renovation (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction. Renovation has no substantive operations of its own except for its holdings of Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Investment”), Zhejiang Shouantang Medical Technology Co., Ltd. (“Shouantang Technology”) and Hangzhou Jiutong Medical Technology Co., Ltd (“Jiutong Medical”), Hangzhou Jiuyi Medical Technology Co. Ltd. (“Jiuyi Technology”), its wholly-owned subsidiaries.

Prior to the Restructuring Transactions (as defined below) in the first quarter of 2025, the Company was an online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products in the People’s Republic of China (“China” or the “PRC”). The Company’s offline retail business was comprised primarily of pharmacies, which were operated by Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”), a company that the Company controlled through contractual arrangements.

The Company’s offline retail business also included four medical clinics through Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (“Jiuzhou Clinic”) and Hangzhou Jiuzhou Medical and Public Health Service Co., Ltd. (“Jiuzhou Service”), both of which were also controlled by the Company through contractual arrangements. In May 2014, Shouantang Technology established Hangzhou Shouantang Bio-technology Co., Ltd. (“Shouantang Bio”). In May 2016, Shouantang Bio set up and held 49% of Hangzhou Kahamadi Bio-technology Co., Ltd. (“Kahamadi Bio”), a joint venture specializing in brand name development for nutritional supplements. In 2018, Jiuzhou Pharmacy invested a total of $741,540 (RMB5,100,000) in and held 51% of Zhejiang Jiuzhou Linjia Medical Investment and Management Co. Ltd (“Linjia Medical”), which ceased its operation as of March 31, 2021.

Prior to the Restructuring Transactions, the Company also conducted its online retail pharmacy business through Jiuzhou Pharmacy, which held the Company’s online pharmacy license. On September 10, 2015, Renovation set up Jiuyi Technology to provide additional technical support such as webpage development to the Company’s online pharmacy business. In November 2015, the technical support function was transferred back to Jiuzhou Pharmacy, which hosted the Company’s online pharmacy.

Prior to the Restructuring Transactions, the Company’s wholesale business was primarily conducted through Zhejiang Jiuxin Medicine Co., Ltd. (“Jiuxin Medicine”), which is licensed to distribute prescription and non-prescription pharmaceutical products throughout China. Jiuzhou Pharmacy acquired Jiuxin Medicine on August 25, 2011. On April 20, 2018, 10% of Jiuxin Medicine shares were sold to Hangzhou Kangzhou Biotech Co. Ltd. for a total proceeds of $79,625 (RMB 507,760). On January 29, 2021, The Company bought back the 10% of Jiuxin Medicine for a total price of $77,410(RMB507,760). On July 20, 2023, 100% of Jiuxin Medicine shares were sold to Jiuxin Investment. On January 5, 2024, 100% of Jiuxin Medicine shares were sold to Renovation.

The Company’s herb farming business prior to the Restructuring Transactions was conducted by Hangzhou Qianhong Agriculture Development Co., Ltd. (“Qianhong Agriculture”), a wholly-owned subsidiary of Jiuxin Investment.

On July 30, 2021, China Jo-Jo Drugstores, Inc., a Nevada corporation (“CJJD”), completed a corporate reorganization (the “Reorganization” or “Redomicile Merger”), resulting in China Jo-Jo Drugstores Holdings, Inc., a company incorporated under the laws of the Cayman Islands (“CJJD Cayman”), becoming the publicly held parent company of CJJD, with CJJD merged with and into CJJD Cayman, pursuant to the Agreement and Plan of Merger, dated as of May 14, 2021, by and between CJJD and CJJD Cayman (the “Merger Agreement”). Prior to the Reorganization, shares of CJJD’s common stock were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on the NASDAQ Capital Market under the symbol “CJJD.” As a result of the Reorganization, each issued and outstanding share of CJJD’s common stock was converted into the right to receive one CJJD Cayman ordinary share, which shares were issued by CJJD Cayman as part of the Reorganization.

On April 7, 2022, the Company effected a 1-for-12 reverse stock split on its ordinary shares. Upon the effectiveness of the reverse stock split, every 12 shares of the Company’s issued and outstanding ordinary shares were automatically be converted into one issued and outstanding ordinary share. No fractional shares were issued as a result of the reverse stock split. Instead, any fractional shares that would have resulted from the split were rounded up to the next whole number. The reverse stock split affects all shareholders uniformly and will not alter any shareholder’s percentage interest in the Company’s outstanding ordinary shares, except for adjustments that may result from the treatment of fractional shares.

On March 1, 2024, the Company effected a 1-for-20 reverse stock split on its ordinary shares. Upon the effectiveness of the reverse stock split, every 20 shares of the Company’s issued and outstanding ordinary shares were automatically be converted into one issued and outstanding ordinary share. No fractional shares were issued as a result of the reverse stock split. Instead, any fractional shares that would have resulted from the split were rounded up to the next whole number. The reverse stock split affects all shareholders uniformly and will not alter any shareholder’s percentage interest in the Company’s outstanding ordinary shares, except for adjustments that may result from the treatment of fractional shares.

In the first quarter of 2025, the Company completed strategic restructuring of its overall business, aiming to transition from a high-cost retail segment to a wholesale-focused model by expansion of its wholesale business through acquisition of Allright (Hangzhou) Internet Technology Co. Ltd (“Allright”) and divestiture of its retail drugstores business. Pursuant to that certain Equity Exchange Agreement with Renovation, Mr. Lei Liu, Ms. Li Qi, and Oakview International Limited (“Oakview”), dated January 31, 2025, Renovation transferred all equity in Jiuxin Investment to Oakview, in exchange for irrevocable surrender for no consideration by Mr. Liu, Ms. Qi, Oakview and their affiliates in total 2,548,353 ordinary shares back to the Company (the “Divestiture”). Concurrently on January 31, 2025, the Company entered into that certain Equity Exchange Agreement with Mr. Lingtao Kong and Ridgeline International Limited (“Ridgeline”), pursuant to which the Company acquired from Mr. Kong all of the issued and outstanding ordinary shares of Ridgeline, the direct parent company of Allright, by issuing 2,225,000 ordinary shares to Mr. Kong (the “Acquisition”, and together with the Divestiture, the “Restructuring Transactions”). The Restructuring Transactions were approved by the Company’s shareholders at its annual general meeting of shareholders held on February 25, 2025, and were closed on February 28, 2025. Following the consummation of the Divestiture, Jiuxin Investment and all entities owned or controlled by Jiuxin Investment, including each of Jiuzhou Pharmacy, Jiuzhou Clinic and Jiuzhou Service, are owned or controlled indirectly by Mr. Liu and Ms. Qi. As a result of the Restructuring Transactions, the Company currently operates primarily in the wholesale business selling pharmaceutical products to trading companies and other businesses.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Entity Name	Background	Ownership
Renovation	● Incorporated in Hong Kong SAR on September 2, 2008	100% (Prior to the Restructuring Transactions)

Ridgeline	● Incorporated in Hong Kong SAR on June 27, 2023 ● Acquired by RDGT in February 2025	100% (Following the Restructuring Transactions)

Shouantang Technology

●     Established in the PRC on July 16, 2010 by Renovation with registered capital of $20 million

●     Registered capital requirement reduced by the SAIC to $11 million in July 2012 and is fully paid

●     Deemed a WFOE under PRC law

●     Invests and finances the working capital of Quannuo Technology

100% (Prior to the Restructuring Transactions)

Entity Name	Background	Ownership
Jiuxin Medicine	● Established in PRC on December 31, 2003 ● Acquired by Renovation in January 2024 ● Registered capital of RMB 10 million fully paid ● Carries out pharmaceutical distribution services	100% (Prior to the Restructuring Transactions)

Allright	● Established in PRC on April 19, 2021 ● Acquired by RDGT in February 2025 ● Registered capital of RMB 10 million ● Carries out pharmaceutical distribution services	100% (Following the Restructuring Transactions)

Jiutong Medical	● Established in the PRC on December 20, 2011 by Renovation ● Registered capital of $2.6 million fully paid ● Currently has no operation	100% (Prior to the Restructuring Transactions)

Shouantang Bio

●     Established in the PRC in October, 2014 by Shouantang Technology

●     100% held by Shouantang Technology

●     Registered capital of RMB 1,000,000 fully paid

●     Sells nutritional supplements under its own brand name

100% (Prior to the Restructuring Transactions)

Jiuyi Technology	● Established in the PRC on September 10, 2015 ● 100% held by Renovation ● Technical support to online pharmacy	100% (Prior to the Restructuring Transactions)

Kahamadi Bio	● Established in the PRC in May 2016 ● 49% held by Shouantang Bio ● Registered capital of RMB 10 million ● Develop brand name for nutritional supplements	49% (Prior to the Restructuring Transactions)

Liquidity and capital resources

As of March 31, 2025, we had cash of approximately $18.5 million and a working capital of $25.4 million. During the year ended March 31, 2025, we had a net income of approximately $10.2 million.

The Company’s accounts have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) on a going concern basis. The going concern basis assumes that assets are realized and liabilities are extinguished in the ordinary course of business at amounts disclosed in the financial statements. The Company’s ability to continue as a going concern depends upon aligning its sources of funding (debt and equity) with its expenditure requirements and repayment of the short-term debts as and when they become due.

In order to meet its capital demand, the Company strived to raise funds in the capital market, increase its credit line from the local banks, and improve its wholesale performance in the near future.

The Company has a credit line agreement from a local bank as described in detail in Note 12. As of March 31, 2025, approximately $0.89 million of the aforementioned bank credit line was available for further borrowing. As the economy growth in China slows down, the national interest rate continues to decrease. Local banks are encouraged to provide low interest rate loans to local enterprises.

Based on the above factors, the Company believes it has sufficient financial resources to support its operations for at least the next 12 months.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The significant estimates made in the preparation of the accompanying consolidated financial statements relate to the assessment of the carrying values of accounts receivable, related allowance for doubtful accounts, losses. Because of the use of estimates inherent in the financial reporting process, actual results could materially differ from those estimates.

Fair value measurements

The Company establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, restricted cash, accounts receivable, advances to suppliers, other current assets, accounts payable, due to related parties, other current liabilities, short-term bank loans and bank acceptance notes payable approximate their recorded values due to their short-term maturities. The fair value of longer term long-term bank loan and operating lease liabilities approximate their recorded values as their stated interest rates approximate the rates currently available.

Long-term investments

Long-term investments include equity investments. Equity investments include investments in common stock or in-substance common stock of entities. For those equity investments over which the Company can exercise significant influence but does not own a majority equity interest or control, the equity method is applied, and the Company adjusts the carrying amount of an investment and recognizes investment income or loss for the Company’s share of the earnings or loss of the investee after the date of investment. For those equity investments accounted for other than under the equity method, the fair value method is applied. However, for equity investments that do not have readily determinable fair values, the Company chooses to account for them at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. If this measurement alternative is elected, changes in the carrying value of the equity investments will be required to be made whenever there are observable price changes in transactions for identical or similar investments of the same issuer.

Revenue recognition

Effective March 31, 2018, the Company began recognizing revenue under Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective transition method. The impact of adopting the new revenue standard was not material to the Company’s consolidated financial statements. The core principle of this new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

●	The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct).

●	The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

The Company’s revenue is net of value added tax (“VAT”) collected on behalf of the PRC tax authorities with respect to the sales of merchandise. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the accompanying consolidated balance sheets until it is paid to the relevant PRC tax authorities.

Certain contract liabilities primarily represent the Company’s obligation to transfer additional goods or services to a customer for which the Company has received consideration, for example, membership points. The consideration received remains a contract liability until goods or services have been provided to the retail customer. The estimated amount based on accrued membership points was deducted from sales revenue.

The following is a discussion of the Company’s revenue recognition policies by segment under the new revenue recognition accounting standard:

Pharmacy retail sales- Discontinued Following the Restructuring Transactions

The physical pharmacies sell prescription drugs, over-the-counter (“OTC”) drugs, traditional Chinese medicine, nutritional supplements, medical devices and sundry products. Revenue from sales of prescription medicine at drugstores is recognized when the prescription is filled and the customer picks up and pays for the prescription. Revenue from sales of other merchandise at drugstores is recognized at the point of sale, which is when a customer pays for and receives the merchandise. Usually the majority merchandise, such as prescription and OTC drugs, are not refundable after the customers leave the counter. Returns of other products, such as sundry products, are minimal. Sales of drugs reimbursed by the local government medical insurance agency and receivables from the agency are recognized when a customer pays for the drugs at a store. Based on historical experience, a reserve for potential losses from denial of reimbursement on certain unqualified drugs is made by the Company to the receivables from the government agency. Additionally, several onsite clinics adjacent to pharmacies provide limited medical services. Revenue from medical services is recognized after the service has been rendered to a customer. As revenue from medical services is minimal compared to pharmacy retail sales, it is included as part of the pharmacy retail sales.

The Company deduct the membership rewards directly from the retail revenue, and present such amounts in net sales as opposed to the current reduction of operation expense classification. Membership rewards, usually membership points, are accumulated by customers based on their historical spending levels. The Company has determined that there is an additional performance obligation to those customers at the time of the initial transaction. The customers can then redeem these points against the prices of merchandises they purchase in the future. At the end of each period, unredeemed membership rewards are reflected as a contract liability.

Online pharmacy sales- Discontinued Following the Restructuring Transactions

Revenue from online pharmacy sales is recognized when merchandise is shipped to customers. While most deliveries take one day, certain deliveries may take longer depending on a customer’s location. Any loss caused in a shipment will be reimbursed by the Company’s courier company. The Company’s sales policy allows for the return of certain merchandises without reason within seven days after a customer’s receipt of the applicable merchandise. Historically, sales returns seven days after merchandise receipts have been minimal.

Offline Wholesale

Jiuxin Medicine and Allright purchase medicine in quantity and distribute products primarily to local pharmacies and medical products dealers. Revenue from sales of merchandise to non-retail customers is recognized when the merchandise is transferred to customers. Historically, sales returns have been minimal.

The Company’s revenue is net of VAT collected on behalf of PRC tax authorities in respect to the sales of merchandise. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the accompanying consolidated balance sheets until it is paid to the relevant PRC tax authorities.

Online platform sales

Revenue from online platform sales is recognized when merchandise is shipped to customers. While most deliveries take one day, certain deliveries may take longer depending on a customer’s location. Any loss caused in a shipment will be reimbursed by the Company’s courier company. The Company’s sales policy allows for the return of certain merchandises without reason within seven days after a customer’s receipt of the applicable merchandise. Historically, sales returns seven days after merchandise receipts have been minimal.

Disaggregation of Revenue

In accordance with ASC 205-20 (Discontinued Operations), the Company determined that Jiuxin Investment’s business qualified as a discontinued operation and has presented it as such in the audited consolidated financial statements. Financial results for discontinued operations are reported separately from continuing operations. After divestiture of Jiuxin Investment, the internal sales to Jiuzhou Pharmacy were not eliminated in the audited consolidated financial statements. The following table disaggregates the Company’s revenue in each segment for the years ended March 31, 2025, 2024 and 2023:

	2025	2024	2023
For the year ended March 31,
Revenue from offline wholesale	$118,864,443	$123,994,053	$120,199,193
Revenue from online platform	1,107,195	-	-
Total revenue	$119,971,638	$123,994,053	$120,199,193

Restricted cash

The Company’s restricted cash consists of cash and long-term deposits in a bank as security for its notes payable. The Company has notes payable outstanding with the bank and is required to keep certain amounts on deposit that are subject to withdrawal restrictions. The notes payable are generally short term in nature due to their short maturity period of six to nine months; thus, restricted cash is classified as a current asset.

The following represents a reconciliation of cash and cash equivalents in the consolidated balance sheets to total cash, cash equivalents and restricted cash in the consolidated statements of cash flows as of March 31, 2025 and 2024:

	March 31, 2025	March 31, 2024
Cash and cash equivalents	$12,779,781	$2,297,256
Restricted cash	5,761,294	1,988,710
Cash, cash equivalents and restricted cash	$18,541,075	$4,285,966

Accounts receivable

Accounts receivable represents the following: (1) amounts due from banks relating to retail sales that are paid or settled by the customers’ debit or credit cards, and (2) amounts due from non-bank third party payment instruments such as Alipay and certain e-commerce platforms.

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as necessary. In its offline wholesale business, the Company uses the expected credit loss method to estimate the allowance for anticipated uncollectible receivable balances. At each reporting period, the allowance balance is adjusted to reflect the amount computed as a result of the expected credit loss method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, a corresponding adjustment is made to the allowance account as a change in estimate.

In the Company’s online platform business, accounts receivable primarily consist of amounts due from non-bank third party payment instruments such as Alipay and certain e-commerce platforms. To purchase pharmaceutical products from an e-commerce platforms such as Pharmacist Help, Yiyao Help and Yao Help, customers are required to submit payment to certain non-bank third party payment instruments, such as Alipay, which, in turn, reimburse the Company within seven days to a month. Except for customer returns of sold products, the receivables from these payments instruments are rarely uncollectible.

Credit loss roll forward

With the adoption of the current expected credit loss standard in 2020, the Company estimates future expected losses on accounts receivable and other receivables over the remaining collection period of the instrument. The roll forward for the allowance for credit losses for the year end March 31, 2025, is as follows:

	For the year end March 31, 2025
	Account receivable	Other receivables	Total
Allowance for credit losses as of March 31, 2024	$164,280	1,785,569	$1,949,849
Credit loss reversal	(53,987)	238,836	184,849
Ending allowance for credit losses	$110,293	2,024,405	$2,134,698

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first in first out (FIFO) method. The Company carries out physical inventory counts on a monthly basis and warehouse location. The Company periodically reviews its inventory and records write-downs to inventories for shrinkage losses and damaged merchandise that are identified. The Company provides a reserve for estimated inventory obsolescence or excess quantities on hand equal to the difference, if any, between the cost of the inventory and its estimated realizable value.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation or amortization. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, taking into consideration the assets’ estimated residual value. Leasehold improvements are amortized over the shorter of lease term or remaining lease period of the underlying assets. Following are the estimated useful lives of the Company’s property and equipment:

Estimated Useful Life
Motor vehicles	3-5 years
Office equipment & furniture	3-5 years

Maintenance, repairs and minor renewals are charged to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

Intangible assets

Intangible assets are acquired individually or as part of a group of assets, and are initially recorded at their fair value. The cost of a group of assets acquired in a transaction is allocated to the individual assets based on their relative fair values.

The estimated useful lives of the Company’s intangible assets are as follows:

Estimated Useful Life
Land use rights	50 years
Software	3 years
Customer relationship	10 years

The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate that the assets might be impaired.

Impairment of long-lived assets

The Company evaluates long lived tangible and intangible assets for impairment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability is measured by comparing the assets’ net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. There was no impairment loss recognized for the year ended March 31, 2025, 2024 and 2023.

Notes payable

During the normal course of business, the Company regularly issues bank acceptance bills as a payment method to settle outstanding accounts payables with various material suppliers. The Company records such bank acceptance bills as notes payable. Such notes payable are generally short term in nature due to their short maturity period of six to nine months.

Income taxes

The Company follows FASB ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The accounting standards clarify the accounting and disclosure requirements for uncertain tax positions and prescribe a recognition threshold and measurement attribute for recognition and measurement of a tax position taken or expected to be taken in a tax return. The accounting standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. No significant penalties, uncertain tax provisions or interest relating to income taxes were incurred during the periods ended March 31, 2025, 2024 and 2023.

Value added tax

Sales revenue represents the invoiced value of goods, net of VAT. All of the Company’s products are sold in the PRC and are subject to a VAT on the gross sales price. The VAT rates range up to 13%, depending on the type of products sold. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable net of payments in the accompanying financial statements.

Share-based compensation

The Company accounts for share-based payment awards granted to employees and directors by recording compensation expense based on estimated fair values. The Company estimates the fair value of share-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations. Share-based awards are attributed to expenses using the straight-line method over the vesting period. The Company determines the value of each option award that contains a market condition using a Monte Carlo Simulation valuation model, while all other option awards are valued using the Black-Scholes valuation model as permitted under FASB ASC 718 “Compensation - Stock Compensation.” The assumptions used in calculating the fair value of share-based payment awards represent the Company’s best estimates. The Company’s estimates of the fair values of stock options granted and the resulting amounts of share-based compensation recognized may be impacted by certain variables including stock price volatility, employee stock option exercise behaviors, additional stock option modifications, estimates of forfeitures, and the related income tax impact.

Advertising and promotion costs

Advertising and promotion costs are expensed as incurred and amounted to $376, $239 and nil for the year ended March 31, 2025, 2024 and 2023, respectively. Such costs consist primarily of print and promotional materials such as flyers to local communities.

Foreign currency translation

The Company uses the United States dollar (“U.S. dollars” or “USD”) for financial reporting purposes. The Company’s subsidiaries maintain their books and records in their functional currency the Renminbi (“RMB”), the currency of the PRC.

In general, for consolidation purposes, the Company translates the assets and liabilities of its subsidiaries into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statements of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the financial statements of the subsidiaries are recorded as accumulated other comprehensive income.

The balance sheet amounts, with the exception of equity, at March 31, 2025 and 2024 were translated at 1 USD to 7.2567 RMB and at 1 USD to 7.2203 RMB, respectively. The average translation rates applied to income and cash flow statement amounts for years ended March 31, 2025 and 2024 were at 1 USD to 7.2163 RMB and at 1 USD to 7.1671 RMB, respectively.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

The Company has significant cash deposits with suppliers in order to obtain and maintain inventory. The Company’s ability to obtain products and maintain inventory at existing and new locations is dependent upon its ability to post and maintain significant cash deposits with its suppliers. In the PRC, many vendors are unwilling to extend credit terms for product sales that require cash deposits to be made. The Company does not generally receive interest on any of its supplier deposits, and such deposits are subject to loss as a result of the creditworthiness or bankruptcy of the party who holds such funds, as well as the risk from illegal acts such as conversion, fraud, theft or dishonesty associated with the third party. If these circumstances were to arise, the Company would find it difficult or impossible, due to the unpredictability of legal proceedings in China, to recover all or a portion of the amount on deposit with its suppliers.

Concentrations and Credit Risk

Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash and restricted cash. The Company has cash balances at financial institutions located in Hong Kong and PRC. Balances at financial institutions in Hong Kong may, from time to time, exceed Hong Kong Deposit Protection Board’s insured limits. Since March 31, 2015, balances at financial institutions and state-owned banks within the PRC are covered by insurance up to RMB 500,000 (USD 79,600) per bank. As of March 31, 2025 and 2024, the Company had deposits totaling $18,485,246 and $3,659,348 that were covered by such limited insurance, respectively. Any balance over RMB 500,000 (USD79,600) per bank in PRC will not be covered. To date, the Company has not experienced any losses in such accounts.

For the fiscal year ended March 31, 2025, the Company had four suppliers that accounted for more than 10% of the Company’s total purchases from continuing operations, which were 14.9%, 14.3%, 10.8% and 10.1%, respectively. These suppliers are neither related to nor affiliated with us. For the fiscal year ended March 31, 2024, the Company had one supplier that accounted for more than 10% of the Company’s total purchases from continuing operations, which was 13.5%. This supplier is neither related to nor affiliated with us.

For the fiscal year ended March 31, 2025, the Company had two customers that accounted for more than 10% of the Company’s total sales from continuing operations, which were 67.1% and 18.7%, respectively. For the fiscal year ended March 31, 2024, the Company had two customers that accounted for more than 10% of the Company’s total sales from continuing operations, which were 61.7% and 24.9%, respectively.

NOTE 4 - DISCONTINUED OPERATIONS

Pursuant to that certain Equity Exchange Agreement with Renovation, Mr. Lei Liu, Ms. Li Qi, and Oakview, dated January 31, 2025, Renovation transferred all equity in Jiuxin Investment to Oakview, in exchange for irrevocable surrender for no consideration by Mr. Liu, Ms. Qi, Oakview and their affiliates in total 2,548,353 ordinary shares back to the Company. On February 28, 2025, the Divestiture Transaction was consummated. In accordance with ASC Topic 205, Presentation of Financial Statements (“ASC 205”), Subtopic 20 - Discontinued Operations, the Company determined that Jiuxin Investment’s business line met the conditions for a discontinued operation and is recorded as such in the Consolidated Financial Statements. The Company reports financial results for discontinued operations separately from continuing operations in order to distinguish the financial impact of the disposal transaction from ongoing operations.

The following table summarizes the financial results from discontinued operations of Jiuxin Investment:

	For the eleven months ended February 28, 2025	For the year ended March 31, 2024	For the year ended March 31, 2023
REVENUES, NET	$93,447,763	$107,536,353	$115,736,856

COST OF GOODS SOLD	69,024,370	81,306,222	85,057,834

GROSS PROFIT	24,423,393	26,230,131	30,679,022

SELLING EXPENSES	25,303,379	26,451,364	27,911,138
GENERAL AND ADMINISTRATIVE EXPENSES	2,970,154	3,909,412	10,530,943
TOTAL OPERATING EXPENSES	28,273,533	30,360,776	38,442,081

LOSS FROM DISCONTINUED OPERATIONS	(3,850,140)	(4,130,645)	(7,763,059)

OTHER INCOME (EXPENSES):
INTEREST INCOME	421,839	318,874	852,326
INTEREST EXPENSE	(6,291)	(13,604)	(65,854)
INVESTMENT LOSS	-	-	85,382
OTHER INCOME (EXPENSES)	(561,791)	481,064	1,587,729

LOSS FROM DISCONTINUED OPERATIONS BEFORE INCOME TAXES	(3,996,383)	(3,344,311)	(5,303,476)

PROVISION FOR INCOME TAXES	107,335	104,225	-

NET LOSS FROM DISCONTINUED OPERATIONS	(4,103,718)	(3,448,536)	(5,303,476)
LESS: NET LOSS FROM DISCONTINUED OPERATIONS ATTRIBUTABLE TO NONCONTROLLING INTEREST	5,384	(14)	(252)
NET LOSS FROM DISCONTINUED OPERATIONS ATTRIBUTABLE TO JIUXIN INVESTMENT	(4,109,102)	(3,448,522)	(5,303,224)

The following table summarizes the assets and liabilities from discontinued operations of Jiuxin Investment:

As of February 28,
2025
Cash and cash equivalents	$12,942,759
Restricted cash	9,410,491
Trade accounts receivables	7,627,735
Inventories	7,886,336
Other receivables, net	12,272,723
Advances to suppliers	587,731
Due from related parties	-
Other current assets	1,565,261
Total current assets of discontinued operations	52,293,036
Property and equipment, net	4,430,211
Long-term investment	1,184,984
Farmland assets	628,710
Long-term deposits	1,087,447
Intangible assets, net	1,684,251
Operating lease right-of-use assets	8,876,245
Other noncurrent assets	661,329
Total non-current assets of discontinued operations	18,553,177
Accounts payable	$22,018,532
Notes payable	20,955,354
Other payables	28,734,698
Due to related parties	342,196
Customer deposits	89,324
Taxes payable	392,801
Accrued liabilities	187,423
Current portion of operating lease liabilities	2,704,581
Total current liabilities of discontinued operations	75,424,909
Long-term operating lease liabilities	3,871,823
Total non-current liabilities of discontinued operations	3,871,823

The following table summarizes gain of divestiture of Jiuxin Investment:

Total considerations for divestiture of Jiuxin Investment	$4,102,848
Less: Net asset of Jiuxin Investment	(8,450,519)
Add: Noncontrolling interests	(1,341,489)
Add: Additional paid-in capital	796,422
Add: Statutory reserve	1,309,109
Add: Accumulated other comprehensive income	2,440,344
Gain on divestiture of Jiuxin Investment	$15,757,753

The following table summarizes cash flows related to discontinued operations for the period from March 31, 2024 through February 28, 2025：

Period from March 31, 2024 through February 28, 2025
Operating activities of discontinued operations	(97,503)
Investing activities of discontinued operations	(615,267)
Financing activities of discontinued operations	(5,334,555)

As of March 31, 2025, Cash and cash equivalents balance from discontinued operations was nil.

NOTE 5 - ACQUISITIONS OF SUBSIDIARIES

On January 31, 2025, the Company entered into that certain Equity Exchange Agreement with Mr. Lingtao Kong and Ridgeline, pursuant to which the Company acquired from Mr. Kong all of the issued and outstanding ordinary shares of Ridgeline, the direct parent company of Allright, by issuing 2,225,000 ordinary shares to Mr. Kong. The Acquisition were approved by the Company’s shareholders at our annual general meeting of shareholders held on February 25, 2025, and were closed on February 28, 2025. Ridgeline owns all the issued and outstanding equity interests of Allright, which operates in the B2B sector, providing wholesale distribution through self-operated and third-party platforms, with a focus on pharmaceuticals, medical devices, health foods, cosmetics, and daily necessities

The fair value of the 2,225,000 ordinary shares issued was determined based on the closing market price of the Company’s ordinary shares on the acquisition date. Based on the closing market price of $1.61 on February 28, 2025, the acquisition-date fair value of the consideration transferred totaled $3,582,250.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition. Goodwill as a result of the acquisition of Ridgeline International Limited is calculated as follows:

Total purchase considerations for 100% equity interest purchase	$3,582,250
Fair value of assets acquired:
Cash and cash equivalents	$837,983
Restricted cash	3,995,456
Trade accounts receivables	4,998,140
Inventories	1,904,532
Other receivables, net	30,388
Other current assets	93,263
Property and equipment, net	3,299
Intangible assets, net	2,087,109
Total assets acquired	13,950,170
Fair value of liabilities assumed:
Accounts payable	$6,718,157
Notes payable	4,532,086
Other payables	42,686
Taxes payable	16,947
Deferred tax liabilities	521,777
Total liabilities assumed	11,831,653
Total net assets acquired	2,118,517
Goodwill as a result of the acquisition	$1,463,733

The following table presents Ridgeline International Limited’s statement of income for the period from the date of acquisition through March 31, 2025.

From the date of acquisition through March 31, 2025
Revenue	$3,060,280
Operating costs and expenses	2,904,704
Income from operations	155,576
Other income	321
Income tax expense	38,974
Net income	116,923

The following condensed unaudited pro forma consolidated results of operations for the Company and Ridgeline International Limited for the years ended March 31, 2025, 2024, and 2023 present the results of operations of the Company and Ridgeline International Limited as if the acquisitions occurred on April 1, 2022.

The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisitions been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

	For the years ended March 31,
	2025	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$75,566,508	$86,263,951	$53,075,095
Operating costs and expenses	72,919,515	84,815,305	66,196,848
Income (loss) from operations	2,646,993	1,448,646	(13,121,753)
Other income (loss)	3,547	(1,412,695)	(2,263,251)
Income tax expense	218,561	(13,936)	394,541
Net income (loss)	2,431,979	49,887	(15,779,545)

NOTE 6 - TRADE RECEIVABLES

Trade receivables consisted of the following:

	March 31, 2025	March 31, 2024
Accounts receivable	$27,892,998	$6,178,791
Less: allowance for doubtful accounts	(110,293)	(164,280)
Accounts receivable, net	$27,782,705	$6,014,511
Note receivable	29,108	-
Trade accounts receivable	27,811,813	6,014,511

Note 7 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	March 31, 2025	March 31, 2024
Office equipment and furniture	$74,694	$57,360
Motor vehicles	16,901	14,818
Total	91,595	72,178
Less: Accumulated depreciation	(82,664)	(63,801)
Property and equipment, net	$8,931	$8,377

Total depreciation expense for property and equipment was $2,730 and $1,784 for the year ended March 31, 2025 and 2024, respectively. There were no fixed assets impaired in the years ended March 31, 2025 and March 31, 2024.

Note 8 - LONG-TERM INVESTMENT

Long-term investment consists of the following:

	March 31, 2025	March 31, 2024
Kahamadi Bio (1)	$-	$-
Zhuoli Life (2)	-	-
Long-term investment	$-	$-

(1)	It represents 49% investment in Kahamadi Bio. The investment is recorded using the equity method. Kahamadi Bio suffered loss of $0 and $0 in the year ended March 31, 2025 and 2024.

(2)	It represents 39% investment in Zhejiang Zhuoli Life Service Co., LTD (“Zhuoli Service”), formerly known as Zhejiang Zhetong Medical Co., Ltd. Zhuoli Service was established in March 2020 to target potential acquisitions or to cooperate with local pharmacies. By attracting more funds from local investors, the Company expects to continue growing its local network in the future. In the year ended March 31, 2021, Jiuzhou Pharmacy injected funds of approximately $1,443,752 into Zhuoli Service. The investment is recorded using the equity method. Zhuoli Service suffered loss of $2,402,376 in the year ended March 31, 2023. An impairment loss of $1,607,537 was recorded in the year ended March 31, 2024. After the impairment, the carrying amount of Zhuoli Service was nil.

Note 9 - ADVANCES TO SUPPLIERS

Advances to suppliers consist of deposits, with or advances to, outside vendors for future inventory purchases. Most of the Company’s suppliers require a certain amount of money to be deposited with them as a guarantee that the Company will receive its purchase on a timely basis. This amount is refundable and bears no interest. As of March 31, 2025 and March 31, 2024, advance to suppliers consist of the following:

	March 31, 2025	March 31, 2024
Advance to suppliers	$775,607	$404,989
Less: reserve for vendor non-performance on advances	(342,467)	(222,914)
Advance to suppliers, net	$433,140	$182,075

Note 10 - INVENTORY

Inventory consisted of finished goods, valued at $9,758,071 and $9,076,734 as of March 31, 2025 and March 31, 2024, respectively. The Company constantly monitors its potential obsolete products and is allowed to return products close to their expiration date to its suppliers. Any loss on damaged items is immaterial and will be recognized immediately. As a result, no reserves were made for inventory as of March 31, 2025 and March 31, 2024.

Note 11 - INTANGIBLE ASSETS

Net intangible assets consisted of the following at:

	March 31, 2025	March 31, 2024
Land use rights (1)	1,343,800	1,350,574
Software	370,514	372,382
Customer relationship	2,087,109	-
Total intangible assets	3,801,423	1,722,956
Less: accumulated amortization	(498,462)	(446,219)
Intangible assets, net	$3,302,961	$1,276,737

Amortization expense of intangibles amounted to $54,787 and $55,163 for the years ended March 31, 2025 and 2024, respectively.

(1)	In July 2013, the Company purchased the land use rights of a plot of land in Lin’an, Hangzhou, intended for the establishment of an herb processing plant in the future. However, as the Company’s farming business in Lin’an has not grown, the Company does not expect completion of the plant in the near future.

Note 12 - NOTES PAYABLE

The Company has credit facilities with Hangzhou United Bank (“HUB”) that provided working capital in the form of the following bank acceptance notes. Usually, the Company applies to issue a note, which is guaranteed by the bank, to its supplier to pay off its debt in a future date. Before the payment date, the bank will ask the Company to inject cash into the bank. On the payment date, the bank will pay the amount to whoever legally holds the note. As of at March 31, 2025 and March 31, 2024, the balances of notes payable are as follow:

Beneficiary(1)	Endorser	Origination date	Maturity date	March 31, 2025	March 31, 2024
Jiuxin Medicine	HUB	12/27/23	06/27/24	$-	$415,495
Jiuxin Medicine	HUB	12/28/23	06/28/24	-	1,689,726
Jiuxin Medicine	HUB	01/11/24	07/11/24	-	3,234,494
Jiuxin Medicine	HUB	02/06/24	08/06/24	-	186,973
Jiuxin Medicine	HUB	03/15/24	09/15/24	-	415,495
Jiuxin Medicine	HUB	03/28/24	09/28/24	-	293,080
Jiuxin Medicine	HUB	03/29/24	09/29/24	-	359,179
Allright	HUB	12/20/24	06/20/25	3,716,533	-
Allright	HUB	01/02/25	07/02/25	551,215
Allright	HUB	01/13/25	07/13/25	92,235	-
Allright	HUB	01/14/25	07/14/25	51,835	-
Allright	HUB	01/26/25	07/26/25	136,568	-
Jiuxin Medicine	HUB	12/11/24	06/11/25	2,692,363
Jiuxin Medicine	HUB	12/20/24	06/20/25	3,145,863	-
Total				$10,386,612	$6,594,442

(1)	As of March 31, 2025, the Company had $10,386,612 (RMB75,372,524) of notes payable from HUB. The Company is required to hold restricted cash in the amount of $5,761,294 (RMB41,807,982 ) with HUB as collateral against these bank notes. Included in the restricted cash is a total of $3,775,821 three-year deposit (RMB27,400,000) deposited into HUB as a collateral for current and future notes payable from HUB. As of March 31, 2024, the Company had $6,594,442 (RMB47,613,849) of notes payable from HUB. The Company is required to hold restricted cash in the amount of $1,978,333 (RMB 14,284,155 ) with HUB as collateral against these bank notes.

As of March 31, 2025, the Company had a credit line of approximately $5.51 million in the aggregate from HUB. By putting up a three-year deposit of $3.78 million and the restricted cash of $1.99 million deposited in the banks, the total credit line was $11.28 million. As of March 31, 2025, the Company had approximately $10.39 million of bank notes payable and approximately $0.89 million bank credit line was still available for further borrowing.

Note 13 - TAXES

Income tax

Income tax expense includes a provision for federal, state and foreign taxes based on the annual estimated effective tax rate applicable to the Company and its subsidiaries, adjusted for items which are considered discrete to the period.

The effective tax rates on income before income taxes from continuing operations for the year ended March 31, 2025 was (53.0)%. The (53.0)% rate adjustments for the year ended March 31, 2025 represent expenses that primarily include legal, accounting and other expenses incurred by the Company that are not deductible for PRC income tax.

The effective tax rates on income before income taxes from continuing operations for the year ended March 31, 2024 was 5.0%. The 5.0% rate adjustments for the year ended March 31, 2024 represent expenses that primarily include legal, accounting and other expenses incurred by the Company that are not deductible for PRC income tax.

The effective tax rates on income before income taxes from continuing operations for the year ended March 31, 2023 was (2.6)%. The (2.6)% rate adjustments for the year ended March 31, 2023 represent expenses that primarily include stock option expenses and legal, accounting and other expenses incurred by the Company that are not deductible for PRC income tax. The effective tax rate is based on forecasted annual results and these amounts may fluctuate significantly through the rest of the year as a result of the unpredictable impact of COVID-19 on the Company’s operating activities.

A reconciliation of the income tax provision at the federal statutory rate and the effective rate is as follows:

	For the years ended March 31
	2025	2024	2023
China income taxes	25.0%	25.0%	25.0%
Impact of US and HK tax rate	(7.5)	9.9	3.1
Non-deductible expenses-permanent difference	(1.0)	5.0	(2.6)
Change in valuation allowance	(69.5)	(34.9)	(28.1)
Effective tax rate	(53.0)%	5.0%	(2.6)%

Deferred tax assets,(liabilities) net are composed of the following:

	March 31, 2025	March 31, 2024
Deferred tax assets:
Net operating loss carry-forwards	$9,596,477	$9,143,666
Bad debt	619,291	576,134
Total deferred tax assets, gross	10,215,768	9,719,800
Valuation allowance	(10,186,112)	(9,719,800)
Total deferred tax assets, net	$29,656	$-
Deferred tax liabilities:
Intangible assets from acquisition	521,777	-
Total deferred tax liabilities	$521,777	$-

Deferred tax assets(liabilities), net	$(492,121)	$-

The Company has recorded $0 unrecognized benefit as of March 31, 2025. On the information currently available, the Company does not anticipate a significant increase or decrease to its unrecognized benefit within the next 12 months.

Note 14 - POSTRETIREMENT BENEFITS

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The contribution for each employee is based on a percentage of the employee’s current compensation as required by the local government. The Company contributed $64,077, $50,398 and $55,231 in employment benefits and pension for the years ended March 31, 2025, 2024 and 2023, respectively.

Note 15 - RELATED PARTY TRANSACTIONS AND ARRANGEMENTS

Summary of Balances with Related Parties as follows:

Due from related parties:	March 31, 2025	March 31, 2024
Hangzhou Kahamadi Biotechnology Co., Ltd(1)	-	12,535
Others (the directors of subsidiaries)(1)	-	7,202
Total	$-	$19,737

(1)	Lend to related parties

Due to related parties:	March 31, 2025	March 31, 2024
Due to a director of subsidiaries(2)	2,130	2,140
Total	$2,130	$2,140

(1)	Advances to directors of our subsidiaries.

(2)	Borrowed from a director of subsidiaries.

Note 16 - SHAREHOLDER’S EQUITY

Ordinary shares

On April 29, 2024, the Company entered into certain Share Purchase Agreements with several investors pursuant to which the Company agreed to sell to the Investors, and the Investors agreed to purchase from the Company, in a registered direct offering, an aggregate of 900,000 ordinary shares, par value $0.24 per share, of the Company, at a purchase price of $1.70 per Share, for aggregate gross proceeds to the Company of $1,530,000.

On May 10, 2024, the Company entered into certain Share Purchase Agreements with several investors pursuant to which the Company agreed to sell to the Investors, and the Investors agreed to purchase from the Company, in a registered direct offering, an aggregate of 1,610,000 ordinary shares, par value $0.24 per share, of the Company , at a purchase price of $1.70 per Share, for aggregate gross proceeds to the Company of $2,737,000.

On June 11, 2024, the Company entered into certain Share Purchase Agreements with several investors pursuant to which the Company agreed to sell to the Investors, and the Investors agreed to purchase from the Company, in a registered direct offering, an aggregate of 1,980,000 ordinary shares, par value $0.24 per share, of the Company, at a purchase price of $1.70 per Share, for an aggregate gross proceeds to the Company of $3,366,000.

On January 31, 2025, the Company, Renovation, Mr. Lei Liu, our former chief executive officer and director (“Liu”), Li Qi, our former director (“Qi”), and Oakview, entered into an equity exchange agreement (the “Divestiture Agreement”). Pursuant to the Divestiture Agreement, Renovation shall, and the Company shall cause Renovation to, transfer all equity in Jiuxin Investment to Oakview, free of any liens. In exchange, Liu, Qi, Oakview and their affiliates will irrevocably surrender for no consideration in total 2,548,353 ordinary shares of the Company back to the Company. Following the consummation of the Divestiture, Jiuxin Investment and all entities owned or controlled by Jiuxin Investment are owned or controlled indirectly by Liu and Qi. On February 25, 2025, the Company held its annual general meeting of shareholders, which approved the Divestiture. On February 28, 2025, the Company completed the Divestiture.

On January 31, 2025, the Company entered into an equity exchange agreement (the “Acquisition Agreement”) with Ridgeline, and Mr. Lingtao Kong (“Kong”), the sole shareholder of Ridgeline, pursuant to which, among other things and subject to the terms and conditions contained therein, the Company effected an acquisition of Ridgeline by acquiring from Kong all of the issued and outstanding ordinary shares of Ridgeline. Ridgeline owns all the issued and outstanding equity interests of Allright, which operates in the B2B sector, providing wholesale distribution through self-operated and third-party platforms, with a focus on pharmaceuticals, medical devices, health foods, cosmetics, and daily necessities. Pursuant to the Acquisition Agreement, in exchange for the acquisition of all of the issued and outstanding ordinary shares of Ridgeline by the Company, the Company issued 2,225,000 ordinary shares of the Company to Kong. On February 25, 2025, the Company held its annual general meeting of shareholders, which approved the Acquisition. On February 28, 2025, the Company completed the Acquisition.

Warrants

Concurrent with the registered direct offering of common stock that closed on April 15, 2019, the Company issued to several investors in a private placement warrants to purchase up to 12,501 shares of common stock. In connection with the offering, the Company also issued a warrant to its placement agent of this offering, pursuant to which the agent may purchase up to 6% of the aggregate number of shares of common stock sold in the offering, i.e. 1,000 shares at an exercise price of $750 per share. The warrant became exercisable on October 11, 2019 and has expired on April 11, 2024.

Concurrent with the registered direct offering of common stock that closed on June 3, 2020, the Company issued to several investors in a private placement warrants to purchase up to 15,625 shares of common stock. In connection with the offering, the Company also issued warrants to its placement agent of this offering, pursuant to which the agent may purchase up to 6.5% of the aggregate number of shares of common stock sold in the offering, i.e. 1,250 shares at an exercise price of $616.8 per share. The warrant becomes exercisable on December 2, 2020 and will expire on June 2, 2025.

Concurrent with the registered direct offering of ordinary shares that closed on September 26, 2023, the Company issued to several investors warrants to purchase up to 996,000 shares of ordinary shares at an exercise price of $5.20. The warrant became exercisable on September 26, 2023 and valid for three years.

Statutory reserves

Statutory reserves represent restricted retained earnings. Based on their legal formation, the Company is required to set aside 10% of its net income as reported in their statutory accounts on an annual basis to the Statutory Surplus Reserve Fund (the “Reserve Fund”). Once the total amount set aside in the Reserve Fund reaches 50% of the entity’s registered capital, further appropriations become discretionary. The Reserve Fund can be used to increase the entity’s registered capital upon approval by relevant government authorities or eliminate its future losses under PRC GAAP upon a resolution by its board of directors. The Reserve Fund is not distributable to shareholders, as cash dividends or otherwise, except in the event of liquidation.

Appropriations to the Reserve Fund are accounted for as a transfer from unrestricted earnings to statutory reserves. During the years ended March 31, 2025 and 2024, the Company did not make appropriations to statutory reserves.

There are no legal requirements in the PRC to fund the Reserve Fund by transfer of cash to any restricted accounts, and the Company does not do so.

Note 17 - NET LOSS PER SHARE

The Company reports earnings per share in accordance with the provisions of the FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution, but includes vested restricted stocks and is computed by dividing income available to ordinary shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares.

The following is a reconciliation of the basic and diluted earnings per share computation:

	For the Years Ended March 31,
	2025	2024	2023
Net income (loss) attributable to controlling interest	$10,194,467	$(4,234,228)	$(21,138,525)
Weighted average shares used in basic computation	5,543,118	1,444,263	509,828
Diluted effect of stock options and warrants
Weighted average shares used in diluted computation	5,543,118	1,444,263	509,828
Loss per share - Basic:
Net loss before noncontrolling interest	$1.84	$(2.93)	$(41.46)
Add: Net loss attributable to noncontrolling interest	$-	$-	$-
Net loss attributable to controlling interest	$1.84	$(2.93)	$(41.46)
Loss per share - Diluted:
Net income before noncontrolling interest	$1.84	$(2.93)	$(41.46)
Add: Net loss attributable to noncontrolling interest	$-	$-	$-
Net loss attributable to controlling interest	$1.84	$(2.93)	$(41.46)

For the year ended March 31, 2025, 1,024,126 shares underlying outstanding purchase warrants to several investors, and 2,250 shares underlying outstanding purchase warrants to an investment placement agent were excluded from the calculation of diluted loss per share as the options were anti-dilutive.

Note 18 - SEGMENTS

The Company currently operates within two main reportable segments: offline wholesale and online platform. The offline wholesale segment includes supplying prescription and OTC medicines, traditional Chinese medicine (“TCM”), dietary supplement, medical devices and sundry items to other drug vendors and hospitals. The online platform provided various medical products to retail pharmacies, clinics and other vendors across the country. The segments’ accounting policies are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before interest and income taxes not including nonrecurring gains and losses.

The Company’s reportable business segments are strategic business units that offer different products and services. Each segment is managed separately because they require different operations and markets to distinct classes of customers

The following table presents summarized information by segment of the continuing operations for the year ended March 31, 2025:

	Offline wholesale	Online platform	Total
Revenue	$118,864,443	$1,107,195	$119,971,638
Cost of goods	115,107,821	1,025,002	116,132,823
Gross profit	$3,756,622	$82,193	$3,838,815
Selling expenses	1,497,333	36,867	1,534,200
General and administrative expenses	3,339,954	-	3,339,954
Income from operations	$(1,080,665)	$45,326	$(1,035,339)
Depreciation and amortization	$57,516	$-	$57,516
Total capital expenditures	$-	$-	$-

The following table presents summarized information by segment of the continuing operations for the year ended March 31, 2024:

	Offline wholesale	Online platform	Total
Revenue	$123,994,053	$-	$123,994,053
Cost of goods	119,115,636	-	119,115,636
Gross profit	$4,878,417	$-	$4,878,417
Selling expenses	934,223	-	934,223
General and administrative expenses	3,348,112	-	3,348,112
Income from operations	$596,082	$-	$596,082
Depreciation and amortization	$36,001	$-	$36,001
Total capital expenditures	$1,168	$-	$1,168

The following table presents summarized information by segment of the continuing operations for the year ended March 31, 2023:

	Offline wholesale	Online platform	Total
Revenue	$120,199,193	$-	$120,199,193
Cost of goods	116,597,751	-	116,597,751
Gross profit	$3,601,442	$-	$3,601,442
Selling expenses	1,266,025	-	1,266,025
General and administrative expenses	5,137,741	-	5,137,741
Stock based compensation	10,360,000	-	10,360,000
Loss from operations	$(13,162,324)	$-	$(13,162,324)
Depreciation and amortization	$31,225	$-	$31,225
Total capital expenditures	$704	$-	$704

Note 19 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date that the financial statements were available to be issued, which is July 20, 2025. All subsequent events requiring recognition as of March 31, 2025 have been incorporated into these financial statements and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855 except the following:

On April 10, 2025, the Company presented a petition to the Grand Court of the Cayman Islands (the “Grand Court”) for confirmation of the capital reduction and the share subdivision. On May 28, 2025, following the receipt of an order granted by the Grand Court confirming the capital reduction and the share subdivision, the Company effected a reduction of the par value of each of our issued, ordinary share from US$0.24 to US$0.001 by cancelling the paid-up capital to the extent of the difference between US$0.24 and such new par value, and immediately following the capital reduction, each of our authorized but unissued ordinary shares of par value of US$0.24 be sub-divided into 240 new ordinary shares of par value of US$0.001 each. On May 28, 2025, the Company completed the registration with the Registrar of Companies of the Cayman Islands of the Court Order, the minutes of our annual general meeting of shareholders held on February 25, 2025 regarding the capital reduction and the share subdivision and the certificate for the Capital Reduction. On May 29, 2025, a copy of the Fourth Amended and Restated Memorandum and Articles of Association reflecting the capital reduction and the share subdivision was filed with the Cayman Islands General Registry. The capital reduction and the share subdivision became effective on May 28, 2025. Pursuant to the Fourth Amended and Restated Memorandum and Articles, the authorized share capital of the Company now has become US$36,010,000 divided into (i) 36,000,000,000 ordinary shares of a par value of US$0.001 each and (ii) 10,000,000 preferred shares of a par value of US$0.001 each.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of Ridgeline International Limited.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Ridgeline International Limited and subsidiaries (collectively, the “Company”) as of March 31, 2024 and the related consolidated statements of operations and comprehensive income, and cash flows for the year ended March 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31 2024, and the results of its operations and its cash flows for the year ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ YCM CPA INC.

We have served as the Company’s auditor since 2025.

PCAOB ID 6781

Irvine, California

September 25, 2025

RIDGELINE INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31,
2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,613,848
Restricted cash	4,089,442
Accounts receivable	3,846,390
Inventories	7,668,388
Advances to suppliers	309,519
Other receivables, net	24,728
Other current assets	316,197
Total current assets	17,868,512

NON-CURRENT ASSETS
Property and equipment, net	41,022
Other noncurrent assets	162
Total non-current assets	41,184
Total assets	$17,909,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$11,700,657
Notes payable	4,775,352
Other payables	40,059
Customer deposits	1,166,919
Taxes payable	21,606
Accrued liabilities	276
Total current liabilities	17,704,869

NON-CURRENT LIABILITIES
Total non-current liabilities	-
Total liabilities	17,704,869

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock	121,392
Accumulated deficit	79,444
Accumulated other comprehensive income(loss)	3,991
Total shareholders’ equity	204,827
Total liabilities and shareholders’ equity	$17,909,696

The accompanying notes are an integral part of these consolidated financial statements.

RIDGELINE INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the year ended March 31, 2024

REVENUES, NET	$78,360,705

COST OF GOODS SOLD	77,016,399

GROSS PROFIT	1,344,306

SELLING EXPENSES	865,221
GENERAL AND ADMINISTRATIVE EXPENSES	296,201
TOTAL OPERATING EXPENSES	1,161,422

INCOME FROM OPERATIONS	182,884

OTHER INCOME	11,981

INCOME BEFORE INCOME TAXES	194,865

PROVISION FOR INCOME TAXES	27,427

NET INCOME	167,438

COMPREHENSIVE INCOME (LOSS)
Unrealized foreign currency translation loss	3,991
Comprehensive Income	171,429

The accompanying notes are an integral part of these consolidated financial statements.

 RIDGELINE INTERNATIONAL LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended March 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$167,438
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20,516
Gain on disposal of PP&E	(765)
Change in operating assets and liabilities:
Accounts receivable	(3,197,132)
Inventories and biological assets	(5,867,528)
Other receivables	3,778,575
Advances to suppliers	(311,821)
Long-term rent deposit	(318,544)
Other noncurrent assets	4,786
Accounts payable	4,846,064
Other payables and accrued liabilities	(16,727)
Deferred revenue	1,175,581
Taxes payable	(93,950)
Net cash used in operating activities	186,493

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for a subsidiary	(109,866)
Acquisition of equipment	(2,138)
Disposal of PPE	6,791
Additions to leasehold improvements	(44,283)
Net cash used in investing activities	(149,496)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	14,728,487
Repayment of notes payable	(14,735,681)
Proceeds from issuance of shares	121,392
Net cash provided by financing activities	114,198

EFFECT OF EXCHANGE RATE ON CASH	(286,229)

DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(135,034)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of year	5,838,324
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of year	$5,703,290

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$27,427

The accompanying notes are an integral part of these consolidated financial statements.

Note 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

Ridgeline International Limited (“Ridgeline,” or the “Company”) is a Hong Kong company, which is a holding company of Allright (Hangzhou) Internet Technology Co. Ltd (“Allright”) and does not otherwise engage in active operations.

Allright, established in April 2021 with a registered capital of 10 million Renminbi (“RMB”), is headquartered in Hangzhou, Zhejiang Province. The company operates in the B2B sector, providing wholesale distribution and online sales through self-operated and third-party platforms, with a focus on pharmaceuticals, medical devices, health foods, cosmetics, and daily necessities.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Entity Name	Background	Ownership
Ridgeline	● Incorporated in Hong Kong SAR on June 27, 2023	Holding

Allright	● Established in PRC on April 19, 2021 ● Registered capital of RMB 10 million ● Carries out pharmaceutical distribution services	100%

Virtually all of the consolidated financial results (including revenue, profit, assets, and liabilities) are attributable to the operations of Allright. The contributions of other consolidated entity is immaterial to the Company’s financial position and performance.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The significant estimates made in the preparation of the accompanying consolidated financial statements relate to the assessment of the carrying values of accounts receivable, related allowance for doubtful accounts, losses. Because of the use of estimates inherent in the financial reporting process, actual results could materially differ from those estimates.

Fair value measurements

The Company establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, restricted cash, accounts receivable, advances to suppliers, other current assets, accounts payable, due to related parties, other current liabilities, short-term bank loans and bank acceptance notes payable approximate their recorded values due to their short-term maturities. The fair value of longer term long-term bank loan and operating lease liabilities approximate their recorded values as their stated interest rates approximate the rates currently available.

Long-term investments

Long-term investments include equity investments. Equity investments include investments in common stock or in-substance common stock of entities. For those equity investments over which the Company can exercise significant influence but does not own a majority equity interest or control, the equity method is applied, and the Company adjusts the carrying amount of an investment and recognizes investment income or loss for the Company’s share of the earnings or loss of the investee after the date of investment. For those equity investments accounted for other than under the equity method, the fair value method is applied. However, for equity investments that do not have readily determinable fair values, the Company chooses to account for them at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. If this measurement alternative is elected, changes in the carrying value of the equity investments will be required to be made whenever there are observable price changes in transactions for identical or similar investments of the same issuer.

Revenue recognition

Effective March 31, 2023, the Company began recognizing revenue under Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective transition method. The impact of adopting the new revenue standard was not material to the Company’s consolidated financial statements. The core principle of this new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer

●	Step 2: Identify the performance obligations in the contract

●	Step 3: Determine the transaction price

●	Step 4: Allocate the transaction price to the performance obligations in the contract

●	Step 5: Recognize revenue when the company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

●	The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct).

●	The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

The Company’s revenue is net of value added tax (“VAT”) collected on behalf of the PRC tax authorities with respect to the sales of merchandise. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the accompanying consolidated balance sheets until it is paid to the relevant PRC tax authorities.

Certain contract liabilities primarily represent the Company’s obligation to transfer additional goods or services to a customer for which the Company has received consideration, for example, membership points. The consideration received remains a contract liability until goods or services have been provided to the retail customer. The estimated amount based on accrued membership points was deducted from sales revenue.

The following is a discussion of the Company’s revenue recognition policies by segment under the new revenue recognition accounting standard:

Offline Wholesale

Allright purchases medicine in quantity and distribute products primarily to local pharmacies and medical products dealers. Revenue from sales of merchandise to non-retail customers is recognized when the merchandise is transferred to customers. Historically, sales returns have been minimal.

The Company’s revenue is net of VAT collected on behalf of PRC tax authorities in respect to the sales of merchandise. VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the accompanying consolidated balance sheets until it is paid to the relevant PRC tax authorities.

Online platform sales

Revenue from online platform sales is recognized when merchandise is shipped to customers. While most deliveries take one day, certain deliveries may take longer depending on a customer’s location. Any loss caused in a shipment will be reimbursed by the Company’s courier company. The Company’s sales policy allows for the return of certain merchandises without reason within seven days after a customer’s receipt of the applicable merchandise. Historically, sales returns seven days after merchandise receipts have been minimal.

Disaggregation of Revenue

The following table disaggregates the Company’s revenue in each segment for the year ended March 31, 2024:

For the year ended March 31, 2024
For the year ended March 31, 2024
Revenue from offline wholesale	$63,968,288
Revenue from online platform	14,392,417
Total revenue	$78,360,705

Restricted cash

The Company’s restricted cash consists of cash and long-term deposits in a bank as security for its notes payable. The Company has notes payable outstanding with the bank and is required to keep certain amounts on deposit that are subject to withdrawal restrictions. The notes payable are generally short term in nature due to their short maturity period of six to nine months; thus, restricted cash is classified as a current asset.

The following represents a reconciliation of cash and cash equivalents in the consolidated balance sheets to total cash, cash equivalents and restricted cash in the consolidated statements of cash flows as of March 31, 2024:

March 31, 2024
Cash and cash equivalents	$1,613,848
Restricted cash	4,089,442
Cash, cash equivalents and restricted cash	$5,703,290

Accounts receivable

Accounts receivable represents the following: (1) amounts due from banks relating to wholesale sales that are paid or settled by the customers’ debit or credit cards, and (2) amounts due from non-bank third party payment instruments such as Alipay and certain e-commerce platforms.

Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as necessary. In its offline wholesale business, the Company uses the expected credit loss method to estimate the allowance for anticipated uncollectible receivable balances. At each reporting period, the allowance balance is adjusted to reflect the amount computed as a result of the expected credit loss method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, a corresponding adjustment is made to the allowance account as a change in estimate.

In the Company’s online platform business, accounts receivable primarily consist of amounts due from non-bank third party payment instruments such as Alipay and certain e-commerce platforms. To purchase pharmaceutical products from an e-commerce platforms such as Pharmacist Help, Yiyao Help and Yao Help, customers are required to submit payment to certain non-bank third party payment instruments, such as Alipay, which, in turn, reimburse the Company within seven days to a month. Except for customer returns of sold products, the receivables from these payments instruments are rarely uncollectible.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first in first out (FIFO) method. The Company carries out physical inventory counts on a monthly basis and warehouse location. The Company periodically reviews its inventory and records write-downs to inventories for shrinkage losses and damaged merchandise that are identified. The Company provides a reserve for estimated inventory obsolescence or excess quantities on hand equal to the difference, if any, between the cost of the inventory and its estimated realizable value.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation or amortization. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, taking into consideration the assets’ estimated residual value. Leasehold improvements are amortized over the shorter of lease term or remaining lease period of the underlying assets. Following are the estimated useful lives of the Company’s property and equipment:

Estimated Useful Life
Office equipment & furniture	3-5 years

Maintenance, repairs and minor renewals are charged to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

Impairment of long-lived assets

The Company evaluates long lived tangible and intangible assets for impairment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability is measured by comparing the assets’ net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. There was no impairment loss recognized for the year ended March 31, 2024.

Notes payable

During the normal course of business, the Company regularly issues bank acceptance bills as a payment method to settle outstanding accounts payables with various material suppliers. The Company records such bank acceptance bills as notes payable. Such notes payable are generally short term in nature due to their short maturity period of six to nine months.

Income taxes

The Company follows FASB ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The accounting standards clarify the accounting and disclosure requirements for uncertain tax positions and prescribe a recognition threshold and measurement attribute for recognition and measurement of a tax position taken or expected to be taken in a tax return. The accounting standards also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. No significant penalties, uncertain tax provisions or interest relating to income taxes were incurred during the periods ended March 31, 2024.

Value added tax

Sales revenue represents the invoiced value of goods, net of VAT. All of the Company’s products are sold in the PRC and are subject to a VAT on the gross sales price. The VAT rates range up to 13%, depending on the type of products sold. The VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing or acquiring its finished products. The Company recorded a VAT payable net of payments in the accompanying financial statements.

Foreign currency translation

The Company uses the United States dollar (“U.S. dollars” or “USD”) for financial reporting purposes. The Company’s subsidiaries maintain their books and records in their functional currency RMB, the currency of the PRC.

In general, for consolidation purposes, the Company translates the assets and liabilities of its subsidiaries into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statements of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the financial statements of the subsidiaries are recorded as accumulated other comprehensive income.

The balance sheet amounts, with the exception of equity, at March 31, 2024 were translated at 1 USD to 7.2203 RMB. The average translation rate applied to income and cash flow statement amounts for years ended March 31, 2024 was at 1 USD to 7.1671 RMB.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, this may not be indicative of future results.

The Company has significant cash deposits with suppliers in order to obtain and maintain inventory. The Company’s ability to obtain products and maintain inventory at existing and new locations is dependent upon its ability to post and maintain significant cash deposits with its suppliers. In the PRC, many vendors are unwilling to extend credit terms for product sales that require cash deposits to be made. The Company does not generally receive interest on any of its supplier deposits, and such deposits are subject to loss as a result of the creditworthiness or bankruptcy of the party who holds such funds, as well as the risk from illegal acts such as conversion, fraud, theft or dishonesty associated with the third party. If these circumstances were to arise, the Company would find it difficult or impossible, due to the unpredictability of legal proceedings in China, to recover all or a portion of the amount on deposit with its suppliers.

Concentrations and Credit Risk

Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash and restricted cash. The Company has cash balances at financial institutions located in Hong Kong and PRC. Balances at financial institutions in Hong Kong may, from time to time, exceed Hong Kong Deposit Protection Board’s insured limits. Since March 31, 2015, balances at financial institutions and state-owned banks within the PRC are covered by insurance up to RMB 500,000 (USD 79,600) per bank. As of March 31, 2024, the Company had deposits totaling $5,692,781 covered by such limited insurance. Any balance over RMB 500,000 (USD79,600) per bank in PRC will not be covered. To date, the Company has not experienced any losses in such accounts.

For the fiscal year ended March 31, 2024, the Company had three suppliers that accounted for more than 10% of the Company’s total purchases from continuing operations, which were 33.9%, 15.9% and 12.4%, respectively. These suppliers are not affiliated with the Company.

For the fiscal year ended March 31, 2024, the Company had three customers that accounted for more than 10% of the Company’s total sales from continuing operations, which were 12.6%,11.6% and 10.2%, respectively. These customers are not affiliated with the Company.

NOTE 4 – TRADE RECEIVABLES

Trade receivables consisted of the following:

March 31, 2024
Accounts receivable	$3,846,390
Less: allowance for doubtful accounts	-
Trade accounts receivable	$3,846,390

Accounts receivable, which are unsecured, are stated at the amount we expect to collect. Our accounts receivable aging was as follows for the periods described below:

From date of invoice to customer	Total amount
1- 3 months	$3,774,148
4- 6 months	72,196
7- 9 months	37
10- 12 months	-
Over one year	9
Total accounts receivable	$3,846,390

Note 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

March 31, 2024
Office equipment and furniture	$66,104
Total	66,104
Less: Accumulated depreciation	(25,082)
Property and equipment, net	$41,022

Total depreciation expense for property and equipment was $9,866 for the year ended March 31, 2024.

Note 6 – ADVANCES TO SUPPLIERS

Advances to suppliers consist of deposits, with or advances to, outside vendors for future inventory purchases. Most of the Company’s suppliers require a certain amount of money to be deposited with them as a guarantee that the Company will receive its purchase on a timely basis. This amount is refundable and bears no interest. As of March 31, 2024, advance to suppliers consist of the following:

March 31, 2024
Advance to suppliers	$309,519
Less: reserve for vendor non-performance on advances	-
Advance to suppliers, net	$309,519

Note 7 – INVENTORY

Inventory consisted of finished goods, valued at $7,668,388 as of March 31, 2024. The Company constantly monitors its potential obsolete products and is allowed to return products close to their expiration date to its suppliers. Any loss on damaged items is immaterial and will be recognized immediately. As a result, no reserves were made for inventory as of March 31, 2024.

Note 8 – NOTES PAYABLE

The Company has credit facilities with Hangzhou United Bank (“HUB”) that provided working capital in the form of the following bank acceptance notes. Usually, the Company applies to issue a note, which is guaranteed by the bank, to its supplier to pay off its debt in a future date. Before the payment date, the bank will ask the Company to inject cash into the bank. On the payment date, the bank will pay the amount to whoever legally holds the note. As of March 31, 2024, the balances of notes payable are as follow:

		Origination	Maturity	March 31,
Beneficiary(1)	Endorser	date	date	2024
Allright	HUB	12/28/23	06/28/24	$3,793,398
Allright	HUB	03/15/24	09/15/24	981,954
Total				$4,775,352

(1)	As of March 31, 2024, the Company had $4,775,352 (RMB34,479,477) of notes payable from HUB. The Company is required to hold restricted cash in the amount of $4,089,442 (RMB29,527,000 ) with HUB as collateral against these bank notes. Included in the restricted cash is a total of $3,794,856 three-year deposit (RMB27,400,000) deposited into HUB as a collateral for current and future notes payable from HUB.

As of March 31, 2024, the Company had a credit line of approximately $0.69 million in the aggregate from HUB. By putting up a three-year deposit of $3.79 million and the restricted cash of $0.30 million deposited in the banks, the total credit line was $4.78 million. As of March 31, 2024, the Company had approximately $4.78 million of bank notes payable.

Note 9 – TAXES

Income tax

Income tax expense includes a provision for federal, state and foreign taxes based on the annual estimated effective tax rate applicable to the Company and its subsidiaries, adjusted for items which are considered discrete to the period.

For the year ended March 31, 2024, income tax expenses consisted of the following:

For the year ended March 31, 2024
Current income tax expenses	$27,427
Total income tax expenses	$27,427

A reconciliation of the income tax provision at the federal statutory rate and the effective rate is as follows:

For the year ended March 31, 2024
China income taxes	25.0%
Change in valuation allowance	(25.0)
Non-deductible expenses-permanent difference	14.1
Effective tax rate	14.1%

The Company has recorded $0 unrecognized benefit as of March 31, 2024. On the information currently available, the Company does not anticipate a significant increase or decrease to its unrecognized benefit within the next 12 months.

Note 10 – EQUITY

Ordinary shares

When the Company was incorporated in the Hong Kong SAR on June 27, 2023, 10,000 ordinary shares were authorized and 10,000 were issued to the shareholders at a par value of HKD 1 each. On August 8, 2023, 940,000 ordinary shares were authorized and 940,000 were issued to the shareholders at a par value of HKD 1 each. As of March 31, 2024, there were 950,000 ordinary shares issued and outstanding

Note 11 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date that the financial statements were available to be issued, which is September 25, 2025. All subsequent events requiring recognition as of March 31, 2024 have been incorporated into these financial statements and there are no other subsequent events that require disclosure in accordance with FASB ASC Topic 855 except the following:

On January 31, 2025, the Company entered an Equity Exchange Agreement with Mr. Lingtao Kong (the sole shareholder of Ridgeline) and Ridgetech, Inc. (a Cayman Islands exempted company). Mr. Lingtao Kong sold all of the issued and outstanding ordinary shares of Ridgeline to Ridgetech, Inc. The transaction was closed on February 28, 2025.

UNAUDITED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2024 AND MARCH 31, 2024
(IN U.S. DOLLARS)

	As of September 30, 2024	As of March 31, 2024
ASSETS
CURRENT ASSETS
Cash	1,021,292	1,613,848
Restricted cash	3,904,469	4,089,442
Trade accounts receivables, net	7,806,740	3,846,390
Inventories	1,376,350	7,668,388
Other receivables, net	179,876	24,728
Advances to suppliers, net	39,525	309,519
Other current assets	5,223	316,197
Total current assets	14,333,475	17,868,512

PROPERTY AND EQUIPMENT, net	4,570	41,022

OTHER ASSETS
Other noncurrent assets	—	162
Total other assets	—	162
Total assets	14,338,045	17,909,696

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable, trade	7,734,225	11,700,657
Notes payable	3,869,467	4,775,352
Other payables	2,074,317	40,059
Customer deposits	87,882	1,166,919
Taxes payable	(9,783)	21,606
Accrued liabilities	515	276
Total current liabilities	13,756,623	17,704,869
Total liabilities	13,756,623	17,704,869

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	122,278	121,392
Retained earnings	445,996	79,444
Accumulated other comprehensive income	13,148	3,991
Total stockholders’ equity	581,422	204,827

Noncontrolling interests
Total equity	581,422	204,827

Total liabilities and stockholders’ equity	14,338,045	17,909,696

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024
(IN U.S. DOLLARS)

For the six months ended September 30, 2024
REVENUES, NET	44,011,252
COST OF GOODS SOLD	43,047,651
GROSS PROFIT	963,601
SELLING EXPENSES	385,302
GENERAL AND ADMINISTRATIVE EXPENSES	211,961
TOTAL OPERATING EXPENSES	597,263

GAIN FROM OPERATIONS	366,338
INTEREST INCOME	5,025
OTHER INCOME (EXPENSE), NET	1,447
GAIN BEFORE INCOME TAXES	372,810
PROVISION FOR INCOME TAXES	272
NET INCOME	372,538

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024
(IN U.S. DOLLARS)

For the six months ended September 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$372,538
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,535
Change in operating assets and liabilities:
Accounts receivable	(3,960,350)
Inventories and biological assets	6,292,038
Other receivables	(155,148)
Advances to suppliers	269,994
Other current assets	310,974
Other noncurrent assets	162
Accounts payable	(3,966,432)
Other payables and accrued liabilities	2,034,497
Deferred revenue	(1,079,037)
Taxes payable	(31,389)
Net cash provided by operating activities	91,382

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	3,904,914
Repayment of notes payable	(4,810,799)
Net cash used in financing activities	(905,885)

EFFECT OF EXCHANGE RATE ON CASH	36,974

DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(777,529)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	5,703,290
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$4,925,761

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$272

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 — DESCRIPTION OF BUSINESS AND ORGANIZATION

Ridgeline International Limited (“Ridgeline,” or the “Company”) is a Hong Kong holding company with no operation. Allright (Hangzhou) Internet Technology Co., Ltd. (“Allright”) is a 100% owned subsidiary which operates in the B2B sector, providing wholesale distribution through self-operated and third-party platforms, with a focus on pharmaceuticals, medical devices, health foods, cosmetics, and daily necessities in the People’s Republic of China (“China” or the “PRC”). Since its inception, Allright has continued to expand its wholesale business throughout China. In the recent years, Allright has engaged in obtaining the wholesale business from popular online B2B platforms in China and developed its own B2B trading platform. As a result, Allright achieved a rapid growth in the year ended March 31, 2024 and in the six months ended September 30, 2024.

Note 2 — CASH AND CASH EQUIVALENTS

The Company’s restricted cash consists of cash and long-term deposits in a bank as security for its notes payable. The Company has notes payable outstanding with the bank and is required to keep certain amounts on deposit that are subject to withdrawal restrictions. The notes payable are generally short term in nature due to their short maturity period of six to nine months; thus, restricted cash is classified as a current asset.

The following represents a reconciliation of cash and cash equivalents in the consolidated balance sheets to total cash, cash equivalents and restricted cash in the consolidated statements of cash flows as of September 30, 2024 and March 31, 2024:

	September 30, 2024	March 31, 2023
Cash and cash equivalents	$1,021,292	$1,613,848
Restricted cash	3,904,469	4,089,442
Cash, cash equivalents and restricted cash	$4,925,761	$5,703,290

NOTE 3 — TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as necessary. The Company uses the expected credit loss method to estimate the allowance for anticipated uncollectible receivable balances. At each reporting period, the allowance balance is adjusted to reflect the amount computed as a result of the expected credit loss method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, a corresponding adjustment is made to the allowance account as a change in estimate.

Trade accounts receivable consisted of the following:

	September 30, 2024	March 31, 2024
Accounts receivable	$7,901,468	$3,846,390
Less: allowance for doubtful accounts	(94,728)	—
Accounts receivable, net	$7,806,740	$3,846,390

NOTE 4 — INVENTORIES

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first in first out (FIFO) method. The Company periodically reviews its inventory and records write-downs to inventories for shrinkage losses and damaged merchandise that are identified. The Company provides a reserve for estimated inventory obsolescence or excess quantities on hand equal to the difference, if any, between the cost of the inventory and its estimated realizable value.

Inventories consisted of finished goods, valued at $1,376,350 and $7,668,388 as of September 30, 2024 and March 31, 2024, respectively. The Company constantly monitors its potential obsolete products and is allowed to return products close to their expiration date to its suppliers. Any loss on damaged items is immaterial and will be recognized immediately. As a result, no reserves were made for inventory as of September 30, 2024 and March 31, 2024.

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, net of accumulated depreciation or amortization. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, taking into consideration the assets’ estimated residual value. Following are the estimated useful lives of the Company’s property and equipment:

Estimated Useful Life
Office equipment & furniture	3 – 5 years

Maintenance, repairs and minor renewals are charged to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

Property and equipment consisted of the following:

	September 30, 2024	March 31, 2024
Office equipment and furniture	$22,786	$66,104
Less: Accumulated depreciation	(18,216)	(25,082)
Property and equipment, net	$4,570	$41,022

Total depreciation expense for property and equipment was $3,535 and $9,866 for the six months ended September 30, 2024 and for the year ended March 31, 2024, respectively. There were no fixed assets impaired in the six months ended September 30, 2024 and in the year ended March 31, 2024.

Note 6 — ADVANCES TO SUPPLIERS

Advances to suppliers consist of deposits, with or advances to, outside vendors for future inventory purchases. Certain Company’s suppliers require a certain amount of money to be deposited with them as a guarantee that the Company will receive its purchase on a timely basis. This amount is refundable and bears no interest. As of September 30, 2024 and March 31, 2024, advance to suppliers consist of the following:

	September 30, 2024	March 31, 2024
Advance to suppliers	$52,366	$309,519
Less: reserve for vendor non-performance on advances	(12,841)	—
Advance to suppliers, net	$39,525	$309,519

Note 7 — NOTES PAYABLE

During the normal course of business, the Company regularly issues bank acceptance bills as a payment method to settle outstanding accounts payables with various material suppliers. The Company records such bank acceptance bills as notes payable. Such notes payable are generally short term in nature due to their short maturity period of six to nine months.

The Company has credit facilities with Hangzhou United Bank (“HUB”) that provided working capital in the form of the following bank acceptance notes. Usually, the Company applies to issue a note, which is guaranteed by the bank, to its supplier to pay off its debt in a future date. Before the payment date, the bank will ask the Company to inject cash into the bank. On the payment date, the bank will pay the amount to whoever legally holds the note. As of at September 30, 2024 and March 31, 2024, the balances of notes payable are as follow:

Beneficiary	Endorser	Origination date	Maturity date	September 30, 2024	March 31, 2024
Allright	HUB	12/28/23	06/28/24	$—	$3,793,398
Allright	HUB	03/15/24	09/15/24	—	981,954
Allright	HUB	06/28/24	12/28/24	3,846,897	—
Allright	HUB	07/12/24	01/12/25	22,570	—
Total				$3,869,467	$4,775,352

As of September 30, 2024, the Company had a credit line of approximately $0.72 million in the aggregate from HUB. By putting up a three-year deposit of $3.90 million, the total credit line was $4.62 million. As of September 30, 2024, the Company had approximately $3.87 million of bank notes payable and approximately $0.75 million bank credit line was still available for further borrowing.

Note 8 — TAXES

Income tax

Income tax expense includes a provision for federal, state and foreign taxes based on the annual estimated effective tax rate applicable to the Company and its subsidiaries, adjusted for items which are considered discrete to the period.

The effective tax rates on income before income taxes for the six months ended September 30, 2024 was 0.1%. The 0.1% rate adjustments for the six months ended September 30, 2024 represent expenses that primarily include legal, accounting and other expenses incurred by the Company that are not deductible for PRC income tax.

The effective tax rates on income before income taxes for the year ended March 31, 2024 was 14.1%. The 14.1% rate adjustments for the year ended March 31, 2024 represent expenses that primarily include legal, accounting and other expenses incurred by the Company that are not deductible for PRC income tax.

A reconciliation of the income tax provision at the federal statutory rate and the effective rate is as follows:

	For the six months ended September 30, 2024	For the year ended March 31, 2024
China income taxes	25.0%	$25.0%
Change in valuation allowance	(25.0)	(25.0)
Non-deductible expenses-permanent difference	0.1	14.1
Effective tax rate	0.1%	$14.1%

The Company has recorded no unrecognized benefit as of September 30, 2024. On the information currently available, the Company does not anticipate a significant increase or decrease to its unrecognized benefit within the next 12 months.

Note 9 — POSTRETIREMENT BENEFITS

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The contribution for each employee is based on a percentage of the employee’s current compensation as required by the local government. The Company contributed $163,667, and $349,961 in employment benefits and pension for the six months ended September 30, 2024 and for the year ended March 31, 2024, respectively.

Note 10 — FOREIGN CURRENCY TRANSLATION

The Company uses the United States dollar (“U.S. dollars” or “USD”) for financial reporting purposes. The Company’s subsidiary maintain their books and records in their functional currency the Renminbi (“RMB”), the currency of the PRC.

In general, for consolidation purposes, the Company translates the assets and liabilities of its subsidiary into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statements of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the financial statements of the subsidiaries are recorded as accumulated other comprehensive income.

The balance sheet amounts, with the exception of equity, at September 30, 2024 and March 31, 2024 were translated at 1 USD to 7.0176 RMB and at 1 USD to 7.2203 RMB, respectively. The average translation rates applied to income and cash flow statement amounts for the six months ended September 30, 2024 and for the year ended March 31, 2024 were at 1 USD to 7.2023 RMB and at 1 USD to 7.1671 RMB, respectively.

ENFORCEABILITY OF CIVIL LIABILITIES

We are registered under the laws of the Cayman Islands as an exempted company. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less prescriptive body of securities laws as compared to the United States and some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.

We have been advised by Conyers, Dill & Pearman LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. The Cayman Islands court will not enforce criminal fines and tax judgments and judgments that are contrary to Cayman Islands public policy. However, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Substantially all of our assets are located outside the United States. In addition all or a substantial portion of the assets of the members of our board of directors and of our officers are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System, with offices at 28 Liberty St., New York, NY 10005, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of this offering.

Zhejiang Minhe Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China, would:

●	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States so far as the liabilities imposed by those provisions are penal in nature; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have been advised by our PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of U.S. courts or Cayman courts obtained against us or these persons predicated upon the civil liability provisions of the U.S. federal and state securities laws or Cayman Island laws. Zhejiang Minhe Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

Up to [●] Ordinary Shares

Ridgetech, Inc.

Prospectus

              , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides that our officers and directors will be indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In addition, we have entered into an indemnification agreement with each of our directors and officers. Under these agreements, we agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

As part of the Restructuring Transactions, the Company entered into an Equity Exchange Agreement dated January 31, 2025, pursuant to which it acquired Ridgeline from its sole shareholder, Lingtao Kong, effective February 28, 2025. In exchange for all of the issued and outstanding ordinary shares of Ridgeline, the Company issued 2,225,000 of its ordinary shares to Mr. Kong. The issuance was made in reliance on the exemptions from registration provided by Regulation D and Regulation S under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1	Fourth Amended and Restated Memorandum and Articles of Association (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on June 4, 2025)
4.1	Share Exchange Agreement among Kerrisdale Mining Corporation, certain of its stockholders, Renovation Investment (Hong Kong) Co., Ltd. and its shareholders dated September 17, 2009 (Incorporated by reference to Exhibit 2.1 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
4.2	Description of Securities (Incorporated herein by reference to Exhibit 2.2 to the registrant’s annual report on Form 20-F for the year ended March 31, 2025)
4.3	Specimen of Ordinary Shares Certificate (incorporated by reference to Exhibit 4.1 to the predecessor of the registrant’s Registration Statement On Form SB-2 filed on November 28, 2007)
4.4	Agreement and Plan of Merger by and between China Jo-Jo Drugstores, Inc. and China Jo-Jo Drugstores Holdings, Inc., Dated May 14, 2021 (Incorporated by reference to Exhibit 2.1 to the predecessor of the registrant’s Current Report on Form 8-k filed on May 14, 2021)
5.1*	Opinion of Conyers Dill & Pearman LLP regarding the validity of the securities being registered
10.1	Consulting Services Agreement between Zhejiang Jiuxin Investment Management Co., Ltd. (“Jiuxin Investment”) and Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. (“Jiuzhou Pharmacy”) dated August 1, 2009 (Incorporated by reference to Exhibit 99.5 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.2	Operating Agreement among Jiuxin Investment, Jiuzhou Pharmacy and its owners dated August 1, 2009 (Incorporated by reference to Exhibit 99.6 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.3	Equity Pledge Agreement among Jiuxin Investment, Jiuzhou Pharmacy and its owners dated August 1, 2009 (Incorporated by reference to Exhibit 99.7 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.4	Option Agreement among Jiuxin Investment, Jiuzhou Pharmacy and its owners dated August 1, 2009 (Incorporated by reference to Exhibit 99.8 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.5	Voting Rights Proxy Agreement among Jiuxin Investment, Jiuzhou Pharmacy and its owners dated August 1, 2009 (Incorporated by reference to Exhibit 99.9 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.6	Consulting Services Agreement between Jiuxin Investment and Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine (General Partnership) (“Jiuzhou Clinic”) dated August 1, 2009 (Incorporated by reference to Exhibit 99.10 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.7	Operating Agreement among Jiuxin Investment, Jiuzhou Clinic and its owners dated August 1, 2009 (Incorporated by reference to Exhibit 99.11 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.8	Equity Pledge Agreement among Jiuxin Investment, Jiuzhou Clinic and its owners dated August 1, 2009 (Incorporated by reference to Exhibit 99.12 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.9	Option Agreement among Jiuxin Investment, Jiuzhou Clinic and its owners dated August 1, 2009 (Incorporated by reference to Exhibit 99.13 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.10	Voting Rights Proxy Agreement among Jiuxin Investment, Jiuzhou Clinic and its owners dated August 1, 2009 (Incorporated by reference to Exhibit 99.14 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.11	Consulting Services Agreement between Jiuxin Investment and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd. (“Jiuzhou Service”) dated August 1, 2009 (Incorporated by reference to Exhibit 99.15 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.12	Operating Agreement among Jiuxin Investment, Jiuzhou Service and its owners dated August 1, 2009 (Incorporated by reference to Exhibit 99.16 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)

10.13	Equity Pledge Agreement among Jiuxin Investment, Jiuzhou Service and its owners dated August 1, 2009 (Incorporated by reference to Exhibit 99.17 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.14	Option Agreement among Jiuxin Investment, Jiuzhou Service and its owners dated August 1, 2009 (Incorporated by reference to Exhibit 99.18 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.15	Voting Rights Proxy Agreement among Jiuxin Investment, Jiuzhou Service and its owners dated August 1, 2009 (Incorporated by reference to Exhibit 99.19 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 24, 2009)
10.16	Amendment to Consulting Services Agreement between Jiuxin Investment and Jiuzhou Pharmacy dated October 27, 2009 (Incorporated by reference to Exhibit 99.1 to the predecessor of the registrant’s Current Report on Form 8-K filed on October 30, 2009)
10.17	Amendment to Operating Agreement between Jiuxin Investment and Jiuzhou Pharmacy dated October 27, 2009 (Incorporated by reference to Exhibit 99.2 to the predecessor of the registrant’s Current Report on Form 8-K filed on October 30, 2009)
10.18	Amendment to Option Agreement between Jiuxin Investment and Jiuzhou Pharmacy dated October 27, 2009 (Incorporated by reference to Exhibit 99.3 to the predecessor of the registrant’s Current Report on Form 8-K filed on October 30, 2009)
10.19	Amendment to Voting Rights Proxy Agreement between Jiuxin Investment and Jiuzhou Pharmacy dated October 27, 2009 (Incorporated by reference to Exhibit 99.4 to the predecessor of the registrant’s Current Report on Form 8-K filed on October 30, 2009)
10.20	Amendment to Consulting Services Agreement between Jiuxin Investment and Jiuzhou Clinic dated October 27, 2009 (Incorporated by reference to Exhibit 99.5 the predecessor of the registrant’s Current Report on Form 8-K filed on October 30, 2009)
10.21	Amendment to Operating Agreement between Jiuxin Investment and Jiuzhou Clinic dated October 27, 2009 (Incorporated by reference to Exhibit 99.6 to the predecessor of the registrant’s Current Report on Form 8-K filed on October 30, 2009)
10.22	Amendment to Option Agreement between Jiuxin Investment and Jiuzhou Clinic dated October 27, 2009 (Incorporated by reference to Exhibit 99.7 to the predecessor of the registrant’s Current Report on Form 8-K filed on October 30, 2009)
10.23	Amendment to Voting Rights Proxy Agreement between Jiuxin Investment and Jiuzhou Clinic dated October 27, 2009 (Incorporated by reference to Exhibit 99.8 to the predecessor of the registrant’s Current Report on Form 8-K filed on October 30, 2009)
10.24	Amendment to Consulting Services Agreement between Jiuxin Investment and Jiuzhou Service dated October 27, 2009 (Incorporated by reference to Exhibit 99.9 to the predecessor of the registrant’s Current Report on Form 8-K filed on October 30, 2009)
10.25	Amendment to Operating Agreement between Jiuxin Investment and Jiuzhou Service dated October 27, 2009 (Incorporated by reference to Exhibit 99.10 to the predecessor of the registrant’s Current Report on Form 8-K filed on October 30, 2009)
10.26	Amendment to Option Agreement between Jiuxin Investment and Jiuzhou Service dated October 27, 2009 (Incorporated by reference to Exhibit 99.11 to the predecessor of the registrant’s Current Report on Form 8-K filed on October 30, 2009)
10.27	Amendment to Voting Rights Proxy Agreement between Jiuxin Investment and Jiuzhou Service dated October 27, 2009 (Incorporated by reference to Exhibit 99.12 to the predecessor of the registrant’s Current Report on Form 8-K filed on October 30, 2009)
10.28	Director Offer Letter with Caroline Wang dated as of March 29, 2017 (Incorporated by reference to Exhibit 10.33 to the predecessor of the registrant’s Annual Report on Form 10-K filed on June 29, 2017)
10.29	Director Offer Letter with Genghua Gu dated December 9, 2013 (Incorporated by reference to Exhibit 99.1 to the predecessor of the registrant’s Current Report on Form 8-K filed on December 12, 2013)
10.30	Form of the Non-statutory Stock Option Agreement (Incorporated by reference to Exhibit 10.2 to the predecessor of the registrant’s Current Report on Form 8-K filed on November 24, 2014)
10.31	Form of the Restricted Stock Award Agreement for the issuance on November 27, 2015 (Incorporated by reference to Exhibit 10.1 to the predecessor of the registrant’s Current Report on Form 8-K filed on December 2, 2015)
10.32	Offer Letter to Mr. Jiangliang He dated September 4, 2018 (Incorporated by reference to Exhibit 10.1 to the predecessor of the registrant’s Current Report on Form 8-K filed on September 6, 2018)

10.33	Director Offer Letter with Ms. Pingfan Wu, dated October 26, 2018 (Incorporated by reference to Exhibit 10.1 to the predecessor of the registrant’s Current Report on Form 8-K filed on October 26, 2018)
10.34	Equity Exchange Agreement, dated as of January 31, 2025, by and among China Jo-Jo Drugstores, Inc., Ridgeline International Limited and Lingtao Kong (Incorporated by reference to Exhibit 10.1 to the registrant’s Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on February 3, 2025)
10.35	Equity Exchange Agreement, dated as of January 31, 2025, by and among China Jo-Jo Drugstores, Inc., Renovation Investment (Hong Kong) Co., Ltd., Lei Liu, Li Qi, and Oakview International Limited (Incorporated by reference to Exhibit 10.2 to the registrant’s Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on February 3, 2025)
10.36	Form of Purchase Agreement, dated June 11, 2024, by and among China Jo-Jo Drugstores, Inc. and purchasers listed on Schedule A thereto (Incorporated by reference to Exhibit 10.1 to the registrant’s Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on June 11, 2024)
10.37	Form of Purchase Agreement, dated May 10, 2024, by and among China Jo-Jo Drugstores, Inc. and purchasers listed on Schedule A thereto (Incorporated by reference to Exhibit 10.1 to the registrant’s Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on May 10, 2024)
10.38	Form of Purchase Agreement, dated April 29, 2024, by and among China Jo-Jo Drugstores, Inc. and purchasers listed on Schedule A thereto (Incorporated by reference to Exhibit 10.1 to the registrant’s Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on April 29, 2024)
10.39	China Jo-Jo Drugstores, Inc. Third Amended and Restated 2010 Equity Incentive Plan (Incorporated by reference to Annex A to the Notice for the Annual General Meeting of the Shareholders furnished as Exhibit 99.1 to the registrant’s Report of Foreign Private Issuer on Form 6-K to the Commission on November 14, 2023)
10.40	Supply Agreement between Zhejiang Jiuxin Medicine Co., Ltd. and Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., dated February 28, 2025 (English translation) (Incorporated herein by reference to Exhibit 4.40 to the registrant’s Annual Report on Form 20-F for the year ended march 31, 2025).
10.41	Investor Rights Agreement by and among the Company, Jiuzhou Pharmacy, Mr. Lei Liu, Ms. Li Qi and CareRetail Holdings Limited dated January 3, 2017 (Incorporated by reference to Exhibit 10.2 to the predecessor of the registrant’s Current Report on Form 8-K filed on January 4, 2017)
21.1	List of Subsidiaries (Incorporated herein by reference to Exhibit 8.1 to the registrant’s Annual Report on Form 20-F for the year ended march 31, 2025)
23.1*	Consent of Conyers Dill & Pearman LLP (Included in Exhibit 5.1)
23.2*	Consent of YCM CPA Inc.
23.3*	Consent of Zhejiang Minhe Law Firm.
24.1*	Power of Attorney (included on the signature page)
107*	Filing Fee Table
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File, formatted in iXBRL and contained in Exhibit 101.

*	Filed herewith

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hangzhou, Zhejiang Province, China, on September 25, 2025.

RIDGETECH, INC.

By:	/s/ Ming Zhao
	Name:	Ming Zhao
	Title:	Interim Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ming Zhao, individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, in his or her name, place and stead, in any and all capacities (including his/her capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on September 25, 2025.

Name	Title

/s/ Lingtao Kong	Chairman of the Board of Directors
Lingtao Kong

/s/ Ming Zhao	Interim Chief Executive Officer and Chief Financial Officer
Ming Zhao	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Caroline Wang	Independent Director
Caroline Wang

/s/ Jiangliang He	Independent Director
Jiangliang He

/s/ Genghua Gu	Independent Director
Genghua Gu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Ridgetech, Inc., has signed this registration statement thereto in New York, NY on September 25, 2025.

Authorized U.S. Representative

CT Corporation System
28 Liberty Street, New York, NY 10005

By:	/s/ David Westcott
	Name:	David Westcott
	Title:	Assistant Secretary